Execution Version

Date: July 28, 2025

transaction support agreement
between
ardagh group s.a. CERTAIN OTHER COMPANY PARTIES
the consenting ssn holders
the consenting sun holders
THE CONSENTING PIK NOTE HOLDERS
THE SPONSOR
THE SHAREHOLDER and
THE Exchange and Tabulation Agent

THIS TRANSACTION SUPPORT AGREEMENT AND THE TERM SHEET ATTACHED TO THIS TRANSACTION SUPPORT AGREEMENT COLLECTIVELY DESCRIBE A PROPOSED TRANSACTION RELATING TO ARDAGH GROUP S.A., A LUXEMBOURG INCORPORATED COMPANY, AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES ON THE TERMS AND CONDITIONS SET OUT IN “EXHIBIT A” ATTACHED TO THIS TRANSACTION SUPPORT AGREEMENT.

THIS Transaction Support Agreement IS NOT AN OFFER, acceptance OR SOLICITATION WITH RESPECT TO ANY SECURITIES, loans or other instruments OF THE COMPANY Parties (As defined below). THIS transaction support agreement IS A SETTLEMENT PROPOSAL PROTECTED BY RULE 408 OF THE U.S. FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS Transaction Support Agreement DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS AND AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TRANSACTION SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS and conditions SET FORTH IN THIS TRANSACTION SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and any other exhibits, annexes, and schedules hereto in accordance with Section 20.1, this “Agreement”) is made and entered into as of July 28, 2025 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (1) through (7) of this preamble, a “Party” and, collectively, the “Parties”):

1.	(i) ARDAGH GROUP S.A., a public limited liability company (société anonyme) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B160804 (the “Company”), (ii) ARDAGH INVESTMENTS HOLDINGS SARL, a private limited liability company (société à responsabilité limitée) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B266803 (“AIHS”), (iii) ARDAGH PACKAGING FINANCE PUBLIC LIMITED COMPANY, a public limited company incorporated under the Laws of the Republic of Ireland, with its registered office at Ardagh House, South County Business Park, Leopardstown, Dublin 18, Dublin, Ireland and registered with the CRO under number 489258, and (iv) ARDAGH HOLDINGS USA INC., a corporation incorporated under the Laws of the State of Delaware, with its registered office at Corporation Trust Center 1209 Orange St, Wilmington DE, United States of America and registered with the Division of Corporations under number 4657855, and each of the Company’s subsidiaries that in the future executes and delivers counterpart signature pages to this Agreement to counsel to the Parties (collectively, the “Company Parties”);

2.	Each of the undersigned beneficial owners (or nominees, investment managers, advisors or subadvisors for, or subaccount or funds of, the beneficial owners) of the Existing SSNs, in each case, as identified on the signature pages hereto (the “Original Consenting SSN Holders”), or that have executed and delivered to the Exchange and Tabulation Agent a Joinder or a Transfer Notice (the “Additional Consenting SSN Holders” and, together with the Original Consenting SSN Holders, the “Consenting SSN Holders”);
3.	Each of the undersigned beneficial owners (or nominees, investment managers, advisors or subadvisors for, or subaccount or funds of, the beneficial owners) of the Existing SUNs, in each case, as identified on the signature pages hereto (the “Original Consenting SUN Holders”), or that have executed and delivered to the Exchange and Tabulation Agent a Joinder or a Transfer Notice (the “Additional Consenting SUN Holders” and, together with the Original Consenting SUN Holders, the “Consenting SUN Holders”);
4.	Each of the undersigned beneficial owners (or nominees, investment managers, advisors or subadvisors for, or subaccount or funds of, the beneficial owners) of the Existing PIK Notes (other than the Shareholder), in each case, as identified on the signature pages hereto (the “Original Consenting PIK Holders”), or that have executed and delivered to the Exchange and Tabulation Agent a Joinder or a Transfer Notice (the “Additional Consenting PIK Holders” and, together with the Original Consenting PIK Holders, the “Consenting PIK Holders”);
5.	YEOMAN CAPITAL S.A. a private limited liability company (société anonyme) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B131609 (the “Sponsor”);
6.	Paul Coulson (the “Shareholder”); and
7.	Kroll Issuer Services Limited, a company incorporated under the laws of England and Wales with its registered address at The News Building, 3 London Bridge Street, London SE1 9SG, United Kingdom and with registered number 5098454 in its capacity as exchange and tabulation agent for the Consent Solicitations and SSN Exchange Offer, each as defined herein (the “Exchange and Tabulation Agent”).

RECITALS

WHEREAS, the Parties have agreed to undertake and support certain transactions (the “Recapitalization Transaction”) consistent with and subject to the terms and conditions set forth in the term sheet annexed hereto as Exhibit A (together with any schedules, annexes, and exhibits attached thereto, and as may be modified in accordance with the terms thereof and Section 18 hereof, the “Term Sheet”);

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WHEREAS, the Parties have in good faith and at arm’s length negotiated the Recapitalization Transaction on the terms set forth in this Agreement and the Term Sheet; and

WHEREAS, the Parties have agreed to take certain actions in support of the Recapitalization Transaction on the terms and conditions set forth in this Agreement and the Term Sheet.

NOW, THEREFORE, in consideration of the promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1
Definitions and Interpretation

1.1	Definitions. The following terms shall have the following definitions:

“75% Condition” means the SSN 75% Alternative Condition, the SUN 75% Alternative Condition and/or the PIK 75% Alternative Condition, as applicable, each having the meaning given to such term in the Implementation Term Sheet.

“ABL” means the credit and guaranty agreement dated as of December 7, 2017, as amended on April 3, 2019, May 20, 2021 and March 30, 2022, between (among others) the Company as Parent and Guarantor, Ardagh Glass Sales Limited as Irish Borrower and Guarantor, Ardagh Treasury Limited as Irish Borrower, Citibank, N.A. as Administrative Agent, and the other Borrowers, Guarantors and Lenders thereto.

“Additional Consenting Noteholder” means an Additional Consenting PIK Holder, an Additional Consenting SUN Holder or an Additional Consenting SSN Holder (as applicable).

“Additional Consenting PIK Holders” has the meaning set forth in the preamble to this Agreement.

“Additional Consenting SSN Holders” has the meaning set forth in the preamble to this Agreement.

“Additional Consenting SUN Holders” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any specified Person or Entity, any other Person or Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or Entity, including any Related Fund. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person or Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person or Entity, whether through the ownership of voting securities, by agreement, or otherwise; provided that Parties with investments managed by separate Persons, Entities, trading desks, fund(s), account(s), business groups or units therein shall not be deemed to be Affiliates of one another solely as a result of such Persons, Entities, trading desks, fund(s), account(s), business groups, or units therein being under common control nor shall Entities specified on the Party’s signature page hereto, in each case, including, without limitation, to the extent excluded on the Party’s signature page hereto. For the avoidance of doubt, any reference in this Agreement to: (i) Affiliates of the Sponsor and Shareholder shall exclude the Company Parties and their controlled Affiliates; and (ii) Affiliates of the Company Parties shall exclude the Shareholder and his controlled Affiliates and the Sponsor and its controlled Affiliates (other than the Company Parties).

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“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 20.1 (including the Term Sheet).

“Agreement Effective Date” has the meaning given to such term in Section 2.1 of this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Noteholder that becomes a Party after the Agreement Effective Date, as of the date such Consenting Noteholder becomes a Party) to the Termination Date applicable to that Party.

“AIHS” has the meaning set forth in the preamble to this Agreement.

“AIS” means Ardagh Investments Sarl, a private limited liability company (société à responsabilité limitée) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B285426.

“Alternative Transaction” means any oral or written plan, inquiry, proposal, offer, bid, term sheet, discussions or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, winding up, receivership, assignment for the benefit of creditors, tender offer, recapitalization, refinancing, workout, share exchange, extension, business combination, partnership, plan of arrangement, plan of reorganization, plan of liquidation, tender offer, joint venture or similar transaction to any of the foregoing involving any of the Company Parties and/or any of their respective Material Subsidiaries or all or any material portion of the assets, debt, or equity of any of the Company Parties and/or any of their respective subsidiaries, that in each case, would reasonably be expected to materially interfere with, or preclude consummation of, or is an alternative to, the Recapitalization Transaction; provided, however, that the Recapitalization Transaction shall not be considered an Alternative Transaction so long as such transactions are consistent in all respects with (a) the terms of this Agreement, including the Term Sheet, as it may be amended in accordance with Section 18, and (b) the consent rights set forth herein; and provided further that Permitted Contingency Planning shall not constitute an Alternative Transaction.

“Alternative Transaction Proposal” means any inquiry, expression of interest, proposal, offer, bid, term sheet, discussion, or agreement (in each case, whether oral or written) with respect to an Alternative Transaction.

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“AMPSA” means Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B251465.

“Announcer” has the meaning given to such term in Section 20.14 of this Agreement.

“ARDF” means ARD Finance S.A., a public limited liability company (société anonyme) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B160806.

“ARDGFH” means ARD Group Finance Holdings S.A., a public limited liability company (société anonyme) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B209270.

“ARDH” means ARD Holdings S.A., a public limited liability company (société anonyme) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B53248.

“ARDSFS” means ARD Securities Finance Sarl, a private limited liability company (société à responsabilité limitée) incorporated under the Laws of Luxembourg, with its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the RCS under number B220726.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in Dublin, London, Luxembourg or the state of New York.

“Buyout” means the sale of Yeoman Capital S.A. in accordance with the terms of the Buyout Term Sheet.

“Buyout Closing Date” has the meaning given to the term “Closing Date” in the Buyout Term Sheet.

“Buyout Term Sheet” means Part G of the Term Sheet.

“Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of title 11 of the United States Code.

“Closing Date” means the date of the satisfaction (or waiver, if applicable) of the closing conditions set forth in the Definitive Documents and the consummation of the Recapitalization Transaction, as further described in the Term Sheet.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Advisors” means, collectively:

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(a)	Elvinger Hoss Prussen, société anonyme, as Luxembourg counsel to the Company;
(b)	Houlihan Lokey, Inc. (“Houlihan”), as financial advisor and investment banker to the Company;
(c)	Kirkland & Ellis LLP (and its affiliated entity Kirkland & Ellis International LLP) (together, “Kirkland”) as lead counsel to the Company;
(d)	William Fry LLP as Irish counsel to the Company; and
(e)	any other professional advisors that the Company reasonably engages to advise on the Recapitalization Transaction.

“Company Claims” means, collectively, any Claim against ARDF, a Company Party, or a wholly or partially owned direct or indirect subsidiary of any Company Party (other than AMPSA and its wholly or partially owned direct or indirect subsidiaries), including any Senior Notes Claims and PIK Notes Claim.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of any “cleansing materials” or other public disclosure of material non-public information, in connection with the Recapitalization Transaction.

“Consensual Conditions” means the SSN 90% Condition, SUN 90% Condition and PIK 90% Condition, each as defined in the Implementation Term Sheet.

“Consent Solicitations” has the meaning given to such term in the Implementation Term Sheet.

“Consent Solicitation Memorandum” has the meaning given to such term in the Implementation Term Sheet.

“Consenting Noteholder Releasing Party” means any Consenting Noteholder in its capacity as a releasing party pursuant to Section 19.

“Consenting Noteholders” means the Consenting SSN Holders, the Consenting SUN Holders and the Consenting PIK Holders other than the Shareholder.

“Consenting PIK Holders” has the meaning set forth in the preamble to this Agreement.

“Consenting SSN Holders” has the meaning set forth in the preamble to this Agreement.

“Consenting SUN Holders” has the meaning set forth in the preamble to this Agreement.

“Court” means the High Court of Justice of England and Wales.

“Definitive AGSA Organizational Documents” means the articles of association, any shareholder agreement, any investment agreement, and any similar constitutional, organizational or governance documents of Ardagh Group S.A.

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“Definitive Documents” means all the documents, letters, opinions, instruments, deeds, notifications, agreements and filings necessary or desirable for the documentation, implementation and/or consummation of the Recapitalization Transaction, including, without limitation: (a) the Definitive Equitization Documents; (b) the Definitive Exchange SSNs Documents; (c) the Definitive New Money Documents; (d) the Tax Structuring Paper; (e) the Implementation Steps Plan; (f) all material filings for regulatory or other authorizations, rulings, or approvals from any Governmental Body necessary to be obtained by the Company Parties to implement the Recapitalization Transaction, including any Form 6-K; (g) the Consent Solicitation Memorandum and any other consent solicitation or exchange offer in connection with the Recapitalization Transaction; (h) any supplemental indenture to the Existing SSN Indentures, the Existing SUN Indentures and the Existing PIK Indenture; (i) the Definitive AGSA Organizational Documents; (j) the Scheme Documents (if required); (k) the SPA, (l) any other definitive documentation as is necessary to or desirable to consummate the Recapitalization Transaction as agreed by the Company Parties, Required SSN Group Members, Required SUN Group Members and the Sponsor (in each case to the extent provided for in Section 3.2 of this Agreement); (m) this Agreement; and (n) any other exhibit, schedules, amendments, waivers, modifications, supplements, filings or appendices, or other documents and/or agreements related to the foregoing.

“Definitive Equitization Documents” means any documents, letters, opinions, instruments, deeds, notifications, agreements and filings delivered or entered into in connection with the issuance, allocation, transfer, disposition, sale or other transaction which has a substantially similar effect of delivering all ordinary shares in the Company (or any other entity as may be agreed between the Sponsor, Company, Required SSN Group Members, and the Required SUN Group Members) to Existing SUN Holders and (if applicable) Existing PIK Holders in accordance with the terms of this Agreement and the Term Sheet.

“Definitive Exchange SSNs Documents” means (a) the indenture or any other documentation governing the terms of the Exchange SSNs to implement the terms of the SSN Exchange Offer in accordance with the terms of this Agreement and the Term Sheet; and (b) any other documents, letters, opinions, instruments, deeds, notifications, agreements and filings delivered or entered into in connection with the Exchange SSNs, including, without limitation, any guarantee agreements, pledge and collateral agreements or other security documents related to the Exchange SSNs.

“Definitive New Money Documents” means (a) the credit agreement, indenture or any other documentation governing the terms of the New Money Debt to implement the terms of the New Money Debt in accordance with the terms of this Agreement and the Term Sheet; and (b) any other documents, letters, opinions, instruments, deeds, notifications, agreements and filings delivered or entered into in connection with the New Money Debt, including, without limitation, any guarantee agreements, pledge and collateral agreements, intercreditor or ranking agreements or other security documents related to the New Money Debt.

“Diligence Materials” means the information request list in the form agreed between Houlihan, PWP and PJT.

“Early Consent Consideration” has the meaning given to such term in the Implementation Term Sheet.

“Early Consent Time” has the meaning given to such term in the Implementation Term Sheet.

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“Enforcement Action” has the meaning given to such term in the Existing Intercreditor Agreement.

“Entity” means any person, individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Equity Interests” means, with respect to any Person, (a) any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests, or other equity, ownership, beneficial, or profits interests in each case, that are directly or indirectly held by such Person; and (b) any options, warrants, securities, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other agreements, arrangements, or rights of any kind that are convertible into, exercisable, or exchangeable for, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests, or other equity, ownership, beneficial, or profits interests in each case that are directly or indirectly held by such Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange SSNs” has meaning given to such term in the Implementation Term Sheet.

“Excluded Claims” has the meaning given to such term in Section 19.1 of this Agreement.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Executive” has the meaning given to it in 20.22(b) of this Agreement.

“Existing 2017 SUN Indenture” means the indenture dated as of June 12, 2017, regarding the 4.750% senior notes due 2027, between Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc. as issuers, the Company, as Parent Guarantor, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent and Transfer Agent, and Citigroup Global Markets Europe AG (f/k/a Citigroup Global Markets Deutschland AG), as Registrar.

“Existing 2019 SSN Indenture” means the indenture dated as of August 12, 2019, regarding the 4.125% senior secured notes due 2026 and the 2.125% senior secured notes due 2026, between Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as Issuers, the Company, as Parent Guarantor, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent, Transfer Agent and Security Agent, and Citigroup Global Markets Europe AG, as Registrar.

“Existing 2019 SUN Indenture” means the indenture dated as of August 12, 2019, regarding the 5.250% senior notes due 2027, between Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as Issuers, the Company, as Parent Guarantor, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent and Transfer Agent, and Citigroup Global Markets Europe AG, as Registrar.

“Existing 2020 SSN Indenture” means the indenture dated as of June 10, 2020, regarding the 2.125% senior secured notes due 2026, between Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as Issuers, the Company, as Parent Guarantor, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent, Transfer Agent and Security Agent, and Citigroup Global Markets Europe AG, as Registrar.

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“Existing 2020 SUN Indenture” means the indenture dated as of June 2, 2020, regarding the 5.250% senior notes due 2027, between Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as Issuers, the Company, as Parent Guarantor, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent and Transfer Agent, and Citigroup Global Markets Europe AG, as Registrar.

“Existing Documents” means, collectively, the Existing SSN Indentures, Existing SUN Indentures, Existing PIK Indenture, Existing Proceeds Notes Indentures, Existing Intercreditor Agreement and the Debt Documents (as defined under the Existing Intercreditor Agreement), and all documents and agreements (including amendments and/or supplemental indentures) related thereto.

“Existing Intercreditor Agreement” means the intercreditor agreement between, among others, the Company and Citibank, N.A., London Branch as existing senior secured notes trustee, existing unsecured notes trustee and security agent, originally dated December 7, 2010 and as amended or amended and restated from time to time (including on February 28, 2011, March 20, 2013, December 17, 2013, March 21, 2017, April 15, 2024 and July 31, 2024).

“Existing Issuer” has the meaning given to such term in the Implementation Term Sheet.

“Existing Noteholders” means the holders of the Existing Notes.

“Existing Notes” means the Existing SSNs, Existing Proceeds Notes, Existing SUNs and Existing PIK Notes.

“Existing PIK Holders” means the holders of the Existing PIK Notes other than the Shareholder.

“Existing PIK Indenture” means the indenture dated as of November 20, 2019, regarding the Dollar denominated 6.500% / 7.250% senior secured toggle notes due 2027 and the Euro denominated 5.000% / 5.750% senior secured toggle notes due 2027, between ARDF, as Issuer, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent, Transfer Agent and Security Agent, and Citigroup Global Markets Europe AG, as Registrar.

“Existing PIK Notes” means the (a) 6.500% / 7.250% senior secured toggle notes due 2027 (ISIN Reg S: USL02238AH37/ISIN 144A: US00191AAD81) and (b) 5.000% / 5.750% senior secured toggle notes due 2027 (ISIN Reg S: XS2079032483/ISIN 144A: XS2079032640) issued by ARDF under the Existing PIK Indenture.

“Existing PIK Trustee” means the Citibank, N.A., London Branch, or any other successor thereof, in its capacity as trustee under the Existing PIK Indenture.

“Existing Proceeds Notes” means the 9.3142% / 10.3142% senior secured notes due 2029 issued pursuant to the Existing Proceeds Notes Indenture.

“Existing Proceeds Notes Indenture” means the indenture dated as of April 8, 2020, between Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as Issuers, the Company, as Parent Guarantor, Citibank, N.A., London Branch, as Trustee, Principal Paying Agent and Transfer Agent, and Citigroup Global Markets Europe AG, as Registrar, as amended and restated pursuant to supplemental indenture dated as of June 13, 2024.

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“Existing SSN Holders” means the holders of the Existing SSNs.

“Existing SSN Indentures” means, collectively, the Existing 2019 SSN Indenture and the Existing 2020 SSN Indenture.

“Existing SSNs” means, collectively, the outstanding (i) 2.125% senior secured notes due 2026 issued under the Existing 2020 SSN Indenture (ISIN Reg S: XS2189356996/ISIN 144A: XS2189418267); (ii) 2.125% senior secured notes due 2026 issued under the Existing 2019 SSN Indenture (ISIN Reg S: XS2036387525/ISIN 144A: XS2036388093); and (iii) 4.125% senior secured notes due 2026 (ISIN Reg S: USG04586AQ97/ISIN 144A: US03969AAN00) issued under the Existing 2019 SSN Indenture.

“Existing SSNs Trustee” means the Citibank, N.A., London Branch, or any other successor thereof, in its capacity as trustee under the Existing SSN Indentures.

“Existing SUN Holders” means the holders of the Existing SUNs.

“Existing SUN Indentures” means, collectively, the Existing 2017 SUN Indenture, the Existing 2019 SUN Indenture, and the Existing 2020 SUN Indenture.

“Existing SUNs” means, collectively, the outstanding (i) 5.250% senior notes due 2027 issued under the Existing 2019 SUN Indenture (ISIN Reg S: USG04586AR70/ISIN 144A: US03969AAP57); (ii) 5.250% senior notes due 2027 issued under the Existing 2020 SUN Indenture (ISIN Reg S: USG04586AU00/ISIN 144A: US03969AAR14); and (iii) 4.750% senior notes due 2027 issued under the Existing 2017 SUN Indenture (ISIN Reg S: XS1628848241/ISIN 144A: XS1628849645).

“Existing SUN Trustee” means Citibank, N.A., London Branch, or any other successor thereof, in its capacity as trustee under the Existing SUN Indentures.

“Expiration Time” has the meaning given to such term in the Implementation Term Sheet.

“Glass Africa CTA” means the common terms agreement dated as of February 20, 2023, between (among others) Ardagh Glass Packaging South Africa Proprietary Limited as Senior Facility Borrower, FirstRand Bank Limited as Facility Agent, and the other Borrowers, Guarantors and Finance Parties thereto.

“Governance Term Sheet” means Part F of the Term Sheet.

“Governmental Body” means any federal, state, municipal, or other government, or other department, commission, board, bureau, agency, public authority, or instrumentality thereof, court or arbitrator, or any self-regulatory organization (including Euronext Dublin and the New York Stock Exchange).

“Group” means the Company and its direct and indirect subsidiaries, and “Group Company” shall be construed accordingly.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Implementation Steps Plan” means a legal steps plan setting out the implementation of the Recapitalization Transaction.

“Implementation Term Sheet” means Part A of the Term Sheet.

“Increase/Decrease Notice” means a notice substantially in the form set out in Exhibit D (Form of Increase/Decrease Notice).

“Italian Golden Power Authority” means the Presidency of the Italian Council of Ministries (Presidenza del Consiglio dei Ministri) or any other office, department or branch of the Italian Government competent, under the Italian Golden Power Regulations, to issue and release the clearance under the Italian Golden Power Regulations.

“Italian Golden Power Regulations” means collectively, Law Decree No. 21 of 15 March 2012 (converted with amendments into Law No. 56 of 11 May 2012), Law Decree No. 105 of 21 September 2019 (converted into Law No. 133 of 18 November 2019) (in each case as subsequently amended and restated from time to time), Regulation (EU) no. 2019/452, Prime Ministerial Decree No. 179 of 18 December 2020, and any other rules, decrees, orders or regulations promulgated thereunder and/or applicable to the Parties in connection thereto.

“Italian Notification” means the prudential notification made to the Italian Golden Power Authority.

“Joinder” means an executed joinder providing, among other things, that the signing holder of Company Claims agrees to be bound by the terms of this Agreement, including the Term Sheet, as it may be modified, amended, or supplemented in accordance with Section 18, and substantially in the form attached hereto as Exhibit B.

“Jones Day” means Jones Day LLP, as legal advisors to certain members of the SUN Group party to the New York Litigation.

“Law” means any applicable jurisdiction, any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is adopted, promulgated, issued, or entered by an applicable Governmental Body of competent jurisdiction.

“Material Subsidiary” means any member of the Group whose earnings before interest, taxes, depreciation and amortization (“EBITDA”) constitutes 2 per cent. or more of the consolidated EBITDA of the Group, as determined based on the latest available audited financial statements of the Group.

“Milestone” has the meaning given to such term in Section 4 of this Agreement.

“New Money Commitment Letter” means the new money commitment letter entered into on or around the date of this Agreement between the Company or any of its subsidiaries and the “Commitment Parties” thereto in connection with the Recapitalization Transaction.

“New Money Debt” has the meaning given to such term in the Implementation Term Sheet.

“New York Litigation” shall mean Arini Credit Master Fund Limited et al v. Ardagh Group S.A. et al, Index No. 651306/2025 pending in the Supreme Court of the State of New York – Commercial Division.

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“Operational Consultant” has the meaning given to such term in Section 7.1(w) of this Agreement.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized, incorporated or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership, or articles of association) or which relate to the internal governance of such Person (such as by-laws or a partnership agreement, or an operating, limited liability company, or members agreement).

“Original Consenting Noteholders” means the Original Consenting SSN Holders, the Original Consenting SUN Holders, and the Original Consenting PIK Holders.

“Outside Date” means December 31, 2025.

“Payment Deadline” means September 30, 2025; provided that, if all conditions (including all conditions precedents to the Closing Date as set out in Section 17.1 other than Section 17.1(e)) and all other events and actions necessary for the occurrence of the Closing Date and consummation of the Recapitalization Transaction have occurred, been fully satisfied or been permanently waived other than receipt of the Required Clearance, the Required Third-Party Consent in accordance with Section 17.1(c) and delivery of the Valuation Report and there is a reasonable prospect that the Required Clearance, the Required Third-Party Consent and the Valuation Report (as applicable) will be obtained, the Payment Deadline shall be automatically extended to October 31, 2025.

“Permitted Contingency Planning” means any contingency planning considered necessary or desirable (by the Company Parties, Sponsor, Shareholder, any member of the SUN Group or any member of the SSN Group as applicable) for if this Agreement terminates; provided that this shall not include entry into a binding agreement (conditional or otherwise) by any of the Company Parties with any third parties to implement any transaction or series of transactions in the nature of financings, refinancings, recapitalizations, exchanges, reorganizations, restructurings, tender offers, exchange offers or other liability management transactions involving the Company and/or certain of the Company’s indebtedness and provided further that this shall not include any contingency planning with any other Person that takes place prior to September 1, 2025.

“Permitted Transferee” has the meaning given to such term in Section 12 of this Agreement.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a government Entity, an unincorporated organization, a group or any legal Entity or association.

“PIK 75% Alternative Condition” has the meaning given to such term in the Implementation Term Sheet.

“PIK Equitization” means the issuance, allocation, transfer, disposition, sale or other transaction which has substantially similar effect of delivering 7.5% of the ordinary shares in the Company, one of its direct or indirect parent entities or one of its subsidiaries (to be set out in the Tax Structuring Paper) that at such time holds all or substantially all of the assets of the Group to the Existing PIK Holders in accordance with the terms of this Agreement and the Term Sheet.

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“PIK Notes Claims” means any Claim against ARDF or a wholly or partially owned direct or indirect subsidiary of ARDF arising under, derived from, based on, or related to any Existing PIK Indenture.

“Public Disclosure” shall have the meaning given to such term in Section 20.14 of this Agreement.

“Purchase Price” has the meaning given to such term in the Buyout Term Sheet.

“Purchaser” has the meaning given to such term in the Buyout Term Sheet.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“RCS” means the trade and companies register (registre de commerce et des sociétés) in Luxembourg.

“Recapitalization Transaction” has the meaning set forth in the recitals to this Agreement.

“Recapitalization Transaction Effective Date” means the date on which the Recapitalization Transaction has been consummated and the Definitive Documents related thereto have become final, effective and/or unconditional (as applicable).

“Related Fund” means, with respect to any Person, (i) any fund, account or investment vehicle that is controlled, managed, or advised by (a) such Person, (b) an Affiliate of such Person, (c) the same investment manager, advisor or subadvisor that controls or manages such Person or an Affiliate of such investment manager, advisor or subadvisor or (d) otherwise shares a common investment team with the investment manager or investment advisor of the first Person through secondment, outsourcing or other similar contractual arrangements or (ii) any investment manager, investment advisor or subadvisor of such Person.

“Related Party” means with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), Affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Party” has the meaning given to such term in Section 19.1 of this Agreement.

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“Releases” has the meaning given to such term in Section 19.1 of this Agreement.

“Relevant Litigation” means any litigation, arbitration or proceeding of any kind:

(a)	relating to the ownership, management of or other conduct in respect of the Company and any of its direct or indirect holding companies (including Yeoman Capital S.A., Aldershot Holdings SARL and ARDF and each of ARDF’s holding companies) and subsidiaries, including any litigation, arbitration or proceedings against their respective Related Parties, officers, directors, shareholders, or employees; and/or
(b)	resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from or relating the Existing Notes and/or their indentures or to the Recapitalization Transaction, the transactions contemplated thereby, and the negotiation, pursuit, consideration, evaluation, consummation, implementation, and formulations of such documents and transactions and any other document created in the pursuit of any of the foregoing, or any alternatives to any of the foregoing, and any related or ancillary acts, omissions, agreements, events, or other occurrences in connection with any of the foregoing.

“Repo Financing Arrangement” means (i) a total return swap or other swap arrangement or agreement, (ii) a repurchase agreement, sell/buyback agreement, or similar arrangement or agreement, or (iii) any placement “on loan” or similar arrangement or agreement, entered into by an Original Consenting Noteholder in the ordinary course of its business solely for the purpose of raising financing for its internal financing needs as at the date of this Agreement or, in the case of an Additional Consenting Noteholder, as at the date of its accession to this Agreement, in each case under which any Company Claim is sold, pledged or otherwise disposed of for security purposes.

“Repo Lending Arrangement” means any repurchase arrangement or securities lending arrangement (including arrangements managed by third parties) (which shall not include a Repo Financing Arrangement), entered into by an Original Consenting Noteholder in the ordinary course of its business as at the date of this Agreement or, in the case of an Additional Consenting Noteholder, as at the date of its accession to this Agreement, in each case under which any Existing Notes is sold, pledged or otherwise disposed of for security purposes.

“Required Clearance” has the meaning given to such term in Section 5.1(f) of this Agreement.

“Required SSN Group Members” means, as of the relevant date, members of the SSN Group that are Consenting SSN Holders and/or Consenting SUN Holders holding, in the aggregate, greater than 50.0% of the aggregate outstanding principal amount of Existing SSNs that are then held by the members of the SSN Group that are Consenting SSN Holders and/or Consenting SUN Holders.

“Required SUN Group Members” means, as of the relevant date, members of the SUN Group that are Consenting SSN Holders and/or Consenting SUN Holders holding, in the aggregate, greater than 50.0% of the aggregate outstanding principal amount of Existing SSNs and Existing SUNs that are then held by members of the SUN Group that are Consenting SSN Holders and/or Consenting SUN Holders.

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“Required Third-Party Consent” has the meaning given to it in Section 5.1(f) of this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Scheme” means a scheme of arrangement under Part 26 of the UK Companies Act 2006 to be proposed by a Scheme Company to effect the Recapitalization Transaction.

“Scheme Company” means the issuer of the Existing PIK Notes, an Existing Issuer or another direct or indirect subsidiary of the Company incorporated in England (subject to (i) the prior consent of the Required SUN Group Members in the case of a Scheme in respect of the Existing SUNs or Existing PIK Notes and (ii) the prior consent of the Required SSN Group Members in the case of a Scheme in respect of the Existing SSNs) as applicable.

“Scheme Documents” has the meaning given to “SSN Scheme Documents”, “SUN Scheme Documents” and/or “PIK Scheme Documents” in the Implementation Term Sheet as the context requires.

“Scheme Meeting” means the meeting(s) of the Scheme creditors to vote on a Scheme convened pursuant to an order of the Court (and any adjournment of such meeting(s)).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Unites States Securities Act of 1933, as amended and including any rule or regulation promulgated thereunder.

“Seller” has the meaning set forth in the Buyout Term Sheet.

“Senior Notes Claims” means any Claim against a Company Party or a wholly or partially owned direct or indirect subsidiary of any Company Party (other than AMPSA and its wholly or partially owned direct or indirect subsidiaries) arising under, derived from, based on, or related to any Existing SSN Indentures, Existing SUN Indentures, or the Existing Intercreditor Agreement.

“SPA” has the meaning set forth in the Buyout Term Sheet.

“Sponsor” has the meaning set forth in the preamble to this Agreement.

“Sponsor Advisors” or “Shareholder Advisor” means, collectively:

(a)	Freshfields LLP (“Freshfields”) as lead counsel to the Sponsor and certain Affiliates of the Shareholder;
(b)	NautaDutilh Advocats Luxembourg S.à r.l. as Luxembourg counsel to the Sponsor and certain Affiliates of the Shareholder; and
(c)	any other professional advisors that the Sponsor, the Shareholder or any of the Shareholder’s Affiliates reasonably engage to advise on the Recapitalization Transaction (including but not limited to any claims, disputes, controversies or causes of action (whether in contract or tort, or otherwise in Law or equity) based upon, arising out of, or relating to the Recapitalization Transaction or this Agreement), as consented to by the Company from time to time (such consent not to be unreasonably withheld or delayed).

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“SSN 75% Alternative Condition” has the meaning given to such term in the Implementation Term Sheet.

“SSN Exchange Offer” has the meaning given to such term in the Implementation Term Sheet.

“SSN Group” means the ad hoc group of holders of certain Existing SSNs, Existing SUNs and Existing PIK Notes represented by the SSN Group Advisors, to the extent that such holders are Consenting Noteholders.

“SSN Group Advisors” means, collectively:

(a)	Perella Weinberg Partners LP (“PWP”) as financial advisor and investment banker to the SSN Group;
(b)	Gibson, Dunn & Crutcher LLP (“Gibson”) as lead counsel to the SSN Group;
(c)	Matheson LLP (“Matheson”) as Irish counsel to the SSN Group;
(d)	Arendt & Medernach SA (“Arendt”) as Luxembourg counsel to the SSN Group; and
(e)	any other professional advisors that the SSN Group reasonably engages to advise on the Recapitalization Transaction (including but not limited to any claims, disputes, controversies or causes of action (whether in contract or tort, or otherwise in Law or equity) based upon, arising out of, or relating to the Recapitalization Transaction or this Agreement), as consented to by the Company from time to time (such consent not to be unreasonably withheld or delayed).

“SSN Group Coop Agreement” means that certain cooperation agreement entered into by members of the SSN Group.

“SSN Group Legal Advisors” means Gibson, Matheson and Arendt.

“SSN Threshold” has the meaning given to such term in Section 4.1(b) of this Agreement.

“Strategic and Operational Consultant” has the meaning given to such term in Section 7.1(w) of this Agreement.

“Strategic Consultant” has the meaning given to such term in Section 7.1(w) of this Agreement.

“SUN 75% Alternative Condition” has the meaning given to such term in the Implementation Term Sheet.

“SUN Equitization” means the issuance, allocation, transfer, disposition, sale or other transaction which has substantially similar effect of delivering 100% of the ordinary shares (or, if the PIK Equitization is implemented, 92.5%) in the Company, one of its direct or indirect parent entities or one of its subsidiaries (in each case, to be set out in the Tax Structuring Paper) that at such time holds all of the assets of the Group to the Existing SUN Holders in accordance with the terms of this Agreement and the Term Sheet.

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“SUN Group” means the ad hoc group of certain unaffiliated holders of Existing SSNs, Existing SUNs and/or Existing PIK Notes represented by the SUN Group Advisors, to the extent that such holders are Consenting Noteholders.

“SUN Group Advisors” means, collectively:

(a)	Akin Gump Strauss Hauer & Feld LLP (“Akin”) as lead counsel to the SUN Group;
(b)	A&L Goodbody LLP (“ALG”) as Irish counsel to the SUN Group;
(c)	Loyens & Loeff Luxembourg Sarl (“Loyens”) as Luxembourg counsel to the SUN Group;
(d)	PJT Partners LP (“PJT”), as financial advisor and investment banker to the SUN Group;
(e)	the Strategic and Operational Consultants (as defined below); and
(f)	any other professional advisors that the SUN Group reasonably engages to advise on the Recapitalization Transaction (including but not limited to any claims, disputes, controversies or causes of action (whether in contract or tort, or otherwise in Law or equity) based upon, arising out of, or relating to the Recapitalization Transaction or this Agreement), as consented to by the Company from time to time (such consent not to be unreasonably withheld or delayed).

“SUN Group Coop Agreement” means that certain cooperation agreement entered into by members of the SUN Group.

“SUN Group Legal Advisors” means Akin, ALG and Loyens.

“SUN Threshold” has the meaning given to such term in Section 4.1(b) of this Agreement.

“Tax Structuring Paper” means the tax structuring paper prepared by KPMG or any successor tax advisor appointed by the Company Parties in relation to the Recapitalization Transaction.

“Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 16.

“Transaction Expenses” means any reasonable and properly incurred and documented fees, costs and expenses of the applicable Sponsor Advisor, SSN Group Advisor and SUN Group Advisor in accordance with, and only to the extent required by, the applicable engagement letter, fee letter, or other similar arrangement.

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“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hedge, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided, however, that any pledge in favour of a bank or broker dealer at which a Consenting Noteholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder.

“Transfer Notice” means a notice substantially in the form set out in Exhibit C.

“Valuation Report” has the meaning given to it in the Implementation Term Sheet.

1.2	Interpretation. This Agreement and the Term Sheet are the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof. For purposes of this Agreement:
(a)	in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)	capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)	unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)	unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)	unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)	the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)	captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

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(h)	references to “shareholders,” “directors,” or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)	the use of “include”, “included” or “including” is without limitation, whether stated or not;
(j)	the use of “or” shall not be exclusive; and
(k)	the recitals to this Agreement constitute integral and binding provisions hereunder.

Section 2
Effectiveness of this Agreement

2.1	Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties as of the time and date on which all of the following conditions have been satisfied or waived in accordance with this Agreement (the “Agreement Effective Date”):
(a)	the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;
(b)	the Sponsor and Shareholder shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;
(c)	the Original Consenting Noteholders holding or beneficially owning in the aggregate at least (i) 62.7% of the aggregate principal amount of 2.125% senior secured notes due 2026 and 83.7% of the aggregate principal amount of 4.125% senior secured notes due 2026, in each case, issued under the Existing 2019 SSN Indenture, (ii) 68.9% of the aggregate principal amount of 2.125% senior secured notes due 2026 issued under the Existing 2020 SSN Indenture, (iii) 92.3% of the aggregate principal amount of 4.750% senior notes due 2027 issued under the Existing 2017 SUN Indenture, (iv) 90.2% of the aggregate principal amount of 5.250% senior notes due 2027 issued under the Existing 2019 SUN Indenture, (v) 90.5% of the aggregate principal amount of 5.250% senior notes due 2027 issued under the Existing 2020 SUN Indenture, (vi) 50.2% of the aggregate principal amount of the 6.500%/7.250% senior secured toggle notes due 2027 issued under the Existing PIK Indenture, and (vii) 69.6% of the aggregate principal amount of the 5.000%/5.750% senior secured toggle notes due 2027 issued under the Existing PIK Indenture shall have executed and delivered counterpart signature pages of this Agreement to the Company Advisors; provided that such Original Consenting Noteholders shall accede to this Agreement in respect of all of their Existing SSNs, Existing SUNs, and Existing PIK Notes and, provided further that signature pages executed by the Original Consenting Noteholders shall be (x) slipsheeted in any version of the Agreement provided to Consenting Noteholders and (y) delivered solely to the advisors to the Company Parties and the Sponsor Advisors in an unredacted form;

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(d)	the relevant Company Parties shall have executed and delivered a counterpart signature page to any engagement letter, fee letter, or other similar agreement entered into between the Company Parties and each of PJT and PWP;
(e)	the Company Parties shall have paid 100% of all accrued and unpaid Transaction Expenses to the SUN Group Legal Advisors by wire transfer in immediately available funds in accordance with instructions provided to the Company by the SUN Group Legal Advisors for which an invoice has been received by the Company by no later than two (2) Business Days before the Agreement Effective Date (inclusive of any reasonable estimate of Transaction Expenses through and including the Agreement Effective Date);
(f)	the Company Parties shall have paid 100% of all accrued and unpaid Transaction Expenses to the SSN Group Legal Advisors by wire transfer in immediately available funds in accordance with instructions provided to the Company by SSN Group Legal Advisors for which an invoice has been received by the Company by no later than two (2) Business Days before the Agreement Effective Date (inclusive of any reasonable estimate of Transaction Expenses through and including the Agreement Effective Date);
(g)	the Company Parties shall have paid 100% of all accrued and unpaid Transaction Expenses to the Sponsor Advisors by wire transfer in immediately available funds in accordance with instructions provided to the Company by the Sponsor Advisors for which an invoice has been received by the Company by no later than two (2) Business Days before the Agreement Effective Date (inclusive of any reasonable estimate of Transaction Expenses through and including the Agreement Effective Date); and
(h)	Kirkland shall have given notice to Akin, Freshfields and Gibson in the manner set forth in Section 20.9 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2.1 have occurred.

This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms set forth in Section 16. To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple Company Claims, such Party shall be deemed to have executed this Agreement in its respective capacity as a holder of all such Company Claims as is provided for herein and solely to the extent provided herein and in such capacity as set forth in its signature page hereto, and this Agreement shall apply severally to such Party with respect to each such Company Claims held by such Party.

2.2	Without limiting any provision of Section 12, following the Agreement Effective Date, additional holders of Company Claims may become parties to this Agreement by executing a Joinder.

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Section 3
Definitive Documents

3.1	Subject to Section 3.2, the Definitive Documents remain subject to negotiation by the Parties in each case acting reasonably, expeditiously and in good faith (which the Parties to be party thereto hereby agree to do) and execution and/or completion. Upon execution and/or completion, each of the Definitive Documents and every other document, deed, agreement, indenture, filing, notification, form, letter, or instrument related to the Recapitalization Transaction shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including the Term Sheet, as it may be modified, amended, or supplemented in accordance with Section 18.
3.2	Each of the Definitive Documents shall neither be completed nor executed (as applicable) unless such Definitive Document is in form and substance, including with respect to any modification, amendment, or supplement thereto, consistent with the Term Sheet and otherwise acceptable to: (i) the Company Parties with respect to any Definitive Documents to which any Company Party is party or which relate to or may materially affect the rights or obligations of any Company Party, (ii) the Required SSN Group Members and Required SUN Group Members with respect to any Definitive Documents (except for any Definitive Documents that solely govern (a) shareholder payment allocations after the consummation of the Recapitalization Transaction and do not relate to or affect the rights, assets, liabilities or obligations of the Existing SSN Holders, Existing SUN Holders, Existing PIK Holders and/or the Company Parties in any material respect, (b) any internal re-organization step taken by the Sponsor and not involving or effecting any Company Party to transfer its assets and liabilities to other Persons prior to the Recapitalization Transaction, or (c) any re-organization steps taken to transfer the Sponsor’s shares to the Seller), and (iii) the Sponsor with respect to any Definitive Documents to which the Sponsor, any of its Affiliates, the Shareholder or any of the Shareholder’s Affiliates is a party or which relate to or may affect the rights or obligations of the Sponsor, any of its Affiliates, the Shareholder or any of the Shareholder’s Affiliates in any material respect; provided, however, that the Definitive AGSA Organizational Documents shall contain the terms set forth in the Governance Term Sheet and shall otherwise be determined by and acceptable to the Required SUN Group Members in their sole discretion (acting reasonably); provided, however, further, that all minority shareholder and related rights in the Definitive AGSA Organizational Documents shall be reasonably acceptable to the Required SSN Group Members; provided, in addition, that the Sponsor’s prior written consent (not to be unreasonably withheld) shall be required for the parties thereto to (i) amend any rights of such parties to terminate the New Money Commitment Letter; or (ii) terminate the New Money Commitment Letter by mutual consent or otherwise than in accordance with its terms.
3.3	In the event of any inconsistency between the terms of this Agreement and any of the Definitive Documents (once such Definitive Documents have been executed or upon completion of such Definitive Documents (as applicable)), the terms of the relevant Definitive Documents shall prevail.

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Section 4
Implementation

4.1	On and after the Agreement Effective Date, the Parties shall implement the Recapitalization Transaction in accordance with the following milestones (collectively, the “Milestones”), unless extended, modified, or waived in writing (which may be by electronic mail), as applicable, by the Company, the Sponsor, the Shareholder, the Required SSN Group Members and the Required SUN Group Members:
(a)	As soon as reasonably practicable and by no later than September 1, 2025, the Parties shall have agreed upon the Definitive Documents (including the Consent Solicitation Memorandum), in each case, in accordance with Section 3.2.
(b)	By no later than the date falling on the tenth (10th) Business Day from the Agreement Effective Date, Consenting Noteholders, holding or beneficially owning in the aggregate at least (i) 90% of the aggregate principal amount of 2.125% senior secured notes due 2026 and 90% of the aggregate principal amount of 4.125% senior secured notes due 2026, in each case, issued under the Existing 2019 SSN Indenture, (ii) 90% of the aggregate principal amount of 2.125% senior secured notes due 2026 issued under the Existing 2020 SSN Indenture (together with (i) the “SSN Threshold”), (iii) 90% of the aggregate principal amount of 4.750% senior notes due 2027 issued under the Existing 2017 SUN Indenture, (iv) 90% of the aggregate principal amount of 5.250% senior notes due 2027 issued under the Existing 2019 SUN Indenture, (v) 90% of the aggregate principal amount of 5.250% senior notes due 2027 issued under the Existing 2020 SUN Indenture (together with (iii) and (iv), the “SUN Threshold”), (vi) 90% of the aggregate principal amount of the 6.500%/7.250% senior secured toggle notes due 2027 issued under the Existing PIK Indenture, and (vii) 90% of the aggregate principal amount of the 5.000%/5.750% senior secured toggle notes due 2027 issued under the Existing PIK Indenture (together with (vi), the “PIK Threshold”), shall have acceded to this Agreement.
(c)	The SSN Exchange Offer and Consent Solicitations shall have been launched by no later than a date that would allow the Closing Date to occur on or before the Payment Deadline.
(d)	No later than August 11, 2025, the Company Parties shall have delivered a draft of the Tax Structuring Paper and Implementation Steps Plan to the SSN Group Advisors, SUN Group Advisors and Sponsor Advisors. Following receipt of the draft Tax Structuring Paper and Implementation Steps Plan, the Consenting Noteholders and Sponsor shall provide any comments on the draft within five (5) Business Days and the Company Parties shall provide the Tax Structuring Paper updated for such comments to the SSN Group Advisors, SUN Group Advisors and Sponsor Advisors by no later than August 22, 2025.
(e)	As soon as reasonably practicable and by no later than the Outside Date, the Recapitalization Transaction shall have been consummated in accordance with this Agreement and the Term Sheet.
(f)	As soon as reasonably practicable and by no later than 20 Business Days after the Agreement Effective Date, if required, the Company and Purchaser shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act.

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4.2	Recapitalization Transaction. On the Recapitalization Transaction Effective Date, subject to the terms of this Agreement, the Term Sheet and each of the Definitive Documents:
(a)	if a Scheme is required to implement the Recapitalization Transaction, the amendments to the Existing Notes and/or the PIK Equitization, as applicable, as described in the Term Sheet, shall become effective pursuant to the Scheme; and
(b)	if the Recapitalization Transaction is implemented through a Consent Solicitation, the amendments to the Existing Notes, and/or the PIK Equitization as applicable, as described in the Term Sheet, shall become effective pursuant to the Consent Solicitations.

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Section 5
Commitments of the Consenting Noteholders

5.1	Affirmative Commitments. Except as set forth in Section 6, during the Agreement Effective Period, each of the Consenting Noteholders agrees, severally, and neither jointly, nor jointly and severally, in respect of all of its Company Claims, to the extent permitted by Law and subject to the other terms hereof, to:
(a)	support, approve, implement, and cooperate with each of the Parties, and use commercially reasonable efforts to take all actions reasonably necessary or reasonably requested by any other Party to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, including voting and exercising any powers or rights available to it (including pursuant to any Scheme, in any board, shareholders’, creditors’, or noteholders’ meeting or in any process requiring voting, approval, or any action to which they are legally entitled to participate), in each case, in favor of any matter requiring voting, approval, or action as solicited in accordance with the Definitive Documents to the extent reasonably necessary to implement the Recapitalization Transaction;
(b)	comply with the Milestones;
(c)	cooperate with the other Parties, and promptly negotiate in good faith and use commercially reasonable efforts to agree, execute, deliver, implement, and effectuate the Definitive Documents (to the extent provided by Section 3.2) that are consistent in all respects with this Agreement and the Term Sheet, as each may be modified, amended, or supplemented in accordance with Section 18 hereof, in form and substance acceptable to the Company Parties, Required SSN Group Members, Required SUN Group Members and the Sponsor (to the extent provided by Section 3.2);
(d)	to the extent necessary to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, use commercially reasonable efforts to cooperate with the Company Parties in obtaining additional support for the Recapitalization Transaction from Existing Noteholders to the extent necessary or desirable to consummate the Recapitalization Transaction; provided that no Consenting Noteholder shall be obligated to incur any out-of-pocket costs in discharging such obligation; provided, further, that, any action taken by a Consenting Noteholder at the written request of the Company Parties pursuant to this Section 5.1(d) shall not constitute a breach by such Consenting Noteholder in any respect of any of its obligations, representations, warranties, or covenants set forth in any Confidentiality Agreement to which Consenting Noteholder is party or Section 18 of this Agreement;
(e)	give any notice, order, instruction, consent, or direction to any applicable agent, trustee, security agent or security trustee (howsoever defined) under the Existing Documents to the extent necessary to give effect to the Recapitalization Transaction; provided that no Consenting Noteholder shall be required to provide any applicable agent, trustee, security agent or security trustee (howsoever defined) under the Existing Documents or any other Person, with any indemnity or similar undertaking in connection with taking any such action or incur any fees or expenses in connection therewith (beyond any existing indemnity obligations provided for in the Existing Documents);

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(f)	use best efforts to obtain and cooperate with the Company Parties to obtain the regulatory and governmental approval set out in Exhibit E-1, (the “Required Clearance”), and to cooperate with the Company Parties to obtain the consent of the Finance Parties under and as defined in the Glass Africa CTA (the “Required Third-Party Consent”), in each case as are reasonably required to consummate the Recapitalization Transaction, including but not limited to the Buyout, the SUN Equitization and/or the PIK Equitization, including by submitting all necessary notices, applications or other documentation necessary to obtain the Required Clearance promptly after the Agreement Effective Date and responding to all communications, orders and requests for information from any applicable regulator promptly following receipt; provided that no Consenting Noteholder shall be obligated to incur any out-of-pocket costs in discharging such obligations nor initiate, join, participate in or pursue a legal proceeding or action or threaten to do so; provided further that the Consenting Noteholders shall (i) provide drafts of any notifications, submissions and responses therefore to made in respect of the Required Clearance (including for these purposes any request for guidance in respect of the necessity for the Required Clearance, and the Consenting Noteholders agree that wherever practicable the lawyers for the Company shall be able to participate in any conversation with the relevant US antitrust authority when making any such request) and afford reasonable opportunity for comment and review of each such document by, the Company Advisors and Sponsor Advisors (including using commercially reasonable efforts to ensure that the Company Advisors and Sponsor have at least five (5) Business Days to review such document, and to take into account all reasonable comments received from the Company Advisors and Sponsor Advisors on such drafts, in each case in advance of any filing, execution, distribution, or use (as applicable) thereof); and (ii) promptly notify the Company Advisors and Sponsor Advisors (and provide copies or, in the case of non-written communications, details) of any material communications with any regulator relating to the Required Clearance subject to any laws on information exchange (and where appropriate on an external-counsel-to-external-counsel basis only);
(g)	provide to the Company Advisors and Sponsor Advisors timely updates regarding the status of obtaining the Required Clearance, if any, and any other information related thereto as reasonably requested by the Company Advisors and Sponsor Advisors (electronic mail shall suffice);
(h)	commit to (i) participate in the Recapitalization Transaction, (ii) tender for exchange in any SSN Exchange Offer (and, if applicable, any exchange offer with respect to the Existing SUNs and Existing PIK Notes) on or prior to the Expiration Time, and in each case not withdraw, all of the Existing SSNs, Existing SUNs, and Existing PIK Notes beneficially owned by such Consenting Noteholder on or prior to the Expiration Time, and (iii) in connection with its tender of such Existing SSNs, Existing SUNs, and Existing PIK Notes (as applicable), affirmatively participate in any Consent Solicitations; provided that, notwithstanding anything to the contrary in this Agreement, no Consenting Noteholder shall be obligated to waive any condition to the consummation of any part of the Recapitalization Transaction set forth in any Definitive Document, including the conditions precedent set forth in this Agreement;

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(i)	inform the Company Advisors and Sponsor Advisors as soon as reasonably practicable (and in any event within two (2) Business Days of such actual knowledge) after becoming aware of any and each instance of the following (to the extent (x) not previously disclosed to the Company Advisors and Sponsor Advisors prior to the Execution Date or (y) the Company is not already copied on any of the following provided that, if so copied, the Company is permitted to and agrees that it will disclose the following to the Sponsor and the Sponsor Advisors): (i) the occurrence, or failure to occur, of any event of which any Consenting Noteholder has knowledge, where the occurrence or failure to occur of any such event would be reasonably likely to permit any Party to terminate, or would result in the termination of, this Agreement, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Recapitalization Transaction, (iii) receipt of any written notice from any Governmental Body or regulatory body regarding any approval necessary to consummate the Recapitalization Transaction, (iv) any notice of any commencement of any proceeding commenced against any of the Company Parties, Consenting Noteholders or Sponsor relating to or involving or otherwise reasonably affecting in any material respect the Recapitalization Transaction, (v) whether the relevant Consenting Noteholder has commenced Permitted Contingency Planning with any other Person and (if applicable) whether such (or any subsequent) Permitted Contingency Planning was with any Company Party, the Shareholder, the Sponsor, any member of the SSN Group and/or any member of the SUN Group (for the avoidance of doubt, the relevant Consenting Noteholder shall not be required to disclose any other details regarding the relevant Permitted Contingency Planning); (vi) a breach of this Agreement by any Party (including a breach by any Consenting Noteholder), (vii) any representation or statement that it made under this Agreement which it had actual knowledge to have been incorrect in any material respect when made and which has a material impact on the implementation and consummation of the Recapitalization Transaction, and (viii) the occurrence or existence of any event that shall have made any of the conditions precedent set forth in Section 17 herein incapable of being satisfied prior to the Outside Date;
(j)	to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Recapitalization Transaction, (i) use all commercially reasonable efforts to eliminate any such impediment, including notifying the Company Advisors and Sponsor Advisors of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Recapitalization Transaction and (ii) negotiate with the other Parties, subject to applicable Laws and regulations, in good faith appropriate additional or alternative provisions to eliminate any such impediments; provided that (A) the material terms of the Recapitalization Transaction as contemplated herein and in the Term Sheet shall be substantially preserved and (B) the additional or alternative provisions cannot have a material and adverse impact on the Company Parties, Consenting Noteholders, Sponsor and/or Shareholder in the Recapitalization Transaction; provided that no Consenting Noteholder shall be obligated to incur any out-of-pocket costs in discharging such obligations nor initiate, join, participate in or pursue a legal proceeding or action or threaten to do so;

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(k)	use commercially reasonable endeavors to (i) complete the preparation, as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents for which it is responsible, (ii) provide each of such Definitive Documents to, and afford reasonable opportunity for comment and review of each of such Definitive Documents by, the Company Advisors and Sponsor Advisors (to the extent provided by Section 3.2) (including using commercially reasonable efforts to ensure that the Company Advisors and Sponsor Advisors have at least five (5) Business Days to review such Definitive Documents in advance of any filing, execution, distribution, or use (as applicable) thereof), and (iii) in accordance with Section 3, obtain the written consent (with email from counsel being sufficient) of the Company Parties and Sponsor to the form and substance of each of such Definitive Documents to which they respectively have a right of approval pursuant to Section 3;
(l)	solely with respect to Consenting Noteholders that are engaged as a party in any Relevant Litigation (including the New York Litigation), to take all actions required to stay that Relevant Litigation, including all deadlines therein, in each case, as set forth in Exhibit F, for the duration of the Agreement Effective Period, and upon the Closing Date, execute and file a voluntary discontinuance, with prejudice, of any ongoing Relevant Litigation (including the New York Litigation);
(m)	use commercially reasonable efforts to satisfy any conditions under each of the Definitive Documents to which it is party;
(n)	subject to Section 6(f)(iv), support petitions or applications to any court, in each case which are contemplated by the Term Sheet or this Agreement or which are reasonably necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Recapitalization Transaction including pursuant to any Scheme in accordance with the Definitive Documents (pursued in accordance with the terms and conditions of this Agreement);
(o)	vote (for itself or by proxy) all of the Existing Notes it beneficially owns to support any Scheme;
(p)	solely with respect to any Repo Financing Arrangement held by any Consenting Noteholder: (i) provide the Company with information on the Company Claims subject to any Repo Financing Arrangement in a reasonable level of detail, which shall include the value of the Company Claims subject to the Repo Financing Arrangement and nature of the Repo Financing Arrangement; (ii) use commercially reasonable efforts to ensure that any third party counterparty to such Repo Financing Arrangement complies in all respects with the terms and conditions of this Agreement, including, without limitation, with respect to the execution of any Definitive Document (as applicable) and the participation of any such Repo Financing Arrangement in the Recapitalization Transaction; and (iii) as soon as it becomes apparent that the relevant third party counterparty to a Repo Financing Arrangement cannot comply in all respects with the terms and conditions of this Agreement, including, without limitation, with respect to the execution of any Definitive Document (as applicable) and the participation of any such Repo Financing Arrangement in the Recapitalization Transaction, that Consenting Noteholder has requested the Existing Notes subject to that Repo Financing Arrangement to be returned by the counterparty of the Repo Financing Arrangement;

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(q)	if the whole or any part of the Recapitalization Transaction is implemented by way of a Scheme, acknowledges and submits to the jurisdiction of the Court in respect of such Scheme to give effect to the Recapitalization Transaction pursuant to any Scheme in accordance with the Definitive Documents (pursued in accordance with the terms and conditions of this Agreement); and
(r)	to the extent any Consenting Noteholder is party to a Repo Financing Arrangement in respect of any Company Claims, to inform the Company Advisors as soon as reasonably practicable (and in any event within two (2) Business Days of such actual knowledge) after becoming aware that it would be unable to recover the Repo Financing Arrangement that it has entered into with the counterparty of the Repo Financing Arrangement (pursuant to Section 6(m)(i)) within 10 Business Days of the date of this Agreement (or in the case of an Additional Consenting Noteholder, within 10 Business Days of the date of its accession to this Agreement), provided that, Consenting Noteholders shall not be obligated to incur any out-of-pocket costs, nor shall be obligated to initiate, join, participate in or pursue a legal proceeding or action or threaten to do so, in each case, to discharge any commitments set forth in this Section 5.1.

5.2	Negative Commitments. Subject to Section 6 hereof, during the Agreement Effective Period, each Consenting Noteholder agrees, severally, and neither jointly, nor jointly and severally, to the extent permitted by Law and subject to the other terms hereof, in respect of all of its Company Claims, that it shall not, directly or indirectly, and shall not direct or encourage any of its Affiliates or any third party to:
(a)	object to, materially delay, materially impede, or take any other action to interfere or that would be inconsistent with the acceptance, implementation, or consummation of the Recapitalization Transaction;
(b)	solicit, participate in, negotiate, propose, support, deliver consents with respect to, tender any securities of the Company Parties in connection with, or vote for any Alternative Transaction or any other transaction relating to some or all of the Company Claims other than the Recapitalization Transaction;
(c)	initiate, join, participate in, or pursue or have initiated, joined, participated in or pursued on its behalf, any Relevant Litigation (including, upon entry of the stipulation and proposed order as contemplated by Exhibit F, the New York Litigation) until the termination of this Agreement against the Company Parties or the other Parties; provided that nothing in this Agreement shall limit the right of any Consenting Noteholder to exercise any right or remedy available to it to enforce this Agreement or any Definitive Document or as otherwise not prohibited under this Agreement;

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(d)	take any action or encourage any other person or Entity to take any action that is inconsistent in any material respect with, or would have an adverse impact upon, or that is intended to or reasonably likely to frustrate, impede, or delay approval of the implementation or consummation of the Recapitalization Transaction;
(e)	exercise, direct, assist, support or instruct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its Company Claims (including any Enforcement Action), including as such actions may relate to the Company Parties’ ownership and possession of their assets, other than in accordance with this Agreement and the Definitive Documents, in each case, as otherwise not prohibited by this Agreement or as otherwise agreed to by the Company and Sponsor;
(f)	object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, other than in accordance with this Agreement and the Definitive Documents, in each case, unless expressly permitted by this Agreement;
(g)	consummate the Recapitalization Transaction unless each of the conditions to the consummation of the Recapitalization Transaction set forth in this Agreement or any other Definitive Document has been satisfied (or waived by the applicable Persons in accordance with Section 18);
(h)	provide direction or otherwise cause any applicable agent, trustee, security agent or security trustee (howsoever defined) under the Existing Documents to object to, delay, impede, or take any other action to oppose or interfere, directly or indirectly, in any material respect with the approval, acceptance, or implementation of the Recapitalization Transaction or to take any action (or solicit, encourage, or support any other person to take any action) inconsistent with its obligations under this Agreement; or
(i)	enter into any contract or any binding commitment, whether or not in writing to do any of the foregoing,

provided that, nothing in this Section 5.2 shall prohibit any steps, actions or transactions taken by the Consenting Noteholders in connection with the initiation and/or implementation of the terms of the Term Sheet and the Definitive Documents in accordance with this Agreement.

5.3	Post-Closing Commitments. Each applicable Consenting SUN Holder legally required to submit a joint Italian Notification agrees to take the actions set forth in Exhibit E-2.

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Section 6
Additional Provisions Regarding the Consenting Noteholders’ Commitments

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)	affect the ability of any Consenting Noteholder to consult with any other Party or the Company Parties, or their respective advisors, counsel, or other representatives;
(b)	impair or waive the rights of any Consenting Noteholder to assert or raise any objection not prohibited under this Agreement in connection with the Recapitalization Transaction;
(c)	prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any other Definitive Document;
(d)	limit the ability of a Consenting Noteholder to purchase, sell, or enter into any transactions regarding the Company Claims, subject to the terms of this Agreement;
(e)	constitute a waiver or amendment of any term or provision of any Existing Document, except as expressly contemplated in this Agreement or the Definitive Documents;
(f)	require any Consenting Noteholder, other than as expressly set forth and agreed to in this Agreement or any Definitive Document (if any), to (i) incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, (ii) agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Noteholder, except with respect to costs and expenses that a Company Party has agreed to reimburse on terms satisfactory to such Consenting Noteholder, or except as contemplated in the Definitive Documents; (iii) provide any information that it reasonably determines to be sensitive or confidential, in each case, other than as contemplated by the terms of this Agreement; or (iv) become a party to, institute, join, participate in, or pursue or have instituted, joined, participated in or pursued on its behalf any litigation or proceeding of any kind with respect to the Recapitalization Transaction or this Agreement;
(g)	prevent any Consenting Noteholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Company Claims or any lien securing any such Company Claims;
(h)	constitute a termination or release of lien on, or any security interest in, any of the assets of the Company Parties that secure obligations under any Existing Document, except as expressly contemplated in the Definitive Documents;
(i)	obligate a Consenting Noteholder to deliver a vote or consent to support the Recapitalization Transaction or prohibit a Consenting Noteholder from withdrawing such vote or consent, in each case, only from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Closing Date); provided, that upon the withdrawal of any such vote or consent after the Termination Date (other than a Termination Date as a result of the occurrence of the Closing Date), such vote or consent shall be deemed null and void ab initio and such Consenting Noteholder shall have the opportunity to change its vote or consent;

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(j)	(i) prevent a Consenting Noteholder from taking any action that is required to comply with applicable Law, (ii) require any Consenting Noteholder to take any action which is prohibited by applicable Law, or (iii) waive or forego the benefit of any applicable legal professional privilege;
(k)	prevent any Consenting Noteholder by reason of this Agreement or the Recapitalization Transaction from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;
(l)	prevent a Consenting Noteholder from taking any action that is not inconsistent with this Agreement or the Recapitalization Transaction; or
(m)	only to the extent any Consenting Noteholder has taken commercially reasonably efforts to inform the Company of any Repo Lending Arrangement and the Company Claims subject to it within ten (10) Business Days after the Agreement Effective Date (or, in the case of an Additional Consenting Noteholder, ten (10) Business Days after its accession to this Agreement), require any Consenting Noteholder to take any action in respect of Company Claims subject to any Repo Lending Arrangement already existing at the date of this Agreement (or, in the case of an Additional Consenting Noteholder, existing at the date of its accession to this Agreement), provided that:
(i)	as soon as reasonably practicable following the date of this Agreement (or in the case of an Additional Consenting Noteholder, the date of its accession to this Agreement), that Party has requested the Company Claims subject to that Repo Lending Arrangement be returned by the counterparty of the Repo Lending Arrangement; and
(ii)	following the date of this Agreement that Party takes commercially reasonable steps to recover such Company Claim,

provided that this paragraph (m) shall not apply to any Company Claim that is subject to that Repo Lending Arrangement that has been returned to, or recovered by, the Consenting Noteholder on and from such time that such Company Claim is returned or recovered, and further provided that in order for a Consenting Noteholder to be deemed to have taken commercially reasonable efforts to inform the Company of any Repo Lending Arrangement and the Company Claims for the purposes of this Section 6(m), such Consenting Noteholder must have expressly informed the Company of the value of the Company Claims subject to the Repo Lending Arrangement with detail to the extent reasonably practicable and reasonably requested by the Company.

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Notwithstanding anything to the contrary in this Agreement, but, in each case, subject to the requirements applicable to Permitted Contingency Planning, each Consenting Noteholder and their respective investment bankers, attorneys, accountants, consultants and other advisors or representatives shall have the right to receive, consider, respond to, discuss and/or negotiate documentation relating to Permitted Contingency Planning.

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Section 7
Commitments of the Company Parties

7.1	Affirmative Commitments of the Company Parties. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties, jointly and severally, agrees, and shall cause their respective controlled Affiliates, to:
(a)	support, approve, implement, and cooperate with each of the other Parties, and use commercially reasonable efforts to take all actions reasonably necessary or reasonably requested by any other Party to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, including voting and exercising any powers or rights available to it (including, pursuant to any Scheme, in any board, shareholders’, creditors’, or noteholders’ meeting or in any process requiring voting, approval, or any action to which they are legally entitled to participate), in each case, in favor of any matter requiring voting, approval, or action to the extent reasonably necessary to implement the Recapitalization Transaction in accordance with this Agreement and the Term Sheet;
(b)	comply with the Milestones;
(c)	cooperate with the Consenting Noteholders to obtain the Required Clearance and use best efforts to obtain the Required Third-Party Consent, including by cooperating with the Consenting Noteholders to assist in responding to all communications, orders and requests for information from any applicable regulator promptly following receipt;
(d)	to the extent necessary to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, use commercially reasonable efforts to seek additional support for the Recapitalization Transaction from their other material stakeholders, including creditors;
(e)	cooperate with the other Parties, and promptly negotiate in good faith and use commercially reasonable efforts to agree, execute, deliver, implement, and effectuate the Definitive Documents (to the extent provided by Section 3.2) that are consistent in all respects with this Agreement and the Term Sheet, as each may be modified, amended, or supplemented in accordance with Section 18 hereof, in form and substance acceptable to the Company Parties, Required SSN Group Members, Required SUN Group Members and Sponsor (to the extent provided by Section 3.2);
(f)	pay in full, in cash, when due, all reasonable and documented fees, costs, and out-of-pocket expenses of the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors in accordance with their respective engagement letters or fee letters with the Company Parties and/or any applicable Definitive Document;
(g)	with the exception of any actions or transactions (i) that are approved by the Required SSN Group Members, Required SUN Group Members and the Sponsor in writing (including by email from the SSN Group Advisors, SUN Group Advisors and Sponsor Advisors (respectively) on their behalf) from time to time and/or

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(ii) in connection with, or as contemplated by the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, conduct its business in the ordinary course substantially consistent with past practice and in light of then-current market conditions, in compliance with applicable Law, and in a manner that is otherwise in compliance in all respect with all of the covenants, asset sale provisions, sacred rights, and loan repurchase provisions (and related provisions and definitions) in the Existing Documents, including by (i) preserving intact its material business organization, (ii) maintaining in effect all of its material foreign, federal, state, and local licenses, permits, consents, franchises, approvals, and authorizations required to operate its business, and (iii) preserving relationships with its material counterparties, customers and suppliers, and others having material business relationships with it to the extent practicable (it being understood that the Company Parties may modify or end any such relationships in the ordinary course of business as necessary);

(h)	maintain their good standing (to the extent applicable) under the Laws of the jurisdictions in which they are incorporated or organized;
(i)	consider in good faith all reasonable actions necessary or reasonably requested by the Consenting Noteholders and the Sponsor to facilitate the solicitation and consummation of the Recapitalization Transaction;
(j)	inform the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors as soon as reasonably practicable (and in any event within two (2) Business Days of such actual knowledge) after becoming aware of any and each instance of the following (to the extent not previously disclosed to the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors prior to the Execution Date): (i) the occurrence, or failure to occur, of any event of which any Company Party has knowledge, where the occurrence or failure to occur of any such event would be reasonably likely to permit any Party to terminate, or would result in the termination of, this Agreement, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Recapitalization Transaction, (iii) receipt of any written notice from any Governmental Body or regulatory body regarding any approval necessary to consummate the Recapitalization Transaction, (iv) any matter or circumstance which any Company Party has actual knowledge that it is reasonably likely to be a material impediment to the implementation or consummation of the Recapitalization Transaction, (v) whether any Company Party has commenced Permitted Contingency Planning with any other Person and (if applicable) whether such (or any subsequent) Permitted Contingency Planning was with the Shareholder, the Sponsor, any member of the SSN Group and/or any member of the SUN Group (for the avoidance of doubt, the relevant Company Party shall not be required to disclose any other details regarding the relevant Permitted Contingency Planning), (vi) any notice of any commencement of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against any of the Company Parties, relating to or involving or otherwise reasonably affecting in any material respect the Recapitalization Transaction, (vii) a breach of this Agreement by any Party (including a breach by any Company Party), (viii) any representation or statement made by any Company Party under this Agreement which is proven that the Company Party had actual knowledge to have been incorrect in any material respect when made, and (ix) the occurrence or existence of any event that shall have made any of the conditions precedent set forth in Section 17 herein incapable of being satisfied prior to the Outside Date;

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(k)	if any Company Party has actual knowledge of a breach by any Company Party of such Company Party’s obligations, undertakings, representations, warranties, or covenants set forth in this Agreement or any other Definitive Document, furnish prompt written notice (and in any event within two (2) Business Days of such actual knowledge) to the other Parties hereto;
(l)	conduct the SSN Exchange Offer and Consent Solicitations pursuant to, and in accordance with, the Consent Solicitation Memorandum, this Agreement, and the Term Sheet;
(m)	upon reasonable advance notice and to the extent such requests are related to the Recapitalization Transaction, provide the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors upon request (electronic mail shall suffice) (i) regular updates regarding the Recapitalization Transaction, and any other information related to the Recapitalization Transaction reasonably requested by the Sponsor Advisors, SSN Group Advisors or SUN Group Advisors (electronic mail shall suffice); (ii) reasonably requested and proportionate access to management of and advisors to the Company Parties for the purpose of evaluating the Company Parties’ finances and operations and participating in the planning process with respect to the Recapitalization Transaction; (iii) reasonably timely updates regarding the status of obtaining any necessary authorisations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, if any and (iv) any other information related to the Recapitalization Transaction reasonably requested by the SUN Group Advisors, the SSN Group Advisors or the Sponsor Advisors (it being acknowledged that electronic mail shall suffice for the discharge of any requests set forth under this sub-section); provided that nothing in this Section 7.1(m) shall require the Company to disclose or otherwise make available any information or materials that it determines, acting in good faith, are subject to legal professional privilege or where such disclosure will breach applicable Law or breach contractual restrictions existing as of the Execution Date;
(n)	to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Recapitalization Transaction, (i) use all commercially reasonable efforts to eliminate any such impediment, including notifying the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Recapitalization Transaction and (ii) take commercially reasonable steps to negotiate, subject to applicable Laws and regulations, in good faith appropriate additional or alternative provisions to eliminate any such impediments; provided that (A) the material terms of the Recapitalization Transaction as contemplated herein and in the Term Sheet shall be substantially preserved and (B) the additional or alternative provisions cannot have a material and adverse impact on the Company Parties, the Consenting Noteholders, the Sponsor and/or Shareholder in the Recapitalization Transaction;

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(o)	use commercially reasonable efforts to promptly obtain any and all third-party approvals necessary or advisable (determined by the Company in its sole discretion) to effectuate, implement and/or consummate the Recapitalization Transaction;
(p)	use commercially reasonable efforts to (i) complete the preparation, as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents for which it is responsible, (ii) provide each of such Definitive Documents to, and afford reasonable opportunity for comment and review of each of such Definitive Documents by, the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors (in each case, to the extent provided by Section 3.2) (including using commercially reasonable efforts to ensure that the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors have at least five (5) Business Days to review such Definitive Documents in advance of any filing, execution, distribution, or use (as applicable) thereof), and (iii) in accordance with Section 3, obtain the written consent (with email from counsel being sufficient) of the Required SSN Group Members, the Required SUN Group Members and the Sponsor to the form and substance of each of such Definitive Documents to which they respectively have a right of approval pursuant to Section 3;
(q)	if the Company Parties receive an Alternative Transaction Proposal, within one (1) Business Day of the receipt of such proposal or expression of interest, notify the Sponsor Advisors, the SSN Group Advisors and the SUN Group Advisors of the receipt thereof, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof, in each case in accordance with any applicable confidentiality obligations of the Company Parties; provided, further, that the Company Parties shall not consent to any additional confidentiality obligations in connection with receiving any proposal or expression of interest with respect to an Alternative Transaction;
(r)	to the extent necessary to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, use commercially reasonable efforts to cooperate with and assist the Consenting Noteholders in obtaining additional support for the Recapitalization Transaction from the Company Parties’ other material stakeholders, including additional Existing Noteholders to the extent necessary or desirable to consummate the Recapitalization Transaction;
(s)	take commercially reasonable actions within its power to cause any and all of its Material Subsidiaries to comply with the terms of this Agreement and the other Definitive Documents (only to the extent that the relevant terms in such Definitive Documents are effective and binding on the Material Subsidiaries) as if they were a party hereto and had the obligations of the Company Parties hereunder;
(t)	use commercially reasonable efforts to satisfy any conditions under each of the Definitive Documents to which a Company Party is party;
(u)	take all actions necessary or desirable to consummate the Recapitalization Transaction as promptly as possible through (i) a Scheme, if a 75% Condition is satisfied (if it is determined that the Recapitalization Transaction is to be implemented via a Scheme), or (ii) a Consent Solicitation, if the Consensual Conditions are satisfied;

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(v)	if a 75% Condition is satisfied and it is determined that the Recapitalization Transaction is to be implemented in whole or in part via Scheme, provide the Sponsor Advisors, the SUN Group Advisors and the SSN Group Advisors with drafts of the Scheme Documents and all other material documents or pleadings to be distributed to creditors and/or filed with the Court in the proceedings seeking convening or sanction of the Scheme at least three (3) Business Days prior to the date on which the Scheme Company intends to distribute or file the relevant document or pleading (as applicable);
(w)	as soon as practicable, retain and maintain a strategic consultant (the “Strategic Consultant”) and an operational consultant (the “Operational Consultant” and, together with the Strategic Consultant, the “Strategic and Operational Consultants”) on behalf of and as selected by the Required SUN Group Members (and as approved by the Company), and, in any event, no later than 20 days after selection by the Required SUN Group Members (and approval by the Company), execute and deliver an engagement letter, fee letter, or other similar agreement between the Company Parties and such Strategic and Operational Consultants, with responsibilities typical of a strategic consultant and an operational consultant, respectively, in restructurings of this size, and provide such Strategic and Operational Consultants with such information and access to information, management and the advisors of the Company Parties as reasonably requested and/or customary for such a consultant (and instruct management and the advisors of the Company Parties to provide such access and cooperate with such consultant), provided that the engagement letter with such consultant shall include provisions acceptable to the Required SSN Group Members to require that the members of the SSN Group and their advisors are provided with reasonable and timely access to the consultant and its work product (including any reports, analyses, and other deliverables), subject to customary confidentiality undertakings;
(x)	use commercially reasonable efforts to obtain the Required Third-Party Consent as may be reasonably required to consummate the Recapitalization Transaction, including but not limited to the Buyout, the SUN Equitization and/or the PIK Equitization; provided that the Company Parties shall not pay any consent or similar fee in connection with obtaining the Required Third-Party Consent without the prior consent of the Required SSN Group Members and the Required SUN Group Members;
(y)	reimburse all professional fees, costs, disbursements and expenses of Jones Day and local counsel in relation to New York Litigation on the Closing Date in accordance with a funds flow to be agreed between the Company Parties, Sponsor, the Required SSN Group Members and the Required SUN Group Members, subject to delivery of invoices to the Company no less than three (3) Business Days prior to the Closing Date; and
(z)	reimburse all professional fees, costs, disbursements and expenses incurred by the Sponsor, the Shareholder and any of their Affiliates in relation to Relevant Litigation (including the New York Litigation) (the “Litigation Expenses”) on the Closing Date in accordance with a funds flow to be agreed between the Company Parties, Sponsor, the Required SSN Group Members and the Required SUN Group Members, subject to delivery of invoices to the Company no less than three (3) Business Days prior to the Closing Date.

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7.2	Negative Commitments of the Company Parties. Except as (x) set forth in Section 8 or (y) expressly contemplated by this Agreement, during the Agreement Effective Period, each of the Company Parties, jointly and severally, agrees that it shall not, and shall procure that its controlled Affiliates shall not, directly or indirectly:
(a)	object to, delay, impede, or take any other action that is reasonably likely to or the intended purpose of which is to interfere or that would be inconsistent with the acceptance, implementation, or consummation of the Recapitalization Transaction;
(b)	solicit, participate in, negotiate, propose, support, or vote for (in each case, directly or indirectly), any Alternative Transaction that the Company Parties (as applicable) or their applicable Affiliates intend to, or take any action to, consummate or enter into a binding agreement to consummate, prior to the consummation of the Recapitalization Transaction;
(c)	(i) execute or file any agreement, instrument, form, or other document that is utilized to implement or effectuate, or that otherwise relates to, this Agreement and/or the Recapitalization Transaction that, in whole or in part, is not consistent in all respects with this Agreement, including the Term Sheet, or (ii) waive, amend, or modify any of the Definitive Documents (to the extent provided under Section 3.2), which waiver, amendment, modification, or filing contains any provision that is not consistent in all material respects with this Agreement, or is not otherwise acceptable to the Required SSN Group Members and the Required SUN Group Members;
(d)	unless otherwise permitted in accordance with Section 7.2(o) below, enter into any agreements, contracts, arrangements, or understandings between any Company Party, on the one hand, and any other Company Party or any Related Party of any Company Party, on the other hand, other than agreements, contracts, arrangements, or understandings entered into in the ordinary course of business consistent with prior or customary practice;
(e)	enter into any agreements, contracts, arrangements, or understandings between Shareholder and/or Sponsor or any Related Party or Affiliate of the Shareholder and/or Sponsor, on the one hand, and any Company Party or any Related Party of any Company Party, on the other hand (except for any Definitive Documents) provided that this Section 7.2(e) shall not prohibit any payment contemplated by this Agreement including the Transaction Expenses or the Litigation Expenses;
(f)	take any action or encourage any other person or Entity to take any action that is inconsistent in any material respect with, or would have an adverse impact upon, or that is intended to or reasonably likely to frustrate, impede, or delay approval of the implementation or consummation of the Recapitalization Transaction;

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(g)	except as (x) set forth in Section 8 or (y) expressly contemplated by this Agreement, during the Agreement Effective Period, each of the Company Parties, severally and neither jointly, nor jointly and severally, agrees that it shall not, and shall procure that its controlled Affiliates shall not, directly or indirectly without the prior written consent of the Required SSN Group Members and Required SUN Group Members, enter into any proposed settlement of any Claim, litigation, arbitration, dispute, controversy, cause of action, proceeding, appeal, determination, or investigation that (i) will in the Company’s reasonable opinion materially impair the Company Parties’ ability to consummate the Recapitalization Transaction, (ii) will, in the Company’s reasonable opinion, materially impair AIS, AMPSA or any of AMPSA’s direct and indirect subsidiaries’ financial condition, or (iii) in respect of a settlement by AIS, AMPSA or any of AMPSA’s direct and indirect subsidiaries only, is greater than $5 million;
(h)	amend or change, or propose to amend or change, any of their respective Organizational Documents other than as necessary to consummate the Recapitalization Transaction, as set out in the Tax Structuring Paper, or as necessary in the ordinary course of carrying out administrative functions or making administrative changes;
(i)	(i) authorize, create, issue, sell, or grant any additional Equity Interests except in connection with the Recapitalization Transaction or any corporate reorganizations, recapitalizations, consolidations and divisions taking place at one or more Group Companies other than AGSA that are in the ordinary course of business, consistent with past practice, and that are consistent with the terms of any contracts, arrangements, and/or commitments in effect on the Agreement Effective Date; or (ii) split, combine, reclassify, recapitalize, redeem, purchase, acquire, declare or make any distribution on, any Equity Interests except in connection with any distributions on Equity Interests from one Group Company to another Group Company that are in the ordinary course of business, consistent with past practice, and consistent with the terms of any contracts, arrangements, and/or commitments in effect on the Agreement Effective Date;
(j)	(i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims of any of the Consenting Noteholders, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims of any of the Consenting Noteholders, or (ii) support any Person in connection with any of the acts described in clause (i) of this Section 7.2(j); and
(k)	consummate the Recapitalization Transaction unless each of the conditions to the consummation of the Recapitalization Transaction set forth in this Agreement or any other Definitive Document has been satisfied (or waived by the applicable Persons in accordance with Section 18);
(l)	other than as necessary to consummate the Recapitalization Transaction, cause an Event of Default under any of the Existing SSN Indentures, Existing SUN Indentures and Existing PIK Indenture;

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(m)	with the exception of any action taken or transaction entered into (x) in the ordinary course of business, (y) that is consistent with this Agreement, and/or (z) that is reasonably necessary in order to implement or facilitate the Recapitalization Transaction in accordance with this Agreement and the Term Sheet (including the Tax Structuring Paper):
(i)	write off as uncollectible or write down any material third-party notes or third-party accounts receivable (which, for the avoidance of doubt, shall exclude any notes or accounts receivable solely between members of the Group);
(ii)	except as required by GAAP or Law, not make any material change in the Company Parties’ methods, principles and practices of accounting;
(iii)	establish, adopt, enter into, materially amend or modify or terminate any benefit plan other than, consistent with practice, in the ordinary course of business or as a result of broad-based changes that do not result in material increased liability to a purchaser of the assets;
(iv)	make, revoke or change any material tax election, file any amended tax return with respect to material taxes, extend any statute of limitations with respect to taxes, enter into any agreement in respect of a material amount of taxes with any taxing authority, including the settlement or compromise of any tax claim, or enter into any tax sharing, allocation, indemnity or similar agreement;
(v)	permit any registration of intellectual property that is material to the Company Parties’ business to lapse as a result of a failure to pay any renewal fees that fall due and continue to use commercially reasonable efforts to prosecute any application for registration of intellectual property that is material to the Company Parties’ business;
(n)	with respect to contracts with any Affiliate (other than contracts solely by and among members of the Group) or Sponsor or any Related Party of such Affiliate or Sponsor except in connection with the Recapitalization Transaction (including payment of the Transaction Expenses and the Litigation Expenses), (A) amend or modify in any respect, cancel, waive any provision of or give any consent under any such contract, or (B) terminate any such contract or enter into any such contract;
(o)	grant, agree to grant, or make any payment on account of (including pursuant to a key employee retention plan, key employee incentive plan, or other similar arrangement) any additional or any increase in the wages, salary, bonus, commissions, retirement benefits pension, severance, or other compensation or benefits of any management or executive-level employee or director qualifying as an insider under the Bankruptcy Code (other than payments (x) in respect of, pursuant to or in connection with the foregoing not exceeding $2,000,000 in aggregate, or (y) made in the ordinary course of business consistent with past or customary practice), without the prior written consent of the Required SSN Group Members and the Required SUN Group Members;

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(p)	except in accordance with the Recapitalization Transaction or in the ordinary course of business and consistent with past practice, incur any indebtedness or guarantee any indebtedness of another Entity involving amounts greater than $5,000,000 in principal amount in the aggregate across all such transactions without the prior written consent of the Required SSN Group Members and the Required SUN Group Members;
(q)	pledge, encumber, assign, sell, or otherwise transfer, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Equity Interests in the Company Parties, whether held directly or indirectly, to the extent such pledge, encumbrance, assignment, sale, or other transfer will impair any of the Company Parties’ tax attributes and is reasonably expected to result in material adverse tax consequences to the Company Parties;
(r)	except in accordance with the Recapitalization Transaction or in the ordinary course of business and consistent with past practice, sell, transfer, or license any assets, transfer any business opportunity, or assume any liabilities (including, without limitation, any intellectual property) without the prior written consent of the Required SSN Group Members and the Required SUN Group Members; and
(s)	enter into any contract or other binding commitment, whether or not in writing, to do any of the foregoing;

provided that, nothing in this Section 7.2 shall prohibit any steps, actions or transactions taken by the Company Parties in connection with the initiation and/or implementation of the terms of the Term Sheet and the Definitive Documents in accordance with this Agreement.

7.3              Post-Closing Commitments. Each of the Company Parties agree to use best efforts to support the applicable Consenting SUN Holders in taking the actions set forth on Exhibit E-2, including by cooperating with such Consenting SUN Holders to (a) submit a joint Italian Notification and (b) assist with responding to all communications, orders and requests for information from any applicable regulator promptly following receipt.

Section 8
Additional Provisions Regarding Company Parties’ Commitments

8.1	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or restrict any Company Party or the board of directors, board of managers, or similar governing body of any Company Party after consulting with counsel, to take any action or to refrain from taking any action, including with respect to the Recapitalization Transaction, to the extent the board of directors or managers of such Party reasonably determine in good faith, based on the advice of outside counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.1 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall notify (with electronic mail being sufficient) the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors of any determination to take any action or to refrain from taking any action pursuant to this Section 8.1 that would result in a material breach under this Agreement within one (1) Business Day following such determination. Notwithstanding anything to the contrary herein, each Consenting Noteholder and the Sponsor reserves its rights to challenge any action taken or not taken based on such determination. This Section 8.1 shall not impede any Parties’ right to terminate this Agreement.

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8.2	Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.1), each Company Party and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) receive, consider, respond to, discuss, and/or negotiate unsolicited Alternative Transactions and Alternative Transaction Proposals and (b) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Noteholder), or any other Entity regarding the Recapitalization Transaction, in each case, (i) if the board of directors, board of managers, or such similar governing body of such Company Party determines, based on advice of outside counsel, in good faith and consistent with its fiduciary duties, that (A) such Alternative Transaction would maximize the value of the Company Parties’ estates and recoveries to all their stakeholders as compared to the Recapitalization Transaction, and (B) proceeding with the Recapitalization Transaction would be inconsistent with applicable Law or its applicable fiduciary duties under applicable Law. The Company Parties shall (x) provide to the SSN Group Advisors and the SUN Group Advisors a copy of any written proposals and all documentation received in connection therewith (and notice and a written description of all material terms of any oral offer or proposal) for such Alternative Transaction no later than one (1) Business Day following receipt thereof by a Company Party or any Company Advisors. At all times prior to the date on which a Company Party enters into a definitive agreement with respect to an Alternative Transaction that results from an unsolicited Alternative Transaction Proposal, the Company Party shall promptly inform the SSN Group, the SUN Group, the SSN Group Advisors and the SUN Group Advisors regarding (A) any material discussions and/or negotiations relating to any such Alternative Transaction and/or (B) any amendments, modifications, or other changes to, or any further developments of, any such Alternative Transaction, in any such case as is requested by such counsel to keep such counsel contemporaneously informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes, and/or developments; provided that the Company Parties shall only pursue an Alternative Transaction if, in accordance with advice from the Company Advisors, such Alternative Transaction is consistent with the fiduciary duties of the directors or managers of the relevant Company Parties and is reasonably expected to provide a better economic outcome in respect of the Existing SSNs and Existing SUNs.
8.3	Nothing in this Agreement shall (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Recapitalization Transaction or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
8.4	Notwithstanding anything to the contrary in this Agreement, but, in each case, subject to the requirements applicable to Permitted Contingency Planning, each Company Party and their respective investment bankers, attorneys, accountants, consultants and other advisors or representatives shall have the right to receive, consider, respond to, discuss and/or negotiate documentation relating to Permitted Contingency Planning.

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Section 9
Affirmative Commitments of the Sponsor

9.1	Subject to Section 10, during the Agreement Effective Period, the Sponsor agrees to:
(a)	support, approve, implement, and cooperate with each of the other Parties, and use commercially reasonable efforts to take all actions reasonably necessary or reasonably requested by any other Party to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, including voting and exercising any powers or rights available to it (including pursuant to any Scheme in any board or shareholders’ meeting or in any process requiring voting, approval, or any action to which they are legally entitled to participate), in each case, in favor of any matter requiring voting, approval, or action as solicited in accordance with the Definitive Documents to the extent reasonably necessary to implement the Recapitalization Transaction;
(b)	comply with the Milestones;
(c)	use commercially reasonable efforts to cooperate with other Parties to obtain the Required Clearance, including by submitting all required notices, applications or other documentation necessary to obtain the Required Clearance promptly after the Agreement Effective Date, and responding to all communications, orders and requests for information from any applicable regulator promptly following receipt, in each case as are necessary to consummate the Recapitalization Transaction, including but not limited to the SUN Equitization and/or PIK Equitization, including by submitting all necessary notices, applications or other documentation necessary to obtain the Required Clearance promptly after the Agreement Effective Date, if any; provided that the Sponsor shall not be obligated to incur any out-of-pocket costs in discharging such obligations nor initiate, join, participate in or pursue a legal proceeding or action or threaten to do so;
(d)	cooperate with the other Parties and promptly negotiate in good faith and use commercially reasonable efforts to agree, execute, deliver, implement, and effectuate the Definitive Documents (to the extent provided by Section 3.2) that are consistent in all respects with this Agreement and the Term Sheet, as each may be modified, amended, or supplemented in accordance with Section 18 hereof, in form and substance acceptable to the Company Parties, Required SSN Group Members, Required SUN Group Members and the Sponsor (to the extent provided by Section 3.2);
(e)	to the extent necessary to facilitate the implementation and consummation of the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, use commercially reasonable efforts to cooperate with the Company Parties in obtaining additional support for the Recapitalization Transaction from the Company Parties’ other material stakeholders, including additional Existing PIK Holders to the extent necessary or desirable to consummate the Recapitalization Transaction; provided that the Sponsor shall not be obligated to incur any out-of-pocket costs in discharging such obligation; provided, further, that, any action taken by the Sponsor at the written request of the Company Parties pursuant to this Section 9.1(e) shall not constitute a breach by the Sponsor in any respect of any of its obligations, representations, warranties, or covenants set forth in Section 18 of this Agreement;

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(f)	inform the Company Advisors, SSN Group Advisors and SUN Group Advisors as soon as reasonably practicable (and in any event within two (2) Business Days of such actual knowledge) after becoming aware of any and each instance of the following (to the extent not previously disclosed to the Company Advisors, SSN Group Advisors and SUN Group Advisors, as applicable, prior to the Execution Date): (i) the occurrence, or failure to occur, of any event of which it has knowledge, where the occurrence or failure to occur of any such event would be reasonably likely to permit any Party to terminate, or would result in the termination of, this Agreement, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Recapitalization Transaction, (iii) receipt of any written notice from any Governmental Body or regulatory body regarding any approval necessary to consummate the Recapitalization Transaction, (iv) any notice of any commencement of any proceeding commenced, against it relating to or involving or otherwise reasonably affecting in any material respect the Recapitalization Transaction, (v) whether the Sponsor has commenced Permitted Contingency Planning with any other Person and (if applicable) whether such (or any subsequent) Permitted Contingency Planning was with any Company Party, any member of the SSN Group and/or any member of the SUN Group (for the avoidance of doubt, the Sponsor shall not be required to disclose any other details regarding the relevant Permitted Contingency Planning); (vi) a breach of this Agreement by any Party (including a breach by the Sponsor), (vii) any representation or statement made by the Sponsor under this Agreement which is proven that it had actual knowledge to have been incorrect in any material respect when made and which has a material impact on the implementation and consummation of the Recapitalization Transaction, and (viii) the occurrence or existence of any event that shall have made any of the conditions precedent set forth in Section 17 herein incapable of being satisfied prior to the Outside Date;
(g)	to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Recapitalization Transaction, (i) take commercially reasonable steps necessary to eliminate any such impediment, including notifying the Company Advisors, SSN Group Advisors and SUN Group Advisors of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Recapitalization Transaction and (ii) negotiate, subject to applicable Laws and regulations, in good faith appropriate additional or alternative provisions to eliminate any such impediments; provided that (A) the material terms of the Recapitalization Transaction as contemplated herein and in the Term Sheet shall be substantially preserved and (B) the additional or alternative provisions cannot have a material and adverse impact on the Company Parties, the Consenting Noteholders, Sponsor and/or Shareholder in the Recapitalization Transaction provided that the Sponsor shall not be obligated to incur any out-of-pocket costs in discharging such obligations nor initiate, join, participate in or pursue a legal proceeding or action or threaten to do so;

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(h)	use commercially reasonable efforts to (i) complete the preparation, as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents for which it is responsible, (ii) provide each of such Definitive Documents to, and afford reasonable opportunity for comment and review of each of such Definitive Documents by, the Company Advisors, the SSN Group Advisors and the SUN Group Advisors (in each case, to the extent provided by Section 3.2) (including using commercially reasonable efforts to ensure that the Company Advisors, SSN Group Advisors and SUN Group Advisors have at least five (5) Business Days to review such Definitive Documents in advance of any filing, execution, distribution, or use (as applicable) thereof), and (iii) in accordance with Section 3, obtain the written consent (with email from counsel being sufficient) of the Company Parties, Required SSN Group Members and Required SUN Group Members to the form and substance of each of such Definitive Documents to which they respectively have a right of approval pursuant to Section 3;
(i)	to the extent it holds any Existing Notes from time to time, commit to (i) participate in the Recapitalization Transaction, (ii) tender for exchange in any SSN Exchange Offer (to the extent applicable) (and, if applicable, any exchange offer with respect to the Existing SUNs, and Existing PIK Notes) on or prior to the Expiration Time, and in each case not withdraw, all of the Existing Notes beneficially owned by the Sponsor on or prior to the Expiration Time, and (iii) in connection with its tender of such PIK Notes, affirmatively participate in any Consent Solicitations; provided that, notwithstanding anything to the contrary in this Agreement, the Sponsor shall not be obligated to waive any condition to the consummation of any part of the Recapitalization Transaction set forth in any Definitive Document, including the conditions precedent set forth in this Agreement;
(j)	provide all relevant information, documents and materials relating to it and its Affiliates, as may be reasonably requested by the Company Parties for the purposes of preparation of the Consent Solicitation Memorandum and to support and cooperate with each of the Parties in conducting the SSN Exchange Offer and Consent Solicitations pursuant to, and in accordance with, the Consent Solicitation Memorandum, this Agreement, and the Term Sheet; and
(k)	use commercially reasonable efforts to satisfy any conditions under each of the Definitive Documents to which it is party,

provided that, the Sponsor shall not be obligated to incur any out-of-pocket costs, nor shall be obligated to initiate, join, participate in or pursue a legal proceeding or action or threaten to do so, in each case, to discharge any commitments set forth this Section 9.1.

9.2	Negative Commitments of the Sponsor. Except as expressly contemplated by this Agreement, during the Agreement Effective Period, the Sponsor agrees that it shall not, directly or indirectly:
(a)	object to, delay, impede, or take any other action to interfere or that would be inconsistent with the acceptance, implementation, or consummation of the Recapitalization Transaction;

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(b)	solicit, participate in, negotiate, propose, support, deliver consents with respect to, tender any securities of the Company Parties in connection with, or vote for (in each case, directly or indirectly) any Alternative Transaction or any other transaction relating to some or all of the Company Claims other than the Recapitalization Transaction;
(c)	(i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims of any of the Consenting SSN Holders or Consenting SUN Holders, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims of any of the Consenting SSN Holders or Consenting SUN Holders or (ii) support any Person in connection with any of the acts described in this clause (i) of this Section 9.2(c);
(d)	take any action or encourage any other person or Entity to take any action that is inconsistent in any material respect with, would have a material adverse impact upon, or that is intended to or reasonably likely to frustrate, impede, or delay approval of the implementation or consummation of the Recapitalization Transaction;
(e)	except in connection with the Recapitalization Transaction (including, for the avoidance of doubt, any reorganization required to facilitate the sale of the Sponsor as part of the Recapitalization Transaction) or in the ordinary course of business and consistent with past practice, authorize, create, issue, sell, or grant any additional Equity Interests in itself;
(f)	except in accordance with the Recapitalization Transaction (including, for the avoidance of doubt, any reorganization required to facilitate the sale of the Sponsor as part of the Recapitalization Transaction) or in the ordinary course of business and consistent with past practice, incur any indebtedness or guarantee any indebtedness of another Entity without the prior written consent of the Required SSN Group Members and the Required SUN Group Members;
(g)	consummate the Recapitalization Transaction unless each of the conditions to the consummation of the Recapitalization Transaction set forth in this Agreement or any other Definitive Document has been satisfied (or waived by the applicable Persons in accordance with Section 18); or
(h)	except in accordance with the Recapitalization Transaction or in the ordinary course of business and consistent with past practice, sell any Equity Interests in ARDH without the prior written consent of the Required SSN Group Members and the Required SUN Group Members; or
(i)	enter into any contract or any binding commitment, whether or not in writing to do any of the foregoing,

provided that, nothing in this Section 9.2 shall prohibit any steps, actions or transactions taken by the Sponsor in connection with the initiation and/or implementation of the terms of the Term Sheet and the Definitive Documents in accordance with this Agreement and the Definitive Documents.

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Section 10
Additional Provisions Regarding the Sponsor’s Commitments

10.1	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall:
(a)	impair or waive the rights of the Sponsor to assert or raise any objection permitted under this Agreement in connection with the Recapitalization Transaction;
(b)	affect the ability of the Sponsor to consult with any other Party or the Company Parties, or their respective advisors, counsel, or other representatives;
(c)	prevent the Sponsor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any other Definitive Document;
(d)	require the Sponsor, other than as expressly set forth and agreed to in this Agreement or any Definitive Document, to (i) incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, (ii) agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to the Sponsor, except with respect to costs and expenses that a Company Party has agreed to reimburse on terms satisfactory to the Sponsor, or except as contemplated in the Definitive Documents, (iii) provide any information that it reasonably determines to be sensitive or confidential, in each case, other than as contemplated by the terms of this Agreement or (iv) become a party to or institute any litigation or proceeding of any kind with respect to the Recapitalization Transaction or this Agreement;
(e)	(i) prevent the Sponsor from taking any action that is required to comply with applicable Law, (ii) require the Sponsor to take any action which is prohibited by applicable Law, or (iii) waive or forego the benefit of any applicable legal professional privilege; or
(f)	prevent the Sponsor by reason of this Agreement or the Recapitalization Transaction from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like.

10.2          Notwithstanding anything to the contrary in this Agreement the Sponsor or any of its respective Affiliates, or the board of directors, board of managers, officers, employees, investment bankers, attorneys, accountants, consultants, other advisors or representatives, or similar governing body of the Sponsor or any of its respective Affiliates shall have the right to receive, consider, respond to, discuss and/or negotiate documentation relating to Permitted Contingency Planning.

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Section 11
Commitments of the Shareholder

11.1	Subject to Section 11.2, during the Agreement Effective Period, the Shareholder agrees to:
(a)	support and approve as far as he is legally able the Recapitalization Transaction in accordance with this Agreement and the Term Sheet, including voting and exercising any powers or rights available to him under the Existing Notes (including pursuant to any Scheme in any board or shareholders’ meeting or in any process requiring voting, approval, or any action to which he is legally entitled to participate), in each case, in favor of any matter requiring voting, approval, or action as solicited in accordance with the Definitive Documents to the extent necessary to implement the Recapitalization Transaction;
(b)	comply with the Milestones;
(c)	use commercially reasonable efforts to procure that the Sponsor cooperates with the other Parties and promptly negotiates in good faith and agrees, executes, delivers, implements, and effectuates the Definitive Documents (to the extent provided by Section 3.2) that are consistent in all respects with this Agreement and the Term Sheet, as each may be modified, amended, or supplemented in accordance with Section 18 hereof, in form and substance acceptable to the Company Parties, Required SSN Group Members, Required SUN Group Members and the Sponsor (to the extent provided by Section 3.2);
(d)	in respect of any Existing PIK Notes the Shareholder holds from time to time, commit to (i) participate in the Recapitalization Transaction, and (ii) in connection with its tender of such Existing PIK Notes, affirmatively participate in any Consent Solicitations (and, if applicable, any exchange offer with respect to the Existing PIK Notes) on or prior to the Expiration Date, and not withdraw, all of the Existing PIK Notes beneficially owned by the Shareholder on or prior to the Expiration Time); provided that, notwithstanding anything to the contrary in this Agreement, the Shareholder shall not be obligated to waive any condition to the consummation of any part of the Recapitalization Transaction set forth in any Definitive Document, including the conditions precedent set forth in this Agreement; and
(e)	inform the Company Advisors, SSN Group Advisors and SUN Group Advisors as soon as reasonably practicable (and in any event within two (2) Business Days of such actual knowledge) after becoming aware of any and each instance of the following (to the extent not previously disclosed to the Company Advisors, SSN Group Advisors and SUN Group Advisors, as applicable, prior to the Execution Date): (i) the occurrence, or failure to occur, of any event of which he has knowledge, where the occurrence or failure to occur of any such event would be reasonably likely to permit any Party to terminate, or would result in the termination of, this Agreement, (ii) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Recapitalization Transaction, (iii) receipt of any written notice from any Governmental Body or regulatory body regarding any approval necessary to consummate the Recapitalization Transaction,

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(iv) any notice of any commencement of any proceeding commenced, against it relating to or involving or otherwise reasonably affecting in any material respect the Recapitalization Transaction, (v) whether the Shareholder has commenced Permitted Contingency Planning with any other Person and (if applicable) whether such (or any subsequent) Permitted Contingency Planning was with any Company Party, any member of the SSN Group and/or any member of the SUN Group (for the avoidance of doubt, the Shareholder shall not be required to disclose any other details regarding the relevant Permitted Contingency Planning), (vi) a breach of this Agreement by any Party (including a breach by the Shareholder), (vii) any representation or statement made by him under this Agreement which is proven that he had actual knowledge to have been incorrect in any material respect when made and which has a material impact on the implementation and consummation of the Recapitalization Transaction, and (viii) the occurrence or existence of any event that shall have made any of the conditions precedent set forth in Section 17 herein incapable of being satisfied prior to the Outside Date;

provided that, the Shareholder shall not be obligated to incur any out-of-pocket costs, nor shall be obligated to initiate, join, participate in or pursue a legal proceeding or action or threaten to do so, in each case, to discharge any commitments set forth this Section 11.1.

11.2	Notwithstanding anything contained in this Agreement, the Shareholder shall have no obligations under this Agreement except as set out in Section 11.1 and nothing in this Agreement shall:
(a)	affect the ability of the Shareholder to consult with any other Party or the Company Parties, or their respective advisors, counsel, or other representatives;
(b)	impair or waive the rights of the Shareholder to assert or raise any objection not prohibited under this Agreement in connection with the Recapitalization Transaction;
(c)	prevent the Shareholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any other Definitive Document;
(d)	constitute a waiver or amendment of any term or provision of any Existing Document, except as expressly contemplated in this Agreement or the Definitive Documents;
(e)	require the Shareholder, other than as expressly set forth and agreed to in Section 11.1, to (i) incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, (ii) agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to the Shareholder, (iii) provide any information that he reasonably determines to be sensitive or confidential, in each case, other than as contemplated by the terms of this Agreement, or (iv) become a party to or institute any litigation or proceeding of any kind with respect to the Recapitalization Transaction or this Agreement;

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(f)	prevent the Shareholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of his Company Claims or any lien securing any such Company Claims;
(g)	constitute a termination or release of lien on, or any security interest in, any of the assets of the Company Parties that secure obligations under any Existing Document, except as expressly contemplated in the Definitive Documents;
(h)	obligate the Shareholder to deliver a vote or consent to support the Recapitalization Transaction or prohibit the Shareholder from withdrawing such vote or consent, in each case, only from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Closing Date); provided, that upon the withdrawal of any such vote or consent after the Termination Date (other than a Termination Date as a result of the occurrence of the Closing Date), such vote or consent shall be deemed null and void ab initio and the Shareholder shall have the opportunity to change its vote or consent;
(i)	(i) prevent the Shareholder from taking any action that is required to comply with applicable Law, (ii) require the Shareholder to take any action which is prohibited by applicable Law, or (iii) waive or forego the benefit of any applicable legal professional privilege;
(j)	prevent the Shareholder by reason of this Agreement or the Recapitalization Transaction from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or
(k)	prevent the Shareholder from taking any action that is not inconsistent with this Agreement or the Recapitalization Transaction.

11.3          Notwithstanding anything to the contrary in this Agreement, but, in each case, subject to the requirements applicable to Permitted Contingency Planning, the Shareholder or any of his respective Affiliates, or the board of directors, board of managers, officers, employees, investment bankers, attorneys, accountants, consultants, other advisors or representatives, or similar governing body of any of the Shareholder’s Affiliates shall have the right to receive, consider, respond to, discuss and/or negotiate documentation relating to Permitted Contingency Planning.

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Section 12
Transfer of Interests and Securities

12.1	During the Agreement Effective Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Company Claims to any other Person. Notwithstanding the foregoing sentence, during the Agreement Effective Period, any Consenting Noteholder may Transfer such ownership to any Person, if (such transferee described in (a) below, a “Permitted Transferee”):
(a)	the authorized transferee is:

(i)                 either (x) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, or (y) a non-U.S. person acquiring such Company Claims in an offshore transaction as defined under Regulation S under the Securities Act, or (z) an institutional “accredited investor” (within the meaning of the Rules); and

(ii)              either (x) a Qualified Marketmaker, or (y) a Consenting Noteholder, or (z) a Person that will sign a Joinder to become a Consenting Noteholder; and

(b)	either:

(i)                 if the Permitted Transferee is a Qualified Marketmaker, such Consenting Noteholder shall provide notice (which may be by email) of the Transfer and identity of the Qualified Marketmaker to the Exchange and Tabulation Agent within five (5) Business Days of settlement of such Transfer; or

(ii)              if the Permitted Transferee is not a Qualified Marketmaker, both the Consenting Noteholder and that person have delivered, within five (5) Business Days of settlement of any Transfer, a duly completed and signed Transfer Notice or Joinder, as applicable, to the Company Advisors and Exchange and Tabulation Agent and where the Transfer is to a person not already a Consenting Noteholder, this Agreement shall be read and construed as if that person were a Party to this Agreement (as a Consenting Noteholder) from the date of the Transfer Notice or Joinder, as applicable.

12.2	Upon compliance with the requirements of Section 12.1, the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement, which shall continue to apply (and otherwise only to the extent of the rights and obligations in respect of such transferred Company Claims); provided that the Transfer shall not relieve the transferor from any liability arising from any breach of this Agreement occurring prior to the applicable Transfer. The transferee shall be deemed to be a Consenting Noteholder under this Agreement with respect to such transferred Company Claims.
12.3	This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Company Claims; provided, however, that (a) such Consenting Noteholder (i) must provide an Increase/Decrease Notice of such acquisition (including the amount and type of Company Claims acquired) to the Company Advisors and Exchange and Tabulation Agent within five (5) Business Days of such acquisition (calculated based on the settled trade date) or, (ii) in the Exchange and Tabulation Agent’s discretion, may provide such notice in any other manner, and (b) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed to be subject to this Agreement, including the covenants set forth in Section 5 and Section 6, as applicable (regardless of when or whether notice of such acquisition is given to the Company Advisors and the Exchange and Tabulation Agent). For the avoidance of doubt, any Consenting Noteholder that has acquired additional Company Claims shall be entitled to participate in the Recapitalization Transaction on the terms set out in the Term Sheet in respect of any additionally acquired Company Claims, subject to any agreed bar date in the Definitive Documents.

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12.4	Neither this Agreement nor its Section 12 shall impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling any Consenting Noteholder to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.
12.5	Notwithstanding Section 12.1, a Qualified Marketmaker that acquires any Company Claims that are subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Notice in respect of such Company Claims if (i) such Qualified Marketmaker subsequently transfers such Company Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) Business Days of its acquisition (from the settlement date) to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor of the Qualified Marketmaker; (ii) the transferee is already a Consenting Noteholder or is agreeing to execute and deliver a Joinder; (iii) the transferee otherwise is a Permitted Transferee under Section 12.1 and (iv) the Transfer otherwise is a permitted Transfer under Section 12.1. To the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Company Claims that it acquires (in its capacity as Qualified Marketmaker) from a holder of the Company Claims who is not a Consenting Noteholder to a transferee, without the requirement that such transferee be a Permitted Transferee.
12.6	The Company Parties understand that the Consenting Noteholders are engaged in a wide range of financial services and businesses, and in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s), fund(s), account(s), business group(s), and/or unit(s) of the Consenting Noteholders that principally manage and/or supervise each Consenting Noteholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of each Consenting Noteholder so long as they are not acting at the direction or for the benefit of such Consenting Noteholder or in connection with such Consenting Noteholder’s investment in the Company Parties; for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any Person or any trading desk(s), fund(s), account(s), business group(s), and/or unit(s) therein of, or advised by the same investment advisor of, a Consenting Noteholder shall not be a Consenting Noteholder nor deemed an Affiliate, Consenting Noteholder Releasing Party, or Related Party of a Consenting Noteholder, including, without limitation, to the extent expressly excluded on a Consenting Noteholder’s signature page to this Agreement.

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12.7	Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Noteholder that is a Qualified Marketmaker before the Agreement Effective Date, such Consenting Noteholder shall be a Consenting Noteholder hereunder solely with respect to the Company Claims listed on such signature pages and shall not be required to comply with this Agreement for any other Company Claim it may hold from time to time in its role as a Qualified Marketmaker, provided that the Consenting Noteholder shall not so hold any Company Claims in its capacity as a Qualified Marketmaker for longer than ten (10) Business Days without notifying the Company Advisors of such Company Claims and becoming required to comply with this Agreement in respect of such Company Claims in accordance with Section 12.3.
12.8	Notwithstanding anything to the contrary in this Section 12, the restrictions on Transfer set forth in this Section 12 shall not apply to the grant of any liens or encumbrances on any claims and interests (i) in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests or (ii) related to any collateralized loan obligation and its fund structuring or the issuance of any notes or any similar instruments related thereto.
12.9	Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that (i) a Consenting Noteholder may hold its Company Claims in a margin or prime brokerage account in the ordinary course of its operations, and such Company Claims may be subject to customary security interests or liens in favor of the prime broker; provided, however, that the Consenting Noteholder shall (a) retain the ability to direct all voting, tender, and consent rights associated with such Company Claims and (b) ensure that any lending, rehypothecation, or transfer of such Company Claims by the prime broker does not interfere with the Consenting Noteholder’s obligations under this Agreement and (ii) certain Existing Notes held by the Consenting Noteholders may be subject to Repo Lending Arrangement or Repo Financing Arrangement as of the date hereof and that the foregoing is qualified by the fact that such Existing Notes may be subject to Repo Lending Arrangement or Repo Financing Arrangement; provided that with respect to Repo Financing Arrangements such Consenting Noteholder shall have such full power and authority referred to in Section 13.1(b), and such ownership referred to in Section 13.1(c) free and clear of such restrictions on the relevant consent, voting and tender dates described herein.
12.10	Notwithstanding anything to the contrary in this Agreement or any term of any Confidentiality Agreement entered into between any Consenting Noteholder and the Company, the Parties may share a redacted form of this Agreement that removes all signature pages with a potential Transferee, a Qualified Marketmaker or a potential Qualified Marketmaker.
12.11	Parties who are members of the SSN Group shall promptly, and in any event within one (1) Business Day, provide the principal amount of the Existing Notes held by such Party and its managed funds and accounts to Gibson upon reasonable request by any SSN Group Advisors.

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12.12	Parties who are members of the SUN Group shall promptly, and in any event within one (1) Business Day, provide the principal amount of Company Claims held by such Party and its managed funds and accounts to Akin upon reasonable request by any SUN Group Advisors.

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Section 13
Representations and Warranties of Consenting Noteholders

13.1	Each Consenting Noteholder, severally and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement and as of the Closing Date (subject to Section 13.2 and any Transfers made pursuant to Section 12):
(a)	it is the beneficial or record owner (which shall be deemed to include unsettled trades or Company Claims on loan) of the face amount of its respective Company Claims or is the nominee, investment manager, or advisor for beneficial owners of such Company Claims reflected on, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims other than those reflected on such Consenting Noteholder’s signature page to this Agreement, a Joinder or a Transfer Notice, as applicable (as it may be updated pursuant to Section 12), or as are held in its capacity as Qualified Marketmaker; provided that it shall not be deemed a breach of this Section 13.1(a) if a Consenting Noteholder is an Affiliate of, or under common investment manager with, an individual fund or account that cannot execute this Agreement or participate in the Recapitalization Transaction for structural reasons;
(b)	it has (or upon the settlement of unsettled trades or Company Claims on loan, will have) the full power and authority to act on behalf of, vote, tender, approve changes to, Transfer and consent to matters concerning such Company Claims as contemplated by this Agreement subject to applicable Law;
(c)	such Company Claims are (or will be upon the settlement of unsettled trades or Company Claims on loan) free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)	solely with respect to Company Claims (i) it is either (A) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, (B) a non-U.S. person acquiring any securities pursuant to the Recapitalization Transaction in an offshore transaction as defined under Regulation S under the Securities Act, or (C) an institutional “accredited investor” (within the meaning of the Rules) and (ii) any securities acquired by such Consenting Noteholder in connection with the Recapitalization Transaction will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;
(e)	it is not a retail investor in the European Economic Area (defined as a person who is one (or more) of: (x) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (y) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (z) a person that is not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”));

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(f)	it is not a retail investor in the United Kingdom (defined as (A) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union Withdrawal Act 2018 (“EUWA”); (B) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic UK law by virtue of the EUWA; or (C) not a qualified investor as defined in Article 2 the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA);
(g)	it is an institution which (a) is a sophisticated institutional investor and (b) has such knowledge and experience in financial and business matters and expertise in assessing credit and equity risk and is capable of evaluating the merits and risks of supporting the Recapitalization Transaction and making an investment in any securities offered pursuant to the Recapitalization Transaction (and has sought such accounting, legal, tax and other advice as it has considered necessary to make an informed investment decision);
(h)	it understands that any securities issued or sold pursuant to the Recapitalization Transaction will not be registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein;
(i)	it is aware of the business affairs and financial condition of the Company and its respective subsidiaries, and any other entities that are the subject of the Recapitalization Transaction, and has acquired sufficient information to permit it to evaluate the merits and risks of its investment in any securities issued or sold pursuant to the Recapitalization Transaction and to reach an informed and knowledgeable decision about whether to acquire such securities;
(j)	it has the full power to vote, consent, approve changes to, and transfer all of its Company Claims as contemplated by this Agreement subject to applicable Law;
(k)	it does not directly or indirectly own any Company Claims other than as identified below its name on its signature page hereof; provided that it shall not be deemed a breach of this Section 13.1(k) if a Consenting Noteholder is an Affiliate of, or under common investment manager with, an individual fund or account that cannot execute this Agreement or participate in the Recapitalization Transaction for structural reasons; provided, further, that for purposes of this Section 13.1(k) and for the avoidance of doubt, “Consenting Noteholder” shall mean and be reference to the desk, team, fund(s), account(s), group(s), or unit(s) therein of such Consenting Noteholder identified in such Consenting Noteholder’s signature page hereto or in any Joinder or Transfer Notice and only those Company Claims of such desk, team, fund(s), account(s), group(s) or unit(s) thereof set forth or identified in such signature page, Joinder, or Transfer Notice, and only those Company Claims of such desk, team, fund(s), account(s), group(s) or unit(s) thereof set forth or identified in such signature page, Joinder, or Transfer Notice; and

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(l)	it has entered into this Agreement in respect of all the Existing Notes of which it is beneficial or record owner and it understands that the terms of this Agreement will govern the exercise of its rights in respect of all (and not only some) of such Existing Notes and the related Company Claims, provided, however, it is understood and agreed that the representations and warranties made by a Consenting Noteholder that is an investment manager, advisor, or subadvisor of a beneficial owner of Company Claims are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor, or subadvisor, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager, advisor, or subadvisor.

13.2	The representations in Section 13.1 shall not apply in respect of any Company Claim subject to any Repo Lending Arrangement, unless (and until) such Company Claim subject to a Repo Lending Arrangement has been transferred or returned to a Consenting Noteholder.

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Section 14
Mutual Representations, Warranties, and Covenants

14.1	Each of the Parties (other than the Shareholder), severally and not jointly, represents, warrants, and covenants to each other Party that, as of the date such Party executes and delivers this Agreement (or, in the case of any Consenting Noteholder that accedes to this Agreement, the date such Consenting Noteholder execute a Joinder or Transfer Notice as applicable) and as of the Closing Date the following statements are true:
(a)	it is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization or incorporation, and has all requisite corporate, partnership, limited liability company, or other organizational power and authority to enter into this Agreement and to carry out the Recapitalization Transaction contemplated herein, and to perform its respective obligations under this Agreement;
(b)	this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction;
(c)	except as expressly provided in this Agreement (including the Term Sheet), the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, (i) violate any provision of Law, rule, or regulation applicable to it or any of its subsidiaries or conflict in any material respect with any Law or regulation applicable to it or its Organizational Documents or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its Organizational Documents or any material contractual obligations to which it or any of its subsidiaries is a party;
(d)	except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Recapitalization Transaction contemplated by, and perform its respective obligations under, this Agreement;
(e)	as of the Agreement Effective Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and
(f)	except as expressly provided by this Agreement, it is not party to any restructuring support or similar agreements or arrangements regarding the equity or indebtedness of any of the Company Parties that have not been disclosed to all Parties to this Agreement except for the SUN Group Coop Agreement and the SSN Group Coop Agreement.
14.2	The Shareholder, severally and not jointly with any other Party, represents and warrants to each other Party that, as of the date the Shareholder executes and delivers this Agreement and as of the Closing Date the following statements are true:

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(a)	the Shareholder has all requisite legal right, power, capacity, and authority to enter into this Agreement and to perform his obligations under this Agreement.
(b)	this Agreement is a legal, valid, and binding obligation of the Shareholder, enforceable against him in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction;
(c)	except as expressly provided in this Agreement (including the Term Sheet), the entry into and performance by the Shareholder of, and the transactions contemplated by, this Agreement do not, and will not, (i) violate any provision of Law, rule, or regulation applicable to him or conflict in any material respect with any Law or regulation applicable to him, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which he is a party;
(d)	except as expressly provided in this Agreement, he has (or will have, at the relevant time) all requisite power and authority to enter into, execute, and deliver this Agreement and to perform his respective obligations under, this Agreement;
(e)	as of the Agreement Effective Date, the Shareholder has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent him from taking any action required of him under this Agreement; and
(f)	except as expressly provided by this Agreement, he is not party to any restructuring support or similar agreements or arrangements regarding the equity or indebtedness of any of the Company Parties that have not been disclosed to all Parties to this Agreement.
14.3	The Sponsor, severally and not jointly with any other Party, represents and warrants to each other Party that, as of the date the Sponsor executes and delivers this Agreement the following statements are true:
(a)	information in respect of the Sponsor’s controlling person and the Sponsor’s shareholding in ARDH as shown on the Lighthouse: Basic Shareholder Structure document that was provided to the SSN Group Advisors, and the SUN Group Advisors on July 23, 2025 hereto is accurate in all material respects;
(b)	the Sponsor directly owns the number of ordinary shares (in each class A to E) representing 33.8839% of the entire issued and outstanding share capital of ARDH and has the right, jointly with another entity that is fully owned by the Shareholder, to exercise control over, ARDH;
(c)	ARDH directly owns shares representing more than 50% of the entire issued and outstanding share capital of ARD Investments Sarl;
(d)	ARD Investments Sarl indirectly holds, through a number of its wholly owned subsidiaries, the shares in the Company representing 99.43% of the entire issued and outstanding share capital of the Company;

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(e)	the Report and Annual Accounts of Sponsor as at February, 28, 2025 fairly present the state of affairs of the Sponsor and its assets and liabilities as at February 28, 2025, save that the shareholding percentages are as set out in Section 14.3(b) and Section 14.3(c); and
(f)	since February 28, 2025, the Sponsor (a) has carried on business in the ordinary course and in accordance with its past practices as a holding company; and (b) has not incurred any material liabilities, acquired assets or entered into contracts which it would not be able to fully as-sign, transfer or dispose of by the Closing Date.

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Section 15
Exchange and Tabulation Agent

15.1	The Company has appointed the Exchange and Tabulation Agent, and the Exchange and Tabulation Agent shall be responsible for, among other things:
(a)	receipt and processing of Joinders, Transfer Notices, Increase/Decrease Notices and other related documents;
(b)	reconciling the holdings of the Consenting Noteholders;
(c)	calculating the holdings of the Consenting Noteholders and percentages of relevant supporting debt; and
(d)	calculating the holdings of the Consenting Noteholders to establish whether requisite majorities required pursuant to this Agreement have been reached,

in consultation with the Company and the Company Advisors.

15.2	The decision of the Exchange and Tabulation Agent in relation to any reconciliations and calculations (as applicable) which may be required shall be final and may not be disputed by any Party (in the absence of manifest error).
15.3	Sponsor, Shareholder, and each Consenting Noteholder in its capacity as such and, if applicable, as a SSN Group member and/or SUN Group member, hereby unconditionally and irrevocably waive and release any claims which may arise against the Exchange and Tabulation Agent after the date of this Agreement (save in the case of willful misconduct, fraud or negligence), in each case in relation to the Exchange and Tabulation Agent’s performance of its role in connection with the Recapitalization Transaction.
15.4	The Exchange and Tabulation Agent shall provide any Consenting Noteholder with such information relating to the reconciliations and calculations referred to above as that person may reasonably request for the purposes of evaluating and checking such reconciliations and calculations, provided that it does not identify any other Consenting Noteholder or its supporting debt.
15.5	In undertaking the reconciliations and calculations referred to above, the Exchange and Tabulation Agent and/or the Company Parties may request, and the relevant Consenting Noteholder shall deliver, such evidence as may reasonably be required by the Exchange and Tabulation Agent and/or the Company Parties (to the reasonable satisfaction of the Exchange and Tabulation Agent and/or the Company Parties (as applicable)).
15.6	Each Party agrees that for the purposes of any reconciliation and calculation, including for the purpose of assessing whether any requisite majorities required pursuant to this Agreement have been achieved or the performance of any other duty or function by the Exchange and Tabulation Agent under this Agreement, the Exchange and Tabulation Agent may:
(a)	rely upon the principal amount of Company Claims shown opposite the Consenting Noteholder’s name in the relevant part of Consenting Noteholder signature page to this Agreement or in the most recent Joinder, Transfer Notice and/or Increase/Decrease Notice, and any Evidence of Beneficial Holding duly completed and executed by the Consenting Noteholder under this Agreement and assume that the principal amount(s) of supporting debt set out therein represents the total principal amount of supporting debt held by, or owed to, that Consenting Noteholder;

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(b)	assume that each Consenting Noteholder which has provided information in relation to its supporting debt and has purported to enter into and deliver this Agreement or a Joinder and deliver a Transfer Notice and/or Increase/Decrease Notice, has authority to execute and has executed such documents;
(c)	rely upon any confirmation of debt provided to it by the SSN Group, the SSN Group’s Advisors; the SUN Group, and the SUN Group’s Advisors; and
(d)	base all calculations and confirmations on the principal amount of the relevant and/or supporting debt.

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Section 16
Termination Events

16.1	Required SSN Group Members Termination Events. Subject to Section 16.5, on any date prior to the Closing Date, this Agreement may be terminated by the Required SSN Group Members as to all Parties, by the delivery to the Company Parties, the Sponsor, the Shareholder, the SUN Group and the other Consenting Noteholders of a written notice in accordance with Section 20.9, stating in reasonable detail the basis for such termination, upon the occurrence of the following events; provided that the terminating Required SSN Group Members shall exclude any member of the SSN Group to the extent such member’s breach of this Agreement resulted in the termination event below:
(a)	the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement or any Definitive Document that has become effective that remains uncured for a period of ten (10) Business Days after the Required SSN Group Members transmits a written notice in accordance with Section 20.9 detailing any such breach; provided that such termination shall only be effective as against the breaching Consenting Noteholder as applicable; provided, further, that the Required SSN Group Members may terminate this Agreement as to all Parties if the breach of one or more member of the SUN Group results in (i) the aggregate principal amount of Existing SSNs held by the Consenting SSN Holders party to this Agreement being less than the SSN Threshold; or (ii) the aggregate principal amount of Existing SUNs held by the Consenting SUN Holders party to this Agreement being less than the SUN Threshold;
(b)	failure of the Company Parties to pay any and all Transaction Expenses of the SSN Group Advisors as and when required and such failure remains uncured for three (3) Business Days after the Terminating Party has transmitted a written notice to the Company Parties in accordance with Section 20.9 detailing such failure;
(c)	the breach in any material respect by the Sponsor, Shareholder or the Company Parties of any provision set forth in this Agreement or any Definitive Document that has become effective that remains uncured for a period of ten (10) Business Days after the Required SSN Group Members transmits a written notice in accordance with Section 20.9 detailing any such breach;
(d)	any Milestone (other than the Milestone in Section 4.1(b)) is not achieved except where such Milestone has been waived by the Company, the Sponsor, the Required SSN Group Members and the Required SUN Group Members (as applicable and e-mail shall suffice); provided that the right to terminate this Agreement under this clause shall not be available if the failure to achieve such Milestone is caused by, or resulted from, the Required SSN Group Members’ failure to comply with this Agreement;
(e)	the Milestone in Section 4.1(b) has not been fully satisfied on or prior to the 10th Business Day from the Agreement Effective Date provided that, on or after the 10th Business Day from the Agreement Effective Date but on or prior to the 20th Business Day from the Agreement Effective Date, the Required SSN Group Members have given the other Parties five (5) Business Days’ notice in accordance with Section 20.9 of their intention to terminate this Agreement provided further that a notice given under this Section 16.1(e): (i) may be revoked by the Required SSN Group Members at any time prior to termination of the Agreement; (ii) may be unilaterally extended by the Required SSN Group Members to take effect on any date on or prior to the twenty-fifth (25th) Business Day from the Agreement Effective Date; and (iii) will cease to be effective should the Milestone in Section 4.1(b) be fully satisfied prior to termination of the Agreement;

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(f)	the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, decision, determination, or order that (i) enjoins the consummation of a material portion of the Recapitalization Transaction, or renders the Recapitalization Transaction illegal or impossible and (ii) remains in effect for twenty (20) Business Days after the Required SSN Group Members transmit a written notice in accordance with Section 20.9 detailing any such issuance; provided that this termination right shall not apply to or be exercised by the Required SSN Group Members if such Party sought or requested such ruling, judgment, decision, determination, or order in contravention of any obligation or restriction set out in this Agreement; provided further that the issuance of a temporary restraining order or a preliminary injunction shall not give rise to any termination right under this Section 16.1(f) until sixty (60) days thereafter;
(g)	any of the Definitive Documents do not comply with Section 3 of this Agreement;
(h)	any Company Party, Sponsor, or Shareholder (i) consummates, or enters into a binding agreement to consummate, an Alternative Transaction, (ii) exercises any of its rights, or provides notice under, Section 8.1, or (iii) publicly announces, or announces to the Sponsor, any Consenting Noteholder, other holder of Company Claims, the SSN Group Advisors, the SUN Group Advisors or any other party its intention to pursue an Alternative Transaction or not to pursue or support the Recapitalization Transaction;
(i)	any Definitive Document that has been entered into and become effective does not comply with Section 3.1 of this Agreement;
(j)	(i) any Company Party or Material Subsidiary, without the consent of the Required SSN Group Members, (A) commences a voluntary case under any chapter of title 11 of the United States Code, 11 U.S.C §§ 101–1532 ( the “United States Bankruptcy Code”), a voluntary liquidation (liquidation volontaire) under Luxembourg law or any analogous procedure under the laws of any other jurisdiction, (B) consents to the appointment of, or taking possession by, a receiver, administrator, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or Material Subsidiary or the property or assets of any Company Party or Material Subsidiary, (C) seeks any arrangement, adjustment, protection, or relief of its debtors, or (D) makes any general assignment for the benefit of its creditors, in each case other than with a view to implement the Recapitalization Transaction as agreed and pursuant to the terms of this Agreement (including Section 3.2), or (ii) the commencement of an involuntary case against any Company Party or Material Subsidiary or the filing of an involuntary petition or application seeking bankruptcy, insolvency, winding up,

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dissolution, liquidation, administration, administrative dissolution without liquidation, moratorium, reorganization, corporate reorganization, judicial reorganization, reorganization by amicable agreement, any stay of enforcement and/or proceedings, or other relief in respect of any Company Party or Material Subsidiary, or its debts, or of a substantial part of its assets, under any federal, state, provincial, or other foreign bankruptcy, insolvency, corporate restructuring, administrative receivership, or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding; provided that this termination right may not be exercised by the SSN Group if a member of the SSN Group directly or indirectly commenced, filed, or supported such case or proceeding, with respect to clause (ii) of this Section 16.1(j);

(k)	this Agreement is amended in a manner that materially and adversely affects the Consenting SSN Holders without the consent of the Consenting SSN Holders;
(l)	a termination of the New Money Commitment Letter; provided that no termination right shall arise under this Section 16.1(l) if such termination of the New Money Commitment Letter is the result of a breach of Section 3.2;
(m)	the termination of this Agreement in accordance with its terms by the Company Parties, the Required SUN Group Members, the Sponsor or the Shareholder;
(n)	any Company Party terminates or does not comply with the terms of in any material respect any engagement letter, fee letter, or other similar agreement then in effect between the Company Parties and any SSN Group Advisor; or
(o)	the Outside Date shall have occurred.
16.2	Required SUN Group Members Termination Events. Subject to Section 16.5, on any date prior to the Closing Date, this Agreement may be terminated by the Required SUN Group Members as to all Parties, by the delivery to the Company Parties, the Sponsor, the Shareholder, the SSN Group, and the other Consenting Noteholders of a written notice in accordance with Section 20.9, stating in reasonable detail the basis for such termination, upon the occurrence of the following events provided that the terminating Required SUN Group Members shall exclude any member of the SUN Group to the extent such member’s breach of this Agreement resulted in the termination event below:
(a)	the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement or any Definitive Document that has been entered into that remains uncured for a period of ten (10) Business Days after the Required SUN Group Members transmits a written notice in accordance with Section 20.9 detailing any such breach; provided that such termination shall only be effective as against the breaching Consenting Noteholder as applicable; provided, further, that the Required SUN Group Members may terminate this Agreement as to all Parties if the breach of one or more members of the SSN Group results in (i) the aggregate principal amount of Existing SSNs held by the Consenting SSN Holders party to this Agreement being less than the SSN Threshold; or (ii) the aggregate principal amount of Existing SUNs held by the Consenting SUN Holders party to this Agreement being less than the SUN Threshold;

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(b)	failure of the Company Parties to pay any and all Transaction Expenses of the SUN Group Advisors as and when required and such failure remains uncured for three (3) Business Days after the Terminating Party has transmitted a written notice to the Company Parties in accordance with Section 20.9 detailing such failure;
(c)	any Milestone (other than the Milestone in Section 4.1(b)) is not achieved except where such Milestone has been waived by the Company, the Sponsor, the Required SSN Group Members and the Required SUN Group Members (as applicable and e-mail shall suffice); provided that the right to terminate this Agreement under this clause shall not be available if the failure to achieve such Milestone is caused by, or resulted from, the Required SUN Group Members’ failure to comply with this Agreement;
(d)	the breach in any material respect by the Sponsor, the Shareholder or the Company Parties of any provision set forth in this Agreement or any Definitive Document that has become effective that remains uncured for a period of ten (10) Business Days after the Required SUN Group Members transmits a written notice in accordance with Section 20.9 detailing any such breach;
(e)	the Milestone in Section 4.1(b) has not been fully satisfied on or prior to the 10th Business Day from the Agreement Effective Date provided that, on or after the 10th Business Day from the Agreement Effective Date but on or prior to the 20th Business Day from the Agreement Effective Date, the Required SUN Group Members have given the other Parties five (5) Business Days’ notice in accordance with Section 20.9 of their intention to terminate this Agreement provided further that a notice given under this Section 16.2(d): (i) may be revoked by the Required SUN Group Members at any time prior to termination of the Agreement; (ii) may be unilaterally extended by the Required SUN Group Members to take effect on any date on or prior to the twenty-fifth (25th) Business Day from the Agreement Effective Date; and (iii) will cease to be effective should the Milestone in Section 4.1(b) be fully satisfied prior to termination of the Agreement;
(f)	the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, decision, determination, or order that (i) enjoins the consummation of a material portion of the Recapitalization Transaction, or renders the Recapitalization Transaction illegal or impossible and (ii) remains in effect for twenty (20) Business Days after the Required SUN Group Members transmit a written notice in accordance with Section 20.9 detailing any such issuance; provided that this termination right shall not apply to or be exercised by the Required SUN Group Members if such Party sought or requested such ruling, judgment, decision, determination, or order in contravention of any obligation or restriction set out in this Agreement; provided further that the issuance of a temporary restraining order or a preliminary injunction shall not give rise to any termination right under this Section 16.2(f) until sixty (60) days thereafter;

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(g)	any of the Definitive Documents do not comply with Section 3 of this Agreement;
(h)	any Company Party, Sponsor or Shareholder (i) consummates, or enters into a binding agreement to consummate, an Alternative Transaction, (ii) exercises any of its rights, or provides notice under, Section 8.1, or (iii) publicly announces, or announces to any Consenting Noteholder, other holder of Company Claims, the SSN Group Advisors or the SUN Group Advisors or any other party its intention to pursue an Alternative Transaction or not to pursue or support the Recapitalization Transaction;
(i)	any Definitive Document that has been entered into and become effective does not comply with Section 3.1 of this Agreement;
(j)	(i) any Company Party or Material Subsidiary, without the consent of the Required SUN Group Members, (A) commences a voluntary case under any chapter of title 11 of the United States Bankruptcy Code, a voluntary liquidation (liquidation volontaire) under Luxembourg law or any analogous procedure under the laws of any other jurisdiction, (B) consents to the appointment of, or taking possession by, a receiver, administrator, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or Material Subsidiary or the property or assets of any Company Party or Material Subsidiary, (C) seeks any arrangement, adjustment, protection, or relief of its debtors, or (D) makes any general assignment for the benefit of its creditors, in each case other than with a view to implement the Recapitalization Transaction as agreed and pursuant to the terms of this Agreement (including Section 3.2), or (ii) the commencement of an involuntary case against any Company Party or Material Subsidiary or the filing of an involuntary petition or application seeking bankruptcy, insolvency, winding up, dissolution, liquidation, administration, administrative dissolution without liquidation, moratorium, reorganization, corporate reorganization, judicial reorganization, reorganization by amicable agreement, any stay of enforcement and/or proceedings, or other relief in respect of any Company Party or Material Subsidiary, or its debts, or of a substantial part of its assets, under any federal, state, provincial, or other foreign bankruptcy, insolvency, corporate restructuring, administrative receivership, or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding; provided that this termination right may not be exercised by the SUN Group if a member of the SUN Group directly or indirectly commenced, filed, or supported such case or proceeding, with respect to clause (ii) of this Section 16.1(j);
(k)	this Agreement is amended in a manner that materially and adversely affects the Consenting SUN Holders without the consent of the Consenting SUN Holders;
(l)	a termination of the New Money Commitment Letter; provided that no termination right shall arise under this Section 16.2(l) if such termination of the New Money Commitment Letter is the result of a breach of Section 3.2;
(m)	the termination of this Agreement in accordance with its terms by the Company Parties, the Required SUN Group Members, the Sponsor or the Shareholder;

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(n)	any Company Party terminates or does not comply with the terms of in any material respect any engagement letter, fee letter, or other similar agreement then in effect between the Company Parties and any SUN Group Advisor; or
(o)	the Outside Date shall have occurred.
16.3	Company Party Termination Events. Subject to Section 16.5, any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 20.9 upon the occurrence of any of the following events provided that the occurrence of any of the following events is not as a result of any breach of this Agreement by any Company Party:
(a)	the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement or any Definitive Document that has been entered into in connection with the Recapitalization Transaction that remains uncured for a period of ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 20.9 detailing any such breach; provided that such termination shall only be effective as against the breaching Consenting Noteholder (as applicable); provided, further, that the Company Parties may terminate this Agreement as to all Parties if (x) the breach of one or more Consenting SSN Holders results in the aggregate principal amount of Existing SSNs held by the Consenting SSN Holders party to this Agreement being less than the SSN Threshold or (y) the breach of one or more Consenting SUN Holders results in the aggregate principal amount of Existing SUNs held by the Consenting SUN Holders party to this Agreement being less than the SUN Threshold;
(b)	the breach in any material respect by the Sponsor of any provision set forth in this Agreement or any Definitive Document that has be entered that (i) is materially adverse to the Company Parties (acting reasonably) and (ii) remains uncured for a period of ten (10) Business Days after the relevant Company Party transmits a written notice in accordance with Section 20.9 detailing any such breach;
(c)	following the delivery of notice by the Company Parties pursuant to Section 8.1, the board of directors, board of managers, or such similar governing body of any Company Party determines, in good faith, after consulting with outside counsel, (i) that proceeding with the Recapitalization Transaction would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Transaction, in each case, pursuant to Section 8.1;
(d)	the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, decision, determination, or order that (i) enjoins the consummation of a material portion of the Recapitalization Transaction, or renders the Recapitalization Transaction illegal or impossible and (ii) remains in effect for twenty (20) Business Days after any Company Party transmits a written notice in accordance with Section 20.9 detailing any such issuance; provided that this termination right shall not apply to or be exercised by any of the Company Parties if it sought or requested such ruling, judgment, decision, determination, or order in contravention of any obligation or restriction set out in this Agreement; provided further that the issuance of a temporary restraining order or a preliminary injunction shall not give rise to any termination right under this Section 16.3(d) until sixty (60) days thereafter;

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(e)	any Definitive Document that has been entered into and has become effective does not comply with Section 3.1 of this Agreement;
(f)	this Agreement is amended in a manner that materially and adversely affects the Company Parties without the consent of the Company;
(g)	a termination of the New Money Commitment Letter, provided that no termination right shall arise under this Section 16.3(g) if such termination of the New Money Commitment Letter is the result of a breach of Section 3.2;
(h)	the Milestone in Section 4.1(b) has not been fully satisfied on or prior to the 10th Business Day from the Agreement Effective Date provided that, on or after the 10th Business Day from the Agreement Effective Date but on or prior to the 20th Business Day from the Agreement Effective Date, the Company has given the other Parties five (5) Business Days’ notice in accordance with Section 20.9 of their intention to terminate this Agreement provided further that a notice given under this Section 16.3(h): (i) may be revoked by the Company at any time prior to termination of the Agreement; (ii) may be unilaterally extended by the Company to take effect on any date on or prior to the twenty-fifth (25th) Business Day from the Agreement Effective Date; and (iii) will cease to be effective should the Milestone in Section 4.1(b) be fully satisfied prior to termination of the Agreement;
(i)	the termination of this Agreement in accordance with its terms by the Required SSN Group Members, the Required SUN Group Members or the Sponsor; or
(j)	the Outside Date shall have occurred.
16.4	Sponsor and/or Shareholder Termination Events. Subject to Section 16.5, the Sponsor and/or the Shareholder may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 20.9 upon the occurrence of any of the following events provided that the occurrence of any of the following events is not as a result of any breach of this Agreement by the Sponsor or Shareholder:
(a)	the breach in any material respect by one or more of the Consenting Noteholders or the Company Parties (save where such breach by a Company Party arose directly as a result of any action by the Sponsor and/or Shareholder) of any provision set forth in this Agreement or any Definitive Document that has been entered into that remains uncured for a period of ten (10) Business Days after the Sponsor and/or Shareholder (as applicable) transmits a written notice in accordance with Section 20.9 detailing any such breach; provided that such termination shall only be effective as against the breaching Consenting Noteholder (as applicable); provided, further, that the Sponsor and/or Shareholder (as applicable) may terminate this Agreement as to all Parties if (x) the breach of one or more Consenting SSN Holders results in the aggregate principal amount of Existing SSNs held by the Consenting SSN Holders party to this Agreement being less than the SSN Threshold or (y) the breach of one or more Consenting SUN Holders results in the aggregate principal amount of Existing SUNs held by the Consenting SUN Holders party to this Agreement being less than the SUN Threshold;

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(b)	the issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, decision, determination, or order that (i) enjoins the consummation of a material portion of the Recapitalization Transaction of which the Shareholder and/or Sponsor is part, or renders the Recapitalization Transaction of which the Shareholder and/or Sponsor is part illegal or impossible and (ii) remains in effect for twenty (20) Business Days after the Shareholder and/or Sponsor transmits a written notice in accordance with Section 20.9 detailing any such issuance; provided that this termination right shall not apply to or be exercised by the Shareholder and/or Sponsor if it sought or requested such ruling, judgment, decision, determination, or order in contravention of any obligation or restriction set out in this Agreement; provided further that the issuance of a temporary restraining order or a preliminary injunction shall not give rise to any termination right under this Section 16.4(b) until sixty (60) days thereafter;
(c)	any Milestone (other than the Milestone in Section 4.1(b)) is not achieved except where such Milestone has been waived by the Company, the Sponsor, the Required SSN Group Members and the Required SUN Group Members (as applicable and e-mail shall suffice); provided that the right to terminate this Agreement under this clause shall not be available if the failure to achieve such Milestone is caused by, or resulted from, the Sponsor and/or Shareholder and/or Company Parties’ failure to comply with this Agreement;
(d)	the Milestone in Section 4.1(b) has not been fully satisfied on or prior to the 10th Business Day from the Agreement Effective Date provided that, on or after the 10th Business Day from the Agreement Effective Date but on or prior to the 20th Business Day from the Agreement Effective Date, the Sponsor or Shareholder has given the other Parties five (5) Business Days’ notice in accordance with Section 20.9 of their intention to terminate this Agreement provided further that a notice given under this Section 16.4(c) (i) may be revoked by the Sponsor or Shareholder (as applicable) at any time prior to termination of the Agreement; (ii) may be unilaterally extended by the Sponsor or Shareholder (as applicable) to take effect on any date on or after the twenty-fifth (25th) Business Day from the Agreement Effective Date; and (iii) will cease to be effective should the Milestone in Section 4.1(b) be fully satisfied prior to termination of the Agreement;
(e)	failure of the Company Parties to pay any and all Transaction Expenses of the Sponsor Advisors or the Litigation Expenses as and when required and such failure remains uncured for three (3) Business Days after the Terminating Party has transmitted a written notice to the Company Parties in accordance with Section 20.9 detailing such failure;
(f)	(i) the Buyout Closing Date has not occurred; (ii) the net Purchase Price has not been paid in full and cleared funds in accordance with the Buyout Term Sheet; or (iii) the Releases have not been given in accordance with the Buyout Term Sheet and Section 19 of this Agreement, in each case by the Payment Deadline;

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(g)	any Company Party (i) consummates, or enters into a binding agreement to consummate, an Alternative Transaction, (ii) exercises any of its rights, or provides notice under, Section 8.1, or (iii) publicly announces, or announces to the Sponsor, the Shareholder, any Consenting Noteholder, other Holder of Company Claims, the SSN Group Advisors, the SUN Group Advisors or any other party its intention to pursue an Alternative Transaction or not to pursue or support the Recapitalization Transaction;
(h)	(i) any Company Party or Material Subsidiary, without the consent of the Sponsor and / or Shareholder, (A) commences a voluntary case under any chapter of title 11 of the United States Bankruptcy Code, a voluntary liquidation (liquidation volontaire) under Luxembourg law or any analogous procedure under the laws of any other jurisdiction, (B) consents to the appointment of, or taking possession by, a receiver, administrator, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of any Company Party or Material Subsidiary or the property or assets of any Company Party or Material Subsidiary, (C) seeks any arrangement, adjustment, protection, or relief of its debtors, or (D) makes any general assignment for the benefit of its creditors, in each case other than with a view to implement the Recapitalization Transaction, or (ii) the commencement of an involuntary case against any Company Party or Material Subsidiary or the filing of an involuntary petition or application seeking bankruptcy, insolvency, winding up, dissolution, liquidation, administration, administrative dissolution without liquidation, moratorium, reorganization, corporate reorganization, judicial reorganization, reorganization by amicable agreement, any stay of enforcement and/or proceedings, or other relief in respect of any Company Party or Material Subsidiary, or its debts, or of a substantial part of its assets, under any federal, state, provincial, or other foreign bankruptcy, insolvency, corporate restructuring, administrative receivership, or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding; provided that this termination right may not be exercised by the Sponsor if the Sponsor, directly or indirectly, commenced, filed, or supported such case or proceeding, with respect to clause (ii) of this Section 16.4(h);
(i)	any Definitive Document that has been entered into and has become effective does not comply with Section 3.1 of this Agreement;
(j)	a termination of the New Money Commitment Letter;
(k)	this Agreement is amended in a manner that materially and adversely affects the Sponsor and/or Shareholder without the consent of the Sponsor and/or Shareholder (as applicable);
(l)	any Company Party terminates any engagement letter, fee letter, or other similar agreement then in effect between the Company Parties and any Sponsor Advisor and/or Shareholder Advisor;
(m)	the termination of this Agreement in accordance with its terms by the Company Parties, the Required SSN Group Members or the Required SUN Group Members; or

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(n)	the Outside Date shall have occurred.
16.5	Cure Period. Notwithstanding anything to the contrary in this Section 16, none of the Required SSN Group Members, Required SUN Group Members, any Company Party or the Sponsor (as applicable) (the “Terminating Party”) shall give notice to terminate this Agreement on the grounds of Sections 16.1(d), 16.1(h), 16.1(i), 16.2(c), 16.2(g), 16.2(i), 16.3(b), 16.3(e), 16.4(c), 16.4(g) or 16.4(i) without first entering into discussions with the other Parties and negotiating in good faith for a period of at least five (5) Business Days with a view to addressing any concerns of the Terminating Party with respect to continuing with the Recapitalization Transaction (including by way of amendment to this Agreement, the Term Sheet or the terms of any of the Definitive Documents).
16.6	Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company Parties, Required SSN Group Members, Required SUN Group Members, the Sponsor and the Shareholder.
16.7	Individual Termination. Any Consenting Noteholder may terminate this Agreement as to itself only, upon written notice to the Company Parties, the Sponsor, Shareholder and the other Consenting Noteholders (a) in the event that this Agreement is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is materially and disproportionately adverse to such Consenting Noteholder as compared to similarly situated Consenting Noteholders by giving three (3) Business Days’ written notice to the Company Parties, the Sponsor, Shareholder and the other Consenting Noteholders or (b) upon occurrence of the Outside Date.
16.8	Automatic Termination. This Agreement shall terminate automatically as to all Parties (except to the extent any provision is expressed in Section 20.18 to survive termination) upon the occurrence of the Closing Date.
16.9	Effect of Termination. Except as set forth in Section 20.18, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Recapitalization Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action (provided that this Section 16.9 shall not relieve any Party from (a) any liability arising from any breach of this Agreement occurring prior to the applicable Termination Date) or (b) obligations under this Agreement which by their terms expressly survive termination of this Agreement pursuant to Section 20.18. Upon the occurrence of the Termination Date prior to the Closing Date, any and all consents tendered by the Parties subject to such termination with respect to the Recapitalization Transaction, in each case before the Termination Date, shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Recapitalization Transaction, this Agreement, or otherwise (without the need to seek an order of a court of competent jurisdiction or consent from the Company Parties or any other applicable Party allowing such change). Nothing in this Agreement shall be construed as prohibiting the Company Parties, the Sponsor, Shareholder or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the Termination Date.

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Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholder or the Sponsor, (b) any right of the Sponsor or Shareholder or the ability of the Sponsor or Shareholder to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholder, or (c) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party, any other Consenting Noteholder, or the Sponsor. No purported termination of this Agreement shall be effective under this Section 16.9 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 16.1(f), 16.2(f), 16.3(c), 16.3(d) and 16.4(b).Nothing in this Section 16.9 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 16.3(c). For the avoidance of doubt, in no event shall any termination under this Agreement relieve the Company Parties of their obligations to pay in full, in cash, all accrued and unpaid Transaction Expense or Litigation Expense as provided in this Agreement.

16.10	Payment of Fees. Notwithstanding anything to the contrary in this Agreement, the Term Sheet or the Definitive Documents, other than any backstop fees payable under the New Money Commitment Letter, no consent fees (or equivalent) shall be payable by any Company Party unless and until the Closing Date shall have occurred.

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Section 17
Conditions Precedent

17.1	Conditions Precedent to Closing Date. The occurrence of the Closing Date shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:
(a)	the Agreement shall not have been terminated with respect to all Parties in accordance with its terms and there shall not be continuing any cure period with respect to any event, occurrence, or condition that would permit any Company Party, the Required SSN Group Members, Required SUN Group Members, the Sponsor or the Shareholder to terminate the Agreement in accordance with its terms following the conclusion of such cure period;
(b)	the Agreement Effective Date shall have occurred;
(c)	the Required Clearance and the Required Third-Party Consent necessary or required to be obtained for the consummation of any part of the Recapitalization Transaction (including the Buyout) shall have been made or received, shall be in full force and effect, and shall not be subject to unfulfilled conditions or contingencies;
(d)	no issuance by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, decision, determination, temporary restraining order, preliminary or permanent injunction, or any other order that enjoins the consummation of a material portion of the Recapitalization Transaction or renders the Recapitalization Transaction illegal or impossible; nor shall there be any law, rule, or regulation promulgated, enacted, entered, enforced, or deemed applicable to the Company Parties which makes the consummation of any part of the Recapitalization Transaction illegal, void, or rescinded;
(e)	(i) the net Purchase Price has been paid in full and cleared funds to the Seller; and (ii) the Releases have been given in accordance with the Buyout Term Sheet and Section 19 of this Agreement.
(f)	the delivery of the Tax Structuring Paper to the Company (subject to such redactions as the Company considers reasonably necessary) the Sponsor Advisors, SSN Group Advisors and SUN Group Advisors;
(g)	payment in full of all accrued and unpaid Transaction Expenses and Litigation Expenses for which an invoice has been received by the Company Parties by no later than two (2) Business Days before the Closing Date (inclusive of any reasonable estimate of Transaction Expenses and Litigation Expenses through and including the Closing Date);
(h)	payment in full of all accrued and unpaid professional fees, costs, disbursements and expenses of Jones Day and local counsel in relation to New York Litigation subject to delivery of invoices to the Company no less than three (3) Business Days prior to the Closing Date;

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(i)	the execution of each of the Definitive Documents, which, in each case, shall be in form and substance (i) consistent in all respects with the Term Sheet, (ii) consistent with the terms of this Agreement, and (iii) with respect to any provisions not addressed by the Term Sheet or this Agreement, acceptable to the Parties in accordance with Section 3.2); and
(j)	all conditions precedent to the effectiveness of each of the Definitive Documents shall have occurred, including receipt of the necessary approvals by the Consenting Noteholders pursuant to the SSN Exchange Offer.

Any of the foregoing conditions may be waived only by the Company Parties, Required SSN Group Members, Required SUN Group Members, the Sponsor and the Shareholder; provided, however, consent of a Party shall not be required in order to waive: (i) any condition where such Party’s own action is required to satisfy the condition; (ii) any representations and warranties that such Party is required or deemed to confirm as true and correct as of the Closing Date; or (iii) any breach of a condition as a result of such Party’s own action or failure to act.

17.2	Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities. Any such offer will be made only in compliance with all applicable securities Laws and/or other applicable Law.

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Section 18
Amendments and Waivers

18.1	This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived in any manner except in accordance with this Section 18.
18.2	This Agreement, including the Term Sheet, may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in writing signed by the Company, the Sponsor, the Shareholder, the Required SSN Group Members and the Required SUN Group Members; provided, however, that:
(a)	to the extent such modification, amendment, waiver, or supplement has a material, adverse and disproportionate effect on any of the Company Claims held by an individual Consenting Noteholder as compared to similarly situated Consenting Noteholders, then the consent of such affected individual Consenting Noteholder shall also be required, or if such consent cannot be obtained, such affected individual Consenting Noteholder can (upon the effectiveness of such modification, amendment, or supplement) terminate the Agreement as to itself only;
(b)	any modification, amendment or supplement to Section 6, Section 12, Section 13 and Section 14 of this Agreement shall also require the consent of all Consenting Noteholders;
(c)	any modification, amendment, or supplement to this Section 18 shall require the consent of all Parties;
(d)	any modification, amendment or supplement to the definition of “Outside Date” shall not be binding on any Consenting Noteholder that has not provided its prior written consent to such amendment;
(e)	any modification, amendment, or supplement to the definition of “Required SSN Group Members” and any other defined term whose definition affects the population covered by the “Required SSN Group Members” shall also require the consent of all members of the SSN Group;
(f)	any modification, amendment, or supplement to the definition of “Required SUN Group Members” and any other defined term whose definition affects the population covered by the “Required SUN Group Members” shall also require the consent of all members of the SUN Group;
(g)	any modification or amendment to Section 17.1 or that requires any Consenting Noteholder to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations, shall also require the consent of each such affected Consenting Noteholder; and
(h)	any modification, amendment, or supplement to the terms of any Early Consent Consideration or the Early Consent Time shall require the consent of the Company, the Required SUN Group Members and the Required SSN Group Members,

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provided that, in each case, if any such modification, amendment, or supplement to the terms of any such Early Consent Consideration would materially prejudice the rights of any Consenting SSN Holder (relative to the rights of the other Consenting SSN Holders) or any Consenting SUN Holder (relative to the rights of the other Consenting SUN Holders) (each such Consenting Noteholder being a “Prejudiced Holder”), then the consent of such Prejudiced Holder shall also be required, provided further, that any modification, amendment, or supplement to the terms of the Early Consent Time that causes the Early Consent Time to be later than the fifteenth (15th) Business Day after the Agreement Effective Date shall also require the consent of each member of the SUN Group and each member of the SSN Group.

18.3	Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 18 shall be ineffective and void ab initio.
18.4	The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

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Section 19
Releases

19.1	With effect solely from the Closing Date, each Party and its Affiliates (and solely to the extent such Affiliates can be bound by the releases contained herein under applicable Law) (each a “Released Party”) conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge, to the fullest extent permitted by Law (x) each other Party; (y) each other Party’s Affiliates; and (z) the respective Related Parties of the foregoing, from all claims and liabilities (other than any Excluded Claim) whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature of description, and whether in law or in equity, under contract, tort, statute, or otherwise, that such Person(s) would have been legally entitled to assert (whether individually or collectively or directly or derivatively), based in whole or in part on any act, omission, transaction, event or other occurrence taking place up to and including the Closing Date, in connection with or related to any matter, cause, or thing whatsoever arising out of or relating to, directly or indirectly:
(a)	the ownership, management of or other conduct in respect of the Company and any of its direct or indirect holding companies (including Yeoman Capital S.A., Aldershot Holdings SARL and ARDF and each of ARDF’s holding companies) and its direct or indirect subsidiaries;
(b)	(A) any present or past guarantees, assurances, commitments, indemnities or undertakings issued as a security for or otherwise in connection with, any liabilities of, or for the benefit of, any Company Party or any of its direct or indirect subsidiaries or other Affiliates or (B) any other inter-company obligations of a lending, borrowing or financing nature between (i) the Shareholder, the Sponsor and their Affiliates; and (ii) ARD Securities Finance Sarl and its direct and indirect subsidiaries (including the Company Parties);
(c)	from and/or relating to any of the Existing Notes or their indentures, including the incurrence of indebtedness by the Company with respect to the Existing Documents;
(d)	any Claim or Equity Interest that is treated under this Agreement;
(e)	the distribution of any cash or other property of the Company to any Released Party;
(f)	intercompany transactions between or among the Company or an Affiliate of the Company and the Company or Affiliate of the Company;
(g)	the business or contractual arrangement between or among the Company and any Released Party;
(h)	solely with respect to any Claims and causes of action against Consenting SSN Holders and Consenting SUN Holders, the purchase and ownership of indebtedness of the Company;

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(i)	any amendment, forbearance, or waiver in respect of any of the Existing Documents or any of the Company’s other funded indebtedness or debt securities that is consummated to effectuate the Recapitalization Transaction;
(j)	the purchase, sale, rescission of any Equity Interests of the Company;
(k)	the Recapitalization Transaction, and the implementation thereof in accordance with the Agreement (including the issuance of any debt securities or the distribution of any other property in relation thereto) and the Definitive Documents;
(l)	any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Closing Date; and/or
(m)	from any act or omission, error, negligence, breach of contract, tort, violation of Law, matter or cause whatsoever arising from or relating to the Recapitalization Transaction, the transactions contemplated thereby, and the negotiation, pursuit, consideration, evaluation, consummation, implementation, and formulations of such documents and transactions and any other document created in the pursuit of any of the foregoing (including, for the avoidance of doubts, any cooperation agreements entered into by and among the Consenting SSN Holders and the Consenting SUN Holders prior to the consummation of the Recapitalization Transaction), or any alternatives to any of the foregoing, and any related or ancillary acts, omissions, agreements, events, or other occurrences in connection with any of the foregoing, and all such releases and discharges (the “Releases”) as provided by the Consenting Noteholders shall be in respect of all of their Company Claims, including in connection with the Existing SSNs, Existing SUNs and Existing PIK Notes. Notwithstanding anything to the contrary, nothing in this Agreement shall constitute a release of, or a covenant not to sue in respect of (i) any obligations arising after the Closing Date of any party or Person under any post-Closing Date transaction contemplated by the Recapitalization Transaction or under any applicable Definitive Documents or other document, instrument, or agreement executed to implement the Recapitalization Transaction or that otherwise survives the Recapitalization Transaction; or (ii) any Claims, causes of action or liabilities arising from any act or omission of a party that constitutes fraud or willful misconduct (the “Excluded Claims”); provided that, willful misconduct in this Section 19 shall not include or be based upon any act or omission, error, negligence, breach of contract, tort, violation of Law, matter or cause whatsoever, in each case to the extent and solely to the extent in connection with or related to any matter, cause, or thing whatsoever arising out of or relating to, directly or indirectly, (A) the Recapitalization Transaction or any proposed similar recapitalization or restructuring transaction announced publicly on or after June 30, 2024 by the Company Parties prior to the date of this Agreement, (B) any negotiation, pursuit, consideration, evaluation, consummation, approval, implementation, or formulations (including any proposed but not effected separations of applicable business units within the Company Parties or their respective controlled subsidiaries) in connection with such Recapitalization Transaction or any proposed similar recapitalization or restructuring transaction announced publicly on or after June 30, 2024 by the Company Parties prior to the date of this Agreement, or (C) the causes of action, facts or transactions alleged in the complaint filed with respect to the New York Litigation.

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19.2	With effect from the Closing Date, pursuant to the applicable provisions of the Existing Documents, the Consenting SSN Holders, the Consenting SUN Holders and Consenting PIK Holders (as applicable) shall hereby instruct and direct each Existing SSNs Trustee, Existing SUN Trustee and Existing PIK Trustee: (a) to provide the Releases to (x) each Party, (y) each Party’s current and former Affiliates and (z) the respective Related Parties, directors, officers, employees, advisors, and agents of each Party; and (b) not to enforce, pursue, or otherwise prosecute against any (x) Party, (y) such Party’s current and former Affiliates (solely to the extent the releases contained herein can apply to such Affiliates under applicable law); and (z) the respective Related Parties, directors, officers, employees, advisors, and agents of each Party, any Claims or causes of action that are released hereby.
19.3	Nothing in this Agreement shall constitute a release of: (i) any Claims or causes of action against any Party who fails to execute and deliver any document required to be executed and delivered by such Party to effectuate this Agreement or any other Definitive Document or the Recapitalization Transaction; (ii) any Claims or causes of action arising from or relating to any action or inaction that is determined by a final order of a court of competent jurisdiction to constitute fraud or (subject to Section 19.1) willful misconduct; (iii) the access of any director or officer of any Company Party to (x) directors or officers insurance currently in place for the benefit of any such director or officer, or (y) any right, proceeds, or other benefit in connection with the same; or (iv) wages, salaries, compensation, or benefits.
19.4	The Consenting Noteholders and Company Parties shall (i) if a Scheme is required to implement the whole or any part of the Recapitalization Transaction, procure that the Scheme will provide for releases equivalent to the Releases to be provided by all relevant Existing Noteholders; and (ii) require that as a condition of accepting the SSN Exchange Offer, such releases are given to all Parties.

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Section 20
Miscellaneous

20.1	Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules, including the Term Sheet. Subject to Section 3.1, in the event of any inconsistency between this Agreement (without reference to the Term Sheet or the other exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, the exhibits, annexes, and schedules thereto (including the Term Sheet) shall govern; provided, however, that, in the event of any inconsistency between the Term Sheet and any of the Definitive Documents, the applicable Definitive Document shall govern.
20.2	Further Assurances. Subject to the other terms of this Agreement, including, without limitation, the negative obligations of applicable Parties provided in Sections 5.2, 6, 7.2, 8, 9.2, 10, 11.2 and 11.3, the Term Sheet, as it may be modified, amended, or supplemented in accordance with Section 18, the Company Parties, Sponsor and Consenting Noteholders hereby covenant and agree to cooperate with each other in good faith with respect to the pursuit, approval, implementation, and consummation of the Recapitalization Transaction, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Definitive Documents or otherwise necessary or appropriate to effectuate the Recapitalization Transaction in accordance with this Agreement and the Definitive Documents; provided that this Section 20.2 shall not limit the right of any Party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.2).
20.3	New Obligations. For the avoidance of doubt, except as expressly set forth in this Agreement, nothing shall require any Consenting Noteholder, the Sponsor or the Shareholder to incur any costs or provide any Person with any indemnity in connection with this Agreement and/or the Recapitalization Transaction.
20.4	Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.
20.5	GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT AND ANY CLAIMS, DISPUTES, CONTROVERSIES, OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND IN LAW OR IN EQUITY) BASED UPON, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. Each Party to this Agreement agrees that it shall bring any action, suit, or proceeding in respect of any claim (whether in contract, tort, or otherwise and in law or in equity) arising under or out of or in connection with this Agreement in the U.S. District Court for the Southern District of New York in New York City, New York, or the state courts located therein, and solely in connection with claims arising under or out of or in connection with this Agreement: (a) irrevocably accepts and submits to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding, (b) waives any objection to laying venue in any such action, suit, or proceeding in such court, and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

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20.6	Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND IN LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RECAPITALIZATION TRANSACTION CONTEMPLATED HEREBY.
20.7	Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Parties, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the United States Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the United States Uniform Electronic Transactions Act.
20.8	Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity, except as permitted under this Agreement.
20.9	Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered, or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Ardagh Group S.A.

56, rue Charles Martel, L-2134 Luxembourg, Luxembourg

Attention: Herman Troskie and Torsten Schoen

E-mail address: Herman.Troskie@ardaghgroup.com

Torsten.Schoen@ardaghgroup.com

with copies to (which shall not constitute notice hereof):

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Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention: David M. Nemecek, P.C.

E-mail address: david.nemecek@kirkland.com

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attention: Paul L. Sandler, P.C.

E-mail address: paul.sandler@kirkland.com

Kirkland & Ellis International LLP

30 St Mary Axe

London EC3A 8AF

Attention: Thomas Jemmett and Dan Stathis

E-mail address: Thomas.Jemmett@kirkland.com

Dan.Stathis@kirkland.com

(b)	if to a member of the SSN Group, to the address and electronic mail address set forth on such Consenting Noteholder’s signature page to this Agreement or the relevant Joinder (as applicable), with copies to (which shall not constitute notice hereof):

Gibson, Dunn & Crutcher LLP

200 Park Avenue
New York, NY 10166
Attention: Scott J. Greenberg and Jason Zachary Goldstein

E-mail address: sgreenberg@gibsondunn.com; jgoldstein@gibsondunn.com

Gibson, Dunn & Crutcher UK LLP

2-4 Temple Avenue

London, EC4Y 0HB

Attention: Christopher J. Howard

E-mail address: choward@gibsondunn.com

(c)	if to a member of the SUN Group, to the address and electronic mail address set forth on such Consenting Noteholder’s signature page to this Agreement or the relevant Joinder (as applicable), with copies to (which shall not constitute notice hereof):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036
Attention: Mike Stamer

E-mail address: mstamer@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP

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2001 K Street, NW

Washington, DC 20006
Attention: James Savin and Iain Wood

E-mail address: jsavin@akingump.com; iwood@akingump.com

(d)	if to the Sponsor, to:

Yeoman Capital S.A.

Attention: Paul Coulson

E-mail address: Paul@coulsonoffice.com

with copies to (which shall not constitute notice hereof):

Freshfields LLP

100 Bishopsgate

London EC2P 2SR

Attention: David Sonter and Richard Tett

E-mail address: david.sonter@freshfields.com

Richard.Tett@freshfields.com

(e)	if to the Shareholder, to:

Paul Coulson

E-mail address: Paul@coulsonoffice.com

with copies to (which shall not constitute notice hereof):

Freshfields LLP

100 Bishopsgate

London EC2P 2SR

Attention: David Sonter and Richard Tett

E-mail address: david.sonter@freshfields.com

Richard.Tett@freshfields.com

(f)	if to the Exchange and Tabulation Agent, to:

Attention: Ivan Šantek

E-mail address: ard@is.kroll.com

Website: https://deals.is.kroll.com/ard

(g)	if to any other Consenting Noteholder, to the address and electronic mail address set forth on such Consenting Noteholder’s signature page to this Agreement or the relevant Joinder (as applicable).

Any notice given by delivery, mail, or courier shall be effective when received.

20.10	Independent Due Diligence and Decision Making. Each Consenting Noteholder hereby confirms that its respective decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. The materials provided in connection with the Diligence Materials (other than projections, forecasts, estimates or forward looking information and information of a general economic nature or general industry nature) concerning the Company Parties that the Company Parties or their advisors provided to any Consenting Noteholder in connection with the Recapitalization Transaction did not,

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taken as a whole and as of the date such materials or information were so provided, contain any statement that to the actual knowledge of the Company Parties was an untrue statement of material fact that would have a material adverse effect on the Recapitalization Transaction or intentionally omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading giving effect to all supplements and updated provided thereto; provided that, with respect to any projected financial information, forecasts, estimates, or forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions it believed to be reasonable at the time (it being understood that projections, forecasts, estimates or forward-looking information are as to future events and are not to be viewed as facts, such projections, forecasts, estimates or forward-looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections, forecasts, estimates or forward-looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized).

20.11	Waiver. If the Recapitalization Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Each of the Company Parties hereby confirms that nothing in this Agreement constitutes a waiver of any existing or future default or event of default under the Existing Documents, or compliance with any term or provision of the Existing Documents or applicable law, equity or any options, rights and remedies to which the Consenting Noteholders may be entitled upon termination of this Agreement. The Company Parties and Consenting Noteholders acknowledge and agree that nothing contained in this Agreement or any other documents amended and/or executed and delivered in connection herewith shall constitute a novation of the Existing SSNs, Existing SUNs and Existing PIK Notes as in effect prior to the Agreement Effective Date. Pursuant to United States Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
20.12	Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
20.13	Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
20.14	Publicity; Non-Disclosure. Subject to the provisions set out herein and without limiting the rights and obligations in any Confidentiality Agreement with a Company Party, no announcement disclosing the existence or terms of this Agreement (including the Term Sheet) or any amendment to the terms of this Agreement (including the Term Sheet) to the general public (a “Public Disclosure”) shall be made by or on behalf of any Party (the “Announcer”),

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other than (a) in the form agreed between the Announcer, the Company, the Required SSN Group Members, the Required SUN Group Members, the Sponsor and the Shareholder or (b) to the extent the existence or terms have been publicly disclosed. The Announcer shall deliver drafts of any Public Disclosure to the Company Advisors, the SSN Group Advisors, the SUN Group Advisors, and the Sponsor Advisors, to the extent reasonably practicable, at least two (2) calendar days before making any Public Disclosure, and such counsel shall be authorized to share such drafts of the Public Disclosure with their respective clients (in the case of the Consenting Noteholders and to the extent prior to the Public Disclosure Date (as defined in the applicable Confidentiality Agreement with a Company Party)). Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (a) the holdings of any Consenting Noteholder (including on the signature pages of the Consenting Noteholder, which shall not be publicly disclosed or filed) or (b) the identity of any Consenting Noteholder and its Affiliates (including identifying the Consenting Noteholder or its Affiliates at the institutional level or generally) without the prior written consent of such Consenting Noteholder unless required by applicable Law; provided, however, that notwithstanding the foregoing, the Company Parties, Sponsor and/or Shareholder shall not be required to keep confidential the aggregate holdings of all Consenting Noteholders, and each Consenting Noteholder hereby consents to the disclosure of the execution of this Agreement by the Company Parties, Sponsor and/or Shareholder, and the terms hereof, in any filings required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body. In the event the disclosure of the execution of this Agreement by the Company Parties and/or Sponsor, and the terms hereof, in any filings are required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body, and any of the Company Parties or Sponsor determines that they are required to attach a copy of this Agreement, any Joinder or Transfer Notice or any other filing or similar document relating to the transactions contemplated hereby, (i) the Company Parties and the Sponsor agree they will (to the extent permitted by Law) redact any reference to or concerning a specific Consenting Noteholder’s name or holdings of Company Claims and (ii) if disclosure of additional identifying information of any Consenting Noteholders is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Noteholder (who shall have the right to seek a protective order prior to disclosure) and such Party shall take all reasonable measures to limit such disclosure to the extent permitted by Law. The Company Parties and the Sponsor further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Notice.

20.15	Severability and Construction. This Agreement is the product of negotiations among the Company Parties, the Sponsor, and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. Each of the Parties hereto were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

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20.16	Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
20.17	Capacities of the Consenting Noteholders. Each Consenting Noteholder has entered into this Agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.
20.18	Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations in Section 5.3, Section 7.3, Section 16.8, Section 20 (other than Section 20.2), and the Confidentiality Agreements shall survive such Transfer or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.
20.19	Electronic Mail Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including pursuant to Section 3, and Section 18, or otherwise, including a written approval by the Company Parties, the Sponsor, the Shareholder, the Required SSN Group Members or the Required SUN Group Members (as applicable), such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including electronic mail) between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, in each case without representations or warranties of any kind on behalf of such counsel.
20.20	Relationship Among Consenting Noteholders and the Company Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Noteholders under this Agreement shall be several and neither joint nor joint and several. None of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Noteholder, the Company Parties, or any of the Company Parties’ creditors or other stakeholders, including, without limitation, any holders of Company Claims, and, other than as expressly set forth herein, there are no commitments among or between the Consenting Noteholders. It is understood and agreed that any Consenting Noteholder may trade in any debt or Equity Interests of the Company Parties without the consent of the Company Parties or any other Consenting Noteholder, subject to applicable securities laws, any Confidentiality Agreement, and this Agreement. No prior history, pattern or practice of sharing confidences among or between any of the Consenting Noteholders and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. All rights under this Agreement are separately granted to each Consenting Noteholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the Recapitalization Transaction contemplated by this Agreement and the other Definitive Documents have been made independently.

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20.21	Transaction Expenses and Litigation Expenses.
(a)	Whether or not the Recapitalization Transaction contemplated by this Agreement or any of the Definitive Documents are consummated and, in each case, subject in all respects to the terms of the applicable engagement letter, fee letter, or other similar agreement between the Company Parties and the applicable Sponsor Advisor, SSN Group Legal Advisors or SUN Group Legal Advisor, the Company Parties hereby agree to pay in cash the Transaction Expenses and Litigation Expenses as follows: (i) upon termination of this Agreement, all accrued and unpaid Transaction Expenses of the Sponsor Advisors, Exchange and Tabulation Agent, SSN Group Legal Advisors and SUN Group Legal Advisors incurred up to (and including) the Termination Date shall be paid in full in cash promptly (but in any event within ten (10) calendar days), provided that if termination of this Agreement was made pursuant to the termination rights under Sections 16.1(a), 16.2(a), 16.3(a) and 16.4(a) (“Termination for Breach”), then the Company Parties shall only be under an obligation to pay any outstanding Transaction Expenses of the SSN Group Legal Advisors and SUN Group Legal Advisors accrued up to the time that notice was given to the Parties of the breach giving rise to such Termination for Breach, (ii) subject to and upon consummation of the Recapitalization Transaction, all accrued and unpaid Transaction Expenses, Litigation Expenses and all professional fees, costs, disbursements and expenses of Jones Day and local counsel in relation to New York Litigation incurred up to (and including) the Closing Date (inclusive of any reasonable estimate of Transaction Expenses through and including such date) shall be paid in full in cash on the Closing Date, in accordance with a funds flow to be agreed between the Company Parties, Sponsor, the Required SSN Group Members and the Required SUN Group Members, (iii) subject to consummation of the Recapitalization Transaction, all reasonable and documented accrued and unpaid Transaction Expenses of the Sponsor Advisors, Exchange and Tabulation Agent, SSN Group Advisors and SUN Group Advisors incurred in connection with any post-closing requirements contemplated by any Definitive Document shall be paid in accordance with their respective engagement letters, fee letters or other similar agreements, and (iv) otherwise in accordance with the existing fee payment arrangements between the Company Parties and the Sponsor Advisors, Exchange and Tabulation Agent, SSN Group Advisors and SUN Group Advisors under any engagement letters, fee letters, or other similar agreements.
(b)	The terms set forth in Section 20.21 shall (i) survive termination of this Agreement and shall remain in full force and effect regardless of whether the Recapitalization Transaction contemplated by this Agreement or any of the Definitive Documents are consummated; and (ii) be binding on any successors or assigns of the Company Parties.

20.22      Additional Representations and Warranties of the Company

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The Company, severally and not jointly with any other Party, represents and warrants to each other Party that, as of the date the Company executes and delivers this Agreement:

(a)	the information depicted in the structure chart titled “Ardagh Group Chart” dated June 30, 2025 that was provided to the SSN Group Advisors, and the SUN Group Advisors, on July 23, 2025, is accurate in all material respects in respect of the information relating to the Company’s controlling persons, and the information in respect of the controlling persons of each of the Company’s direct and indirect subsidiaries; and
(b)	the payment obligations under the retention arrangements entered into in connection with the Recapitalization Transaction do not exceed $2,000,000 in the aggregate and neither the Recapitalization Transaction nor one or more of the steps taken in connection with the Recapitalization Transaction, either alone or in combination with another event (e.g., double trigger), could: entitle management or executive-level employee or director qualifying as an insider under the Bankruptcy Code (each, an “Executive”) to any severance, transaction, change in control, retention or other payment becoming due or increase the amount of any compensation or benefits due, or accelerate the time of payment or vesting, result in the funding or otherwise increase the amount of compensation due to any such Executive.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature pages immediately follow.]

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[SIGNATURE PAGES INTENTIONALLY OMITTED]

EXHIBIT A

Term Sheet

Part A – Implementation Term Sheet

PRIVATE AND CONFIDENTIAL
AGREED FORM
INDICATIVE ONLY; SUBJECT TO CONTRACT

PART A:

RECAPITALIZATION TRANSACTION IMPLEMENTATION TERM SHEET

THIS TERM SHEET IS NOT AN OFFER OR SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE RECAPITALIZATION TRANSACTION.

This schedule will form Part A of the Term Sheet referred to in the Agreement (referred to herein as the “TSA”). Capitalized terms used but not defined in this Term Sheet will have the meanings given to them in the TSA, and the rules of interpretation set out in section 1.2 (Interpretation) of the TSA shall apply to this Term Sheet as though set out in this Term Sheet in full.

This Term Sheet is subject to the TSA and further due diligence. The consent solicitations, exchange offers and implementation mechanics set out in this Term Sheet are indicative legal steps and shall be subject in all respects to tax and other structuring to be included in the Tax Structuring Paper and the Implementation Steps Plan. In the event of inconsistency between the steps set out in this Term Sheet and the Tax Structuring Paper or the Implementation Steps Plan, the steps set out in the Tax Structuring Paper and the Implementation Steps Plan will prevail.

Nothing in this Term Sheet should be deemed an admission or opinion of any person as to the value of any member of the Group or of the Group as a whole or any of its assets.

In the event of inconsistency between this Term Sheet and the terms of the TSA, the terms of the TSA will prevail.

The amounts stated in this Term Sheet have been calculated based on a FX rate of 1.1787 as of June 30, 2025.

The Recapitalization Transaction contemplates (among other things) the key elements set out in parts A, B, C, D, E and F of this Term Sheet (in each case to be implemented in accordance with and as may be modified by the Tax Structuring Paper, the Implementation Steps Plan and conclusions set out in the Valuation Report (as defined below)).

PRIVATE AND CONFIDENTIAL
AGREED FORM
INDICATIVE ONLY; SUBJECT TO CONTRACT

A. PREPARATORY STEPS
Early Consent Consideration

1.       In respect of the Existing SSNs, if either:

a.       the SSN 90% Condition is satisfied in respect of each Existing SSN Indenture on or prior to the Expiration Time; or

b.       the SSN 90% Condition is not satisfied in respect of any Existing SSN Indenture, but the SSN 75% Condition is satisfied in respect thereof and the Company implements the exchange offer of the Existing SSNs by way of a Scheme (the “SSN Scheme”) which is successfully implemented, then each holder of any Existing SSNs will be entitled to receive new second lien takeback paper issued by the Company and/or one or more of its subsidiaries (the “Exchange Notes Issuers”) (“Exchange SSNs”) in the following proportions (where the SSN Threshold has been fully satisfied on or prior to the Expiration Time):

(i)       each Consenting SSN Holder who signs up or accedes to the TSA on or before the 10th Business Day from the Agreement Effective Date (or any other date as may be extended or modified by the Company, Sponsor, Shareholder, Required SSN Group Members and Required SUN Group Members, the “Early Consent Time”) will exchange their Existing SSNs at par into new Exchange SSNs (or otherwise amend and restate such Existing SSN Indenture to achieve the same); or

(ii)       each (x) other Consenting SSN Holder who signs up or accedes to the TSA after the Early Consent Time, or (y) non-Consenting SSN Holders will each exchange into $800 in principal amount of Exchange SSNs for each $1,000 in principal amount of Existing SSNs (or otherwise amend and restate such Existing SSN Indenture to achieve the same).

2.       In respect of the Existing SUNs, if either:

a.       the SUN 90% Condition is satisfied in respect of each Existing SUN Indenture on or prior to the Expiration Time; or

b.       the SUN 75% Condition is satisfied on or prior to the Expiration Time and equitization of the Existing SUNs is implemented by way of a Scheme (the “SUN Scheme”) which is successfully implemented, then each holder of any Existing SUNs will be entitled to receive, by a transfer or exchange (or equivalent transaction) of all of that holder’s Existing SUNs for their allocation of equity interests in Yeoman Capital S.A. (“Yeoman”) or another entity to be determined in the Tax Structuring Paper and the Implementation Steps Plan (“EquityCo” and the equity interests thereof “EquityCo Shares”) in the following proportions:

(i)       each Consenting SUN Holder and non-Consenting SUN Holder will receive their pro rata portion of 70% of the 92.5% allocation of EquityCo Shares;

(ii)       in addition to the allocation in (i) above, each Consenting SUN Holder who signs up or accedes to the TSA on or before the Early Consent Time will also receive their pro rata share of 30% of the 92.5% allocation of EquityCo Shares, provided that any EquityCo Shares of Non-Eligible Holders will be held directly by a holding period trustee (or such other temporary holding structure or equivalent) to be agreed between the Required SUN Group Members and the Company.

3.     In respect of the Existing PIK Notes, if either:

a.       the PIK 90% Condition is satisfied in respect of the Existing PIK Indenture on or prior to the Expiration Time; or

b.       the PIK 75% Condition is satisfied on or prior to the Expiration Time and the PIK Equitization is implemented by way of a Scheme (the “PIK Scheme”) which is successfully implemented,

then each holder of any Existing PIK Notes will be entitled to receive, by a transfer or exchange (or equivalent transaction) of all of that holder’s Existing PIK Notes for their allocation of EquityCo Shares in the following proportions:

(i)       each Consenting PIK Holder and non-Consenting PIK Holder will receive their pro rata portion of 70% of the 7.5% allocation of EquityCo Shares; and

(ii)       in addition to the allocation in (i) above, each Consenting PIK Holder who signs up or accedes to the TSA on or before the Early Consent Time will also receive their pro rata share of 30% of the 7.5% allocation of EquityCo Shares, provided that any EquityCo Shares of Non-Eligible Holders will be held directly by a holding period trustee (or such other temporary holding structure or equivalent) to be agreed between the Required SUN Group Members and the Company.

The entitlements in paragraphs 1(i), 2(ii) and 3(ii) are collectively referred to as the “Early Consent Consideration”.

Equity Consolidation	The PIK Issuer (either directly or through ARD Group Finance Holdings SA) shall own 100% of the equity interests in the Company immediately prior to implementation of the Recapitalization Transaction. Subject to local law advice, the PIK Issuer, the Company, the Required SSN Group Members and the Required SUN Group Members will consult in good faith to establish a mechanism to ensure that any equity interests in AGSA not currently directly or indirectly owned by the PIK Issuer are eliminated or acquired prior to implementation of the Recapitalization Transaction, which shall be set out in the Tax Structuring Paper and the Implementation Steps Plan.

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B. RECAPITALIZATION TRANSACTION
Yeoman Acquisition	The acquisition of the shares in Yeoman in return for a cash payment (such payment, the “Acquisition Payment”) shall take place as part of implementation of the Recapitalization Transaction pursuant to the terms of the Buyout Term Sheet.
Summary (Exchange Offers and Consent Solicitations)

It is intended that the Recapitalization Transaction will be primarily implemented by way of certain consent solicitations and/or one or more exchange offers described in this Term Sheet, which in each case will be structured and implemented in accordance with the Tax Structuring Paper and the Implementation Steps Plan. The Recapitalization Transaction may also be implemented by a one or more combined consent solicitation and exchange offers.

The Company and the Consenting Noteholders shall consult in good faith regarding the appropriate timeline and sequencing of the consent solicitations and exchange offer(s) having regard to all relevant factors including the efficient implementation of the Recapitalization Transaction.

Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc. (each in their capacities as issuers of the Existing SSNs and Existing SUNs (the “Existing Issuers”), the Exchange Notes Issuers in their capacities as issuers of new Exchange SSNs and ARD Finance S.A. (in its capacity as issuer of the Existing PIK Notes, the “PIK Issuer”) intend to take some or all of the following steps:

(i)       make offers to all Eligible Holders to exchange all of their outstanding Existing SSNs into second lien takeback paper issued by the Exchange Notes Issuers (“Exchange SSNs”) in each case at the ratios set forth below (the “SSN Exchange Offer”); and

(ii)       solicit consents from all Eligible Holders of the Existing SSNs, Existing SUNs and Existing PIK Notes, as applicable (the “Consent Solicitations”) to:

(a)       amend the Existing SSN Indentures and Existing SSNs as set out herein (the “SSN Amendments”) (the “SSN Consent Solicitation”);

(b)       amend the Existing SUN Indentures and Existing SUNs as set out herein, including to facilitate the exchange, mandatory transfer, contribution or any other step that has a substantially similar effect on all of the outstanding Existing SUNs for 92.5% of the EquityCo Shares (the “SUN Consent Solicitation”), in each case at the ratios set forth below; and

(c)       amend the Existing PIK Indenture and Existing PIK Notes as set out herein, including to facilitate the exchange, mandatory transfer, contribution or any other step that has a substantially similar effect on all of the outstanding Existing PIK Notes for 7.5% of the EquityCo Shares (the “PIK Consent Solicitation”) in each case at the ratios set forth below,

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(collectively, the “Proposed 90% Amendments”);

it being noted that, the Required SUN Group Members may elect that the SUN Consent Solicitation and/or the PIK Consent Solicitation may be supplemented or replaced by one or more exchange offers to all Eligible Holders to exchange all of their outstanding Existing SUNs and/or PIK Notes into EquityCo Shares in each case at the ratios set forth below; and/or

(iii)       as part of the Consent Solicitations, solicit consents to the Proposed 50% Amendments (as defined below) in relation to the Existing SSNs, Existing SUNs and Existing PIK Notes (as applicable) to the extent that in each case only the SSN 75% Alternative Condition, SUN 75% Alternative Condition or PIK 75% Alternative Condition is satisfied.

The Consent Solicitations and SSN Exchange Offer are described in more detail in Section C below.

The subscription price and relevant values for the EquityCo Shares shall be determined by reference to the Tax Structuring Paper and the Implementation Steps Plan.

Consent Conditions:

In respect of the SSN Exchange Offer and SSN Consent Solicitation:

“SSN 90% Condition” shall mean:

(i) in respect of the Existing 2019 SSN Indenture, participation by Existing SSN Holders under the Existing 2019 SSN Indenture of not less than 90% of the then outstanding principal amount of the Existing SSNs under the Existing 2019 SSN Indenture, calculated in accordance with the Existing 2019 SSN Indenture, in the SSN Exchange Offer and SSN Consent Solicitation; and

(ii) in respect of the Existing 2020 SSN Indenture, participation by Existing SSN Holders under the Existing 2020 SSN Indenture of not less than 90% of the then outstanding principal amount of the Existing SSNs under the Existing 2020 SSN Indenture, calculated in accordance with the Existing 2020 SSN Indenture, in the SSN Exchange Offer and SSN Consent Solicitation.

“SSN 75% Alternative Condition” shall mean:

(i) in respect of the Existing 2019 SSN Indenture, (x) the SSN 90% Condition not being satisfied and (y) participation by Existing SSN Holders under the Existing 2019 SSN Indenture of not less than 75% (but not 90% or more) of the then outstanding principal amount of the Existing 2019 SSN Indenture, calculated in accordance with the Existing 2019 SSN Indenture and SSN Consent Solicitation; and

(ii) in respect of the Existing 2020 SSN Indenture, (x) the SSN 90% Condition not being satisfied and (y) participation by Existing SSN Holders under the Existing 2020 SSN of not less than 75% (but not 90% or more) of the then outstanding principal amount of the Existing 2020 SSN Indenture, calculated in accordance with the Existing 2020 SSN Indenture and/or SSN Consent Solicitation.

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In respect of the SUN Consent Solicitation:

“SUN 90% Condition” shall mean:

(i) in respect of the Existing 2017 SUN Indenture, participation by Existing SUN Holders under the Existing 2017 SUN Indenture of not less than 90% of the then outstanding principal amount of the Existing SUNs under the Existing 2017 SUN Indenture, calculated in accordance with the Existing 2017 SUN Indenture and/or SUN Consent Solicitation;

(ii) in respect of the Existing 2019 SUN Indenture, participation by Existing SUN Holders under the Existing 2019 SUN Indenture of not less than 90% of the then outstanding principal amount of the Existing SUNs under the Existing 2019 SUN Indenture, calculated in accordance with the Existing 2019 SUN Indenture and/or SUN Consent Solicitation; and

(iii) in respect of the Existing 2020 SUN Indenture, participation by Existing SUN Holders under the Existing 2020 SUN Indenture of not less than 90% of the then outstanding principal amount of the Existing SUNs under the Existing 2020 SUN Indenture, calculated in accordance with the Existing 2020 SUN Indenture and/or SUN Consent Solicitation.

“SUN 75% Alternative Condition” shall mean (x) the SUN 90% Condition not being satisfied and (y) participation by Existing SUN Holders under the Existing 2017 SUN Indenture, Existing 2019 SUN Indenture and Existing 2020 SUN Indenture of not less than 75% in aggregate of the then outstanding principal amount under the Existing 2017 SUN Indenture, Existing 2019 SUN Indenture and Existing 2020 SUN Indenture in aggregate, calculated in accordance with the relevant indentures.

In respect of the PIK Consent Solicitation:

“PIK 90% Condition” shall mean participation by Existing PIK Notes under the Existing PIK Indenture of not less than 90% of the then outstanding principal amount of the Existing PIK Notes under the Existing PIK Indenture, calculated in accordance with the Existing PIK Indenture, in the PIK Consent Solicitation.

“PIK 75% Alternative Condition” shall mean (x) the PIK 90% Condition not being satisfied and (y) participation by Existing PIK Notes under the Existing PIK Indenture of not less than 75% of the then outstanding principal amount of the Existing PIK Notes under the Existing PIK Indenture, calculated in accordance with the Existing PIK Indenture.

The SSN 90% Condition, SUN 90% Condition and PIK 90% Condition, in each case satisfied on or prior the Expiration Time, are collectively referred to as the “Consensual Conditions”), and the implementation of the Recapitalization Transaction pursuant to the SSN Exchange Offer and Consent Solicitations (as may be supplemented or replaced by one or more exchange offers) following satisfaction of the Consensual Conditions is referred to as the “Consensual Process”).

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Where, in respect of the SUN 90% Condition, SUN 75% Alternative Condition PIK 90% Condition and PIK 75% Alternative Condition, “participation” may mean the giving of a consent of the tendering of Existing SUNs or Existing PIK Notes as the context requires.

New Money Debt:

$1,500m of first lien new money debt by the New 1L Notes Issuers (as defined in Part B) (the “New 1L Notes Issuers”, and such debt, the “New Money Debt”) shall be provided by the New Money Debt lenders to the New 1L Notes Issuers and shall be applied towards (i) the full and final discharge of the facility provided pursuant to the credit agreement between, among others, AIHS as borrower and Apollo Administrative Agency LLC as administrative agent and security agent, originally dated April 15, 2024 and as amended or amended and restated from time to time including on June 13, 2024 (the “Existing AIHS Facility”), plus any accrued and unpaid interest thereon and premium payable with respect thereto (in addition to any other amounts due and owing thereunder), (ii) the Acquisition Payment, and (iii) general corporate purposes.

The application of proceeds for the New Money Debt for purposes of the Acquisition Payment shall be subject to the steps set out in the Tax Structuring Paper and the Implementation Steps Plan.

All members of the SSN Group and SUN Group shall be provided with an opportunity to participate in the New Money Debt on the terms set forth in the debt commitment letter to be entered into in connection with the New Money Debt on or around the date of this TSA between the Company and the Commitment Parties as defined therein (the “New Money Commitment Letter”).

The New Money Debt shall be fully backstopped by certain members of the SUN Group (the “SUN Steerco Group”) and certain members of the SSN Group (the “SSN Steerco Group”), pursuant to the New Money Commitment Letter and with backstop allocations to be determined in accordance therewith (the “New Money Backstop Allocations”). Any participations in the New Money Debt not taken up by members of the SUN Group that are not part of the SUN Steerco Group and/or by members of the SSN Group that are not part of the SSN Steerco Group will be provided by members of the SUN Steerco Group and/or the SSN Steerco Group in accordance with the New Money Backstop Allocations and the terms of the New Money Commitment Letter. In return for backstopping the New Money, the SUN Steerco Group and the SSN Steerco Group shall receive a backstop fee in an amount equal to 4% of the principal amount of the New Money Debt, which will be payable in kind (the “New Money Backstop Fee”), in each case, pursuant to and subject to the terms of the New Money Commitment Letter.

The applicable Definitive Document(s) pertaining to the New Money Debt shall provide that the New 1L Notes Issuers shall (or shall facilitate) the application of (or equivalent) proceeds of the New Money Debt as required towards the repayment in full of the Existing AIHS Facility, including any accrued and unpaid interest thereon and premium payable with respect thereto (in addition to any other amounts due and owing thereunder).

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SSN Scheme

If:

(a)       following the date set out in Section 4.1(b) of the TSA (as may be extended or modified by the Company, Sponsor, Shareholder, Required SSN Group Members and Required SUN Group Members) (the “Milestone Date”), the SSN Threshold has not been satisfied but the Exchange and Tabulation Agent confirms to the Company (or the Company Advisors) that Consenting SSN Holders of not less than 75% (but not 90% or more) of the then outstanding principal amount under each of the Existing 2019 SSN Indenture and Existing 2020 SSN Indenture respectively, have signed up to or acceded to the TSA; and

(b)       the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor, having consulted in good faith and acting reasonably determine that there is a reasonable chance that the SSN 90% Condition would not be met;

then the Existing Issuers (or another direct or indirect subsidiary of the Company) (the “SSN Scheme Company”) will effect the SSN Exchange Offer and SSN Consent Solicitation by way of a SSN Scheme, with the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor consulting in good faith and acting reasonably to agree the appropriate implementation steps and timeline for implementation of the SSN Scheme, including the launch of any SSN Scheme and the preparation of drafts of documents required for the SSN Scheme, including without limitation the practice statement letter, the explanatory statement and the scheme document (collectively, the “SSN Scheme Documents”).

For avoidance of doubt, notwithstanding the determination by the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor to progress preparations for the SSN Scheme, nothing in this Term Sheet shall restrict any Company Party to progress satisfaction of the SSN Threshold and, if such Milestone is reached, implement the SSN Exchange Offer and Consent Solicitation pursuant to the SSN 90% Condition or by using an alternative implementation route determined as part of the Alternative Implementation Planning set out below.

SUN Scheme

If the SUN 75% Alternative Condition is satisfied at the Expiration Time, then the Existing Issuers (or another direct or indirect subsidiary of the Company incorporated in England subject to the prior consent of the Required SUN Group Members) (the “SUN Scheme Company”) will effect the SUN Consent Solicitation by way of a SUN Scheme, with the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor consulting in good faith and acting reasonably to agree the appropriate implementation steps and timeline for implementation of the SUN Scheme, including the launch of any SUN Scheme and the preparation of drafts of documents required for the SUN Scheme, including without limitation the practice statement letter, the explanatory statement and the scheme document (collectively, the “SUN Scheme Documents”).

For avoidance of doubt, notwithstanding the determination by the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor to progress preparations for the SUN Scheme, nothing in this Term Sheet shall restrict any Company Party to progress satisfaction of the SUN Threshold and, if such Milestone is reached, implement the SUN Consent Solicitation pursuant to the SUN 90% Condition or by using an alternative implementation route determined as part of the Alternative Implementation Planning set out below.

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PIK Scheme

If the PIK 75% Alternative Condition is satisfied at the Expiration Time, then the PIK Issuer (or another direct or indirect subsidiary of the Company) (the “PIK Scheme Company”) will effect the PIK Consent Solicitation by way of a PIK Scheme, with the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor consulting in good faith and acting reasonably to agree the appropriate implementation steps and timeline for implementation of the PIK Scheme, including the launch of any PIK Scheme and the preparation of drafts of documents required for the PIK Scheme, including without limitation the practice statement letter, the explanatory statement and the scheme document (collectively, the “PIK Scheme Documents” and together with the SSN Scheme Documents and the SUN Scheme Documents, collectively, the “Scheme Documents”).

For avoidance of doubt, notwithstanding the determination by the Company, Required SSN Group Members, Required SUN Group Members and the Sponsor to progress preparations for the SSN Scheme, nothing in this Term Sheet shall restrict any Company Party to progress satisfaction of the PIK Threshold and, if such Milestone is reached, implement the PIK Consent Solicitation pursuant to the PIK 90% Condition or by using an alternative implementation route determined as part of the Alternative Implementation Planning set out below.

The Company shall pay the invoiced and outstanding fees, costs and expenses of any legal, tax, accounting and other professional advisers to each member of the RemainCo Group (as defined below) and the PIK Scheme Company for any advice in connection with the PIK Scheme and any other fees, costs and expenses required to be paid to fully and finally implement the PIK Scheme, in each case, to the extent invoiced and incurred on or prior to the consummation of such PIK Scheme.

Alternative Implementation Planning	If any of SSN Threshold, SUN Threshold and PIK Threshold are not fully satisfied on or prior to the Milestone Date, the Company, the Required SSN Group Members, Required SUN Group Members and the Sponsor shall consult in good faith (without prejudice to the rights of the Parties under the TSA) regarding any alternative implementation steps having regard to all relevant factors including (but not limited to) the efficient implementation of the Recapitalization Transaction, the Outside Date and the aggregate principal amount of Existing SSNs, Existing SUNs and Existing PIK Notes held by Consenting Noteholders who have signed up or acceded to the TSA. Alternative Implementation Planning may include (without limitation) the utilization of any appropriate legal processes under the Existing Documents, the exercise of rights under (i) the corporate and constitutional documents of the PIK Scheme Company and AGSA and (ii) all applicable laws.
RemainCo Wind-Down

Following the Closing Date, the RemainCo Group intends to initiate the liquidation and/or winding up of each member of the RemainCo Group, (the “RemainCo Wind-Down”).

The Company, Shareholder, the RemainCo Group, Required SSN Group Members, Required SUN Group Members shall mutually agree upon the steps, structure and process, wind-down budget and responsibility with respect to the RemainCo Wind-Down, including but not limited to the manner and party to pay: (i) any fees, costs and expenses of any legal, tax, accounting and other professional advisers to the RemainCo Group for advice in connection with the RemainCo Wind-Down; and (ii) all professional fees, costs, disbursements and expenses incurred by the RemainCo Group, the Sponsor, the Shareholder and any of their Affiliates in relation to Relevant Litigation, to the extent not covered by the insurance policy referred to below. In connection with the RemainCo Wind-Down, mutual releases will be entered into in respect of any intercompany liabilities, guarantees or other obligation howsoever described owed between (x) the RemainCo Group and (y) AGSA and its direct and indirect subsidiaries following the sale of Yeoman.

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D&O

The Company shall in good faith work together with ARD Holdings S.A. and its direct and indirect subsidiaries, including ARD Group Finance Holdings S.A., ARD Finance S.A. , Alto Investments SARL, Avenir Investments SARL, ARD Investments SARL and ARD Securities Finance SARL), but (for the avoidance of doubt) excluding the Company and its subsidiaries (the “RemainCo Group”) and shall use commercially reasonable endeavours to procure that a directors’ and officers’ liability insurance policy is in place on the Closing Date and is maintained which (to the extent it can be brokered):

(i)       is consistent with or no less comprehensive than that currently maintained by the Group;

(ii)       is for the benefit of any director and/or officer (or equivalent) whether current or former) of any member of the RemainCo Group (the “Covered Persons”);

(iii)       covers all steps, actions and/or other decisions by any Covered Persons relating to the Recapitalization Transaction and the Solvent Wind-Down;

(iv)       has an extended reporting / “run-off” period lasting for a period of at least six years; and

(v)       comes into force and is in force on the Closing Date.

Tax Structuring Paper; Tax Matters

The Tax Structuring Paper shall be addressed to the Company, with the Company, any of the Company’s direct or indirect subsidiaries (to the extent required), PIK Issuer, SSN Group, SUN Group, the Sponsor and Shareholder having reliance on the Tax Structuring Paper at the Closing Date on terms to be agreed with KPMG. In the case of the SSN Group, SUN Group, Sponsor and Shareholder, receipt of the Tax Structuring Paper and reliance thereon shall only be limited to extract(s) of any section(s) of the Tax Structuring Paper relating to or potentially affecting the rights or obligations of the SSN Group, SUN Group, Sponsor and Shareholder respectively.

The Tax Structuring Paper shall be in a form and substance reasonably acceptable (each party acting in good faith) to (i) the Company, (ii) the Required SUN Group Members; (iii) the Required SSN Group Members; and (iv) the Sponsor in accordance with Section 3.2 of the TSA.

Other Consenting Noteholders that are not in the SSN Group or SUN Group may receive, on a non-reliance basis upon request and subject to completion of any hold harmless requirements as may be requested by KPMG, extract(s) of any section(s) of the agreed form Tax Structuring Paper relating to or potentially affecting the rights or obligations of such Consenting Noteholders.

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The Recapitalization Transaction shall be structured in a tax efficient manner, taking into account the tax considerations of the Parties and shall be reasonably acceptable to the Company Parties, the Required SSN Group Members, the Required SUN Group Members, and the Sponsor in accordance with Section 3.2 of the TSA.

Valuation	Deloitte LLP or another financial adviser as may be selected by the Company (the “Valuation Firm”) shall produce a valuation report to the Company in respect of, and as necessary or desirable to facilitate, the Recapitalization Transaction including the valuation of the Company’s holdings in Trivium and Consol (the “Valuation Report”).

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C. CONSENT SOLICITATIONS AND EXCHANGE OFFER
SSN Consent Solicitation and SSN Exchange Offer

Subject to the Tax Structuring Paper, the Implementation Steps Plan and the Valuation Report, the Exchange Notes Issuers will offer each Eligible Holder of Existing SSNs the right to exchange all Existing SSNs held by such Eligible Holder for Exchange SSNs, and implement the SSN Consent Solicitation to amend the indentures for the Existing SSNs in accordance with the terms set forth herein, in the TSA, in the Tax Structuring Paper, the Implementation Steps Plan and in the Consent Solicitation Statement (as defined herein). Eligible Holders of Existing SSNs who elect to participate in the SSN Consent Solicitation and SSN Exchange Offer (or, in the context of a SSN Scheme, who vote in favour of the SSN Scheme or who have submitted all relevant documentation as required in the SSN Scheme) are “Eligible Consenting SSN Holders”, with those Eligible Consenting SSN Holders who have signed up or acceded to the TSA on or before the Early Consent Time being the “Early Bird Eligible Consenting SSN Holders”. The Recapitalization Transaction with respect to the Existing SSNs into Exchange SSNs is expected to be implemented through a combined consent solicitation and exchange offer.

Upon satisfaction of (1) the SSN 90% Condition on or prior to the Expiration Time, or (2) if the 90% SSN Condition is not satisfied but (x) the SSN 75% Alternative Condition is satisfied in relation to any of the Existing SSN Indentures, (y) the SSN Scheme Company implements the exchange offer of the Existing SSNs by way of a SSN Scheme and (z) no event that would materially impede the ability of the SSN Scheme Company to consummate the SSN Scheme (including, but not limited to, failure to obtain the relevant voting thresholds at the Scheme Meeting or failure to obtain leave from the court for convening any Scheme Meeting) (a “Scheme Failure Event”) occurs, then on the Settlement Date, subject to the TSA:

•    the Early Bird Eligible Consenting SSN Holders will receive, subject to the applicable Denomination Requirements, $1,000 in principal amount of Exchange SSNs for each $1,000 in principal amount of the applicable series of Existing SSNs that were validly tendered (and not validly withdrawn) as of the Blocking Date;

•    the Early Bird Eligible Consenting SSN Holders will receive, subject to the applicable Denomination Requirements, €1,000 in principal amount of Exchange SSNs for each €1,000 in principal amount of the applicable series of Existing SSNs that were validly tendered (and not validly withdrawn) as of the Blocking Date;

•    all other Eligible Consenting SSN Holders and non-Consenting SSN Holders will receive, subject to the applicable Denomination Requirements, $800 in principal amount of Exchange SSNs for each $1,000 in principal amount of the applicable series of Existing SSNs validly tendered (and not validly withdrawn) as of the Blocking Date;

•    all other Eligible Consenting SSN Holders and non-Consenting SSN Holders will receive, subject to the applicable Denomination Requirements, €800 in principal amount of Exchange SSNs for each €1,000 in principal amount of the applicable series of Existing SSNs validly tendered (and not validly withdrawn) as of the Blocking Date;

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•    the amendment of the Existing SSN Indentures and Existing SSNs will be effective, and the Existing Issuers will accept all Existing SSNs validly tendered (and not validly withdrawn) in the SSN Exchange Offer, if all of the Settlement Conditions (as defined herein) are satisfied or waived, and in the Exchange Notes Issuers will issue the Exchange SSNs to the Eligible Consenting SSN Holders (including the Early Bird Eligible Consenting SSN Holders) and any holding period trustee (or such other temporary holding structure to be agreed between the Required SUN Group Members and the Company); and

•    any Existing SSNs that are validly tendered (and not validly withdrawn) and exchanged for Exchange SSNs will be retired and cancelled or otherwise internalized or discharged,

provided that, it is agreed that in the event a SSN Scheme is launched, the Company, Required SSN Group Members and Required SUN Group Members will use all commercially reasonable efforts to determine any adjustments (if required) to the entitlements of Exchange SSNs having regard to all relevant factors including (but not limited to) the efficient implementation of the Recapitalization Transaction and any comparator report(s) sourced in connection with, in relation to or pursuant to a SSN Scheme.

SUN and PIK Equitizations

The proposed structures for the equitization of the Existing SUNs described below shall occur in accordance with the Tax Structuring Paper, the Implementation Steps Plan and Luxembourg law and other legal considerations and/or requirements.

This Term Sheet anticipates that the proposal will proceed by way of consent solicitations in relation to the Existing SUN Indentures and the Existing PIK Indenture, however notwithstanding the below, the Required SUN Group Members may elect that the implementation of the SUN Consent Solicitation and the PIK Consent Solicitation be effected through exchange offers and/or a combination of consent solicitations and exchange offers, which implementation shall be reasonably acceptable to the Parties in accordance with Section 3.2 of the TSA.

SUN Consent Solicitation

Subject to the Tax Structuring Paper, the Implementation Steps Plan and the Valuation Report, the Existing Issuers will seek the consent of each holder of Existing SUNs to make amendments to the Existing SUN Indentures to allow for the exchange, mandatory transfer, contribution or other substantially similar transaction of all Existing SUNs to EquityCo, in return for the issuance of EquityCo Shares in accordance with the terms set forth herein, in the TSA, in the Tax Structuring Paper, the Implementation Steps Plan and in the Consent Solicitation Memorandum (as defined herein).

Holders of Existing SUNs who consent in the SUN Consent Solicitation and who have submitted all relevant documentation required to receive the EquityCo Shares are “Eligible Consenting SUN Holders”, with those Eligible Consenting SUN Holders who have signed up or acceded to the TSA prior to the Early Consent Time being the “Early Bird Eligible Consenting SUN Holders”. If the SUN Consent Solicitation is effected through a Scheme which is successful, Eligible Consenting SUN Holders will be those holders of Existing SUNs who have submitted all relevant documentation required to receive the EquityCo Shares.

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If (1) the SUN 90% Condition is satisfied on or prior to the Expiration Time, or (2) (x) the SUN 75% Alternative Condition is satisfied on or prior to the Expiration Time, (y) the SUN Scheme Company implements the Consent Solicitation of the Existing SUNs by way of a SUN Scheme and (z) no Scheme Failure Event in respect of the SUN Scheme occurs, then on the Settlement Date, subject to the TSA:

•    EquityCo will acquire all Existing SUNs:

•    EquityCo will issue 27.75% of the EquityCo Shares to the Early Bird Eligible Consenting SUN Holders pro rata to their holdings of Existing SUNs as of the Blocking Date; and

•    EquityCo will issue 64.75% of the EquityCo Shares to (i) all Eligible Consenting SUN Holders (including any Early Bird Eligible Consenting SUN Holders) pro rata to their holdings of Existing SUNs as of the Blocking Date and (ii) the remainder to the holding period trustee (or such other temporary holding structure) to be agreed between the Required SUN Group Members and the Company, provided that, it is agreed that in the event a SUN Scheme is launched, the Company, Required SSN Group Members and Required SUN Group Members will use all commercially reasonable efforts to determine any adjustments (if required) to the entitlements of EquityCo Shares having regard to all relevant factors including (but not limited to) the efficient implementation of the Recapitalization Transaction and any comparator report(s) sourced in connection with, in relation to or pursuant to a SUN Scheme.

Subject to tax diligence and any legal considerations and/or requirements, EquityCo will immediately thereafter sell, transfer, contribute or otherwise give effect to a substantially similar transaction, all Existing SUNs in return for 100% of equity interests in AGSA (or as otherwise set out in the Tax Structuring Paper and the Implementation Steps Plan).

PIK Consent Solicitation:

Subject to the Tax Structuring Paper, the Implementation Steps Plan and Valuation Report, the PIK Issuer will seek the consent of each holder of Existing PIK Notes to make amendments to the Existing PIK Indentures to allow for the exchange, mandatory transfer, contribution or other substantially similar transaction of all Existing PIK Notes to EquityCo, in return for the issuance of EquityCo Shares in accordance with the terms set forth herein, in the TSA, in the Tax Structuring Paper, the Implementation Steps Plan and in the Consent Solicitation Statement (as defined herein).

Holders of Existing PIK Notes who consent in the PIK Consent Solicitation and who have submitted all relevant documentation required to receive the EquityCo Shares are “Eligible Consenting PIK Holders”, with those Eligible Consenting PIK Holders who have signed up or acceded to the TSA prior to the Early Consent Time being the “Early Bird Eligible Consenting PIK Holders”. If the PIK Consent Solicitation is effected through a Scheme which is successful, Eligible Consenting PIK Holders will be those holders of Existing PIK Notes who have submitted all relevant documentation required to receive the EquityCo Shares.

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If (1) the PIK 90% Condition is satisfied on or prior to the Expiration Time; or (2) (x) the PIK 75% Alternative Condition is satisfied on or prior to the Expiration Time, (y) the PIK Issuer implements the Consent Solicitation of the Existing PIK Notes by way of a scheme of arrangement under Part 26 of the United Kingdom’s Companies Act 2006 (a “PIK Scheme”) and (z) no Scheme Failure Event in respect of the PIK Scheme occurs, then on the Settlement Date, subject to the TSA:

•    EquityCo will acquire all Existing PIK Notes:

•    EquityCo will issue 2.25% of the EquityCo Shares to the Early Bird Eligible Consenting PIK Holders pro rata to their holdings of Existing PIK Notes as of the Blocking Date; and

•    EquityCo will issue 5.25% of the EquityCo Shares to (i) all Eligible Consenting PIK Holders (including any Early Bird Eligible Consenting PIK Holders) pro rata to their holdings of Existing PIK Notes as of the Blocking Date and (ii) the remainder to the holding period trustee (or such other temporary holding structure to be agreed between the Required SUN Group Members and the Company), provided that, it is agreed that in the event a PIK Scheme is launched, the Company, Required SSN Group Members and Required SUN Group Members will use all commercially reasonable efforts to determine any adjustments (if required) to the entitlements of EquityCo Shares having regard to all relevant factors including (but not limited to) the efficient implementation of the Recapitalization Transaction and any comparator report(s) sourced in connection with, in relation to or pursuant to a PIK Scheme.

Scheme-Related Consent Solicitations:	To the extent an SSN 75% Alternative Condition, SUN 75% Alternative Condition or PIK 75% Alternative Condition is satisfied, the Existing Issuers and the PIK Issuer (as applicable) will undertake the Consent Solicitations in which they will seek consents from holders to the Proposed 50% Amendments to the Existing SUN Indentures, Existing SSN Indentures and Existing PIK Indentures, as applicable.
Proposed 50% Amendments

The relevant consent solicitations would include:

•    amending the governing law in Section 12.07 of the applicable Existing SSN Indenture from New York law to English law;

•    amending the jurisdiction provisions in Section 12.08 of each Existing SSN Indenture, Existing SUN Indenture and Existing PIK Indenture (as applicable) such that references to the courts of New York, the laws of the United States of America and service of process in the United States of America instead refer to the courts of England, English law and service of process in England;

•    implement any other amendments that the relevant Scheme Company considers are reasonably necessary or desirable in connection with the relevant Scheme (subject to the approval rights set forth in Section 3 of the TSA); and

•    implement any other amendments that the relevant Scheme Company consider are reasonably necessary or desirable, or as may be reasonably necessary or reasonably requested by any other Party, subject to the approval rights set forth in Section 3 of the TSA to facilitate the implementation and consummation of the Recapitalization Transaction.

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Accrued and Unpaid Interest

The amount of interest due on the first interest payment date in respect of the Exchange SSNs will comprise accrued and unpaid interest in respect of the Exchange SSNs from and including the Settlement Date to the first interest payment date.

Accrued and unpaid interest on Existing SSNs tendered and accepted for exchange in the SSN Exchange Offer shall be paid in cash on the Settlement Date.

Accrued and unpaid interest on Existing SUNs tendered and accepted for exchange in the SUN Consent Solicitation shall be exchanged, contributed, transferred (or any other step that has a substantially similar effect) to EquityCo, in return for the issuance of EquityCo Shares in accordance with the terms set forth herein, in the TSA, in the Tax Structuring Paper, the Implementation Steps Plan and/or in the Consent Solicitation Memorandum.

Implementation of the Proposed Amendments (Existing SSNs)

Proposed 50% Amendments:

In the event that the SSN 75% Alternative Condition is satisfied on or before the Expiration Time, then one or more supplemental indentures to each applicable Existing SSN Indenture to give effect to the Proposed 50% Amendments will be executed and become effective.

The Proposed 50% Amendments in respect of each applicable Existing SSN Indenture will become effective as soon as possible following the Expiration Time.

Proposed 90% Amendments:

In the event that the SSN 90% Condition is satisfied on or before the Expiration Time, one or more supplemental indentures to the Existing SSN Indentures setting forth the Proposed 90% Amendments (the “Proposed SSN 90% Amendments”) will be executed and become effective on the Settlement Date. For the avoidance of doubt, the Proposed SSN 90% Amendments will not come into effect until the Settlement Date, and the Existing SSN Indentures shall remain in full force and effect until the Settlement Date takes place.

Implementation of the Proposed Amendments (Existing SUNs)

Proposed 50% Amendments:

If the SUN 75% Alternative Condition is satisfied on or before the Expiration Time, then one or more supplemental indentures to each applicable Existing SUN Indenture to give effect to the Proposed 50% Amendments will be executed and become effective.

The Proposed 50% Amendments will become effective as soon as possible following the Expiration Time.

Proposed 90% Amendments:

If the SUN 90% Condition is satisfied on or before the Expiration Time, one or more supplemental indentures to the Existing SUN Indenture setting forth the Proposed SUN 90% Amendments (the “Proposed SUN 90% Amendments”) will be executed and become effective on the Settlement Date. For the avoidance of doubt, the Proposed SUN 90% Amendments will not come into effect until the Settlement Date, and the Existing SUN Indentures shall remain in full force and effect until the Settlement Date takes place.

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Implementation of the Proposed Amendments (Existing PIK Notes)

Proposed 50% Amendments:

If the PIK 75% Alternative Condition is satisfied on or before the Expiration Time, then one or more supplemental indentures to the Existing PIK Indenture to give effect to the Proposed 50% Amendments will be executed and become effective.

The Proposed 50% Amendments will become effective as soon as possible following the Expiration Time.

Proposed 90% Amendments:

In the event that the PIK 90% Condition is satisfied on or before the Expiration Time, one or more supplemental indentures to the Existing PIK Indenture setting forth the Proposed 90% Amendments (the “Proposed PIK 90% Amendments”) will be executed and become effective on the Settlement Date. For the avoidance of doubt, the Proposed PIK 90% Amendments will not come into effect until the Settlement Date, and the Existing PIK Indenture shall remain in full force and effect until the Settlement Date takes place.

Participation in the Exchange Offers, Consent Solicitations

Participation in the SSN Exchange Offer and Consent Solicitations will only be open to Existing SSN Holders, Existing SUN Holders and Existing PIK Note Holders, as applicable, who are either (A) with respect to U.S. holders, either (i) “qualified institutional buyers” within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) or (ii) institutional accredited investors (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the U.S. Securities Act), in each case, transacting in a private transaction in reliance upon an exemption from the registration requirements of the U.S. Securities Act, or (B) both (i) outside the United States in offshore transactions in reliance on Regulation S under the U.S. Securities Act and (ii) if located in the European Economic Area, are persons other than retail investors, defined as a person who is one (or more) of: (x) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (y) a customer within the meaning of Directive 2016/97/EU, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (z) not a “qualified investor” as defined in Regulation (EU) 2017/1129 or (iii) if located in the United Kingdom, are persons other than retail investors in the United Kingdom, defined as a person who is one (or more) of: (x) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (y) a customer within the meaning of the provisions of the Financial Services an Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (z) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (such Existing SSN Holders, Existing SUN Holders and Existing PIK Note Holders, as applicable, the “Eligible Holders”).

Eligible Holders seeking to participate in the SSN Exchange Offer or Consent Solicitations (as applicable) shall (x) submit a valid electronic instruction notice in compliance with the requirements established by DTC, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), as applicable, and (y) comply with such other requirements more fully in the offering memorandum relating to the SSN Exchange Offer and Consent Solicitations (the “Consent Solicitation Memorandum”). Eligible Holders, on submitting their respective electronic instruction notice, agree that their respective Existing Notes will be blocked in the relevant clearing system’s account for a period from the date of submission (the “Blocking Date”).

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Electronic instruction notices will be accepted only in minimum denominations of $200,000 / €100,000 / £100,000 and in integral multiples of $1,000 / €1,000 / £1,000 in excess thereof. The Exchange SSNs will only be issued in minimum denominations of $200,000 / €100,000 and in integral multiples of $1 / €1 in excess thereof. The Existing Issuers each reserve the right to reject, round up or round down any electronic instruction notice that would result in an issuance of Exchange SSNs with a principal amount of less than $200,000 / €100,000 or not in integral multiples of $1 / €1 in excess thereof. The requirements of this paragraph are referred to as the “Denomination Requirements”.

A Consenting SSN Holder, Consenting SUN Holder and Consenting PIK Note Holder must consent to the proposed amendments set out in this Term Sheet (the “Proposed Amendments”) as an entirety and may not consent selectively with respect to certain Proposed Amendments, and will be required to participate with all of their Existing SSNs, Existing SUNs and Existing PIK Notes in each of the SSN Exchange Offer and Consent Solicitations (as applicable) and may not participate selectively with respect to only certain Existing Notes.

Consenting SSN Holders will be required to participate in both the SSN Exchange Offer and the SSN Consent Solicitation. It will not be possible to participate in the SSN Exchange Offer and vote against the Proposed Amendments.

It will not be possible to participate in the SUN Consent Solicitation and vote against the Proposed Amendments.

It will not be possible to participate in the PIK Consent Solicitation and vote against the Proposed Amendments.

Consenting SSN Holders who are also Existing SUN Holders and/or Existing PIK Note Holders will be required to participate in each of the SSN Exchange Offer and Consent Solicitations. It will not be possible to participate in just the SSN Exchange Offer and the SSN Consent Solicitation.

Consenting SUN Holders who are also Existing SSN Holders and/or Existing PIK Note Holders will be required to participate in each of the SSN Exchange Offer and Consent Solicitations, as applicable. It will not be possible to participate in just the SUN Consent Solicitation.

Consenting PIK Note Holders who are also Existing SSN Holders and/or Existing SUN Holders will be required to participate in each of the SSN Exchange Offer and Consent Solicitations, as applicable. It will not be possible to participate in just the PIK Consent Solicitation.

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Launch Date	A date prior to the Outside Date to be designated by the Company (subject to the TSA Milestones), provided that the Company shall ensure that the consummation of the Recapitalization Transaction takes place no later than the Outside Date.
Expiration Time	Subject to discussion with the Exchange Agent, 11:59 p.m. New York time on the date falling 20 U.S. Business Days after the Launch Date, unless extended by the Existing Issuers and PIK Issuer (as applicable) (acting in its sole discretion for any extensions not exceeding 5 U.S. Business Days from the initial Expiration Time, with any further extensions with the consent of the Required SSN Group Members and the Required SUN Group Members (the “Expiration Time”).
Withdrawal and Revocation Rights	Consents in relation to the Existing SSNs, Existing SUNs or Existing PIK Notes (as applicable) that are validly provided prior to the Expiration Time may be withdrawn by providing an electronic withdrawal notice, and a valid withdrawal of consents in relation to Existing SSNs, Existing SUNs or Existing PIK Notes (as applicable) before such time shall be deemed a revocation of consent in respect of the relevant Consent Solicitation. Following such time, consents in respect of Existing SSNs, Existing SUNs or Existing PIK Notes (as applicable) can no longer be revoked, except as required by law, as provided below under “Settlement Conditions”, or as provided in the TSA.
Settlement Date	The “Settlement Date” will be the Closing Date.
Settlement Conditions

The occurrence of the Settlement Date shall be subject to the following conditions:

(i)       if the Transaction is implemented by means of any of the Proposed 90% Amendments, the satisfaction of:

(A)       the SSN 90% Condition;

(B)       the SUN 90% Condition; and

(C)       the PIK 90% Condition; and

(ii)       satisfaction and/or waiver (as applicable) of certain other conditions set out in Section 17.1 (Conditions Precedent to Closing Date) of the TSA (the “Closing Conditions”), which shall include (among other things) delivery of the Tax Structuring Paper, the Implementation Steps Plan and Valuation Report (such day being the “CP Satisfaction Date”).

Modifications and Waivers	As per Existing SSNs, Existing SUNs or Existing PIK Notes (as applicable).
Exchange and Tabulation Agent	Kroll Issuer Services Limited.
Closing Date	As defined in the TSA.

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D. Holding Period Trust
Holding Period Trust

The Company shall appoint a holding period trustee (or such other temporary holding structure) to be agreed between the Required SUN Group Members and the Company to hold any entitlements of the EquityCo Shares on behalf of holders of the Existing SUNs and/or Existing PIK Notes who have not satisfied all conditions required to accept their allocations of equity allocations of EquityCo Shares (the “Non-Eligible Holders”, with such unclaimed instruments being the “Trust Property”).

The Trust Property will be held in a holding period trust by the holding period trustee for a period of 12 months (or as otherwise agreed between the Company and Required SUN Group Members) following the Closing Date (the “Holding Trust Period”).

The EquityCo Shares (or sale proceeds) are held for the benefit of the Non-Eligible Holders.

Non-Eligible Holders can pick up their share entitlements from the HPT at any point within 12 months post-close, provided they satisfy (broadly) the same requirements as the day-1 Eligible Holders. They can also instruct the sale of their entitlement.

At the end of the Holding Trust Period, the trustee will have 30 days to try and sell the remaining shares (and any proceeds). If they fail to do so, the residual shares (or proceeds) are returned to EquityCo and cancelled (or as otherwise set out in the Tax Structuring Paper and the Implementation Steps Plan).

Voting rights on the shares whilst in the trust will only be exercised if all of the beneficiaries instruct the trustee to vote.

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Part B – New Money Debt Term Sheet

Exhibit A to New Money Commitment Letter

First Lien New Money Term Sheet

Capitalized terms used but not defined in this First Lien New Money Term Sheet (this “Term Sheet”) shall have the meaning ascribed to such terms in the New Money Commitment Letter, to which this Term Sheet is attached or the Transaction Support Agreement (the “TSA”), as applicable.

New 1L Notes Issuers	One or more entities that are either the same as the co-issuers of the Existing SSNs (i.e., Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as co-issuers) or otherwise mutually agreed between the Company and the Required Commitment Parties.
Guarantors

Same as the guarantors of the Existing SSNs, plus AIHS and AIS, and any other entities otherwise mutually agreed between the Company and the Required Commitment Parties (including those contemplated by the agreed grid relating to the New 1L Notes (as defined below) attached hereto as Appendix 1 (the “Covenant Grid”)).

The granting of guarantees and security will be subject to local law considerations and agreed security principles consistent with the Existing SSN Indentures, except as modified by: (a) this Term Sheet (including the Covenant Grid); and (b) solely with respect to matters identified in the Covenant Grid to be further discussed by the Company and the Required Commitment Parties or their respective advisors, as may be mutually agreed between the Company and the Required Commitment Parties or their respective advisors (the “Agreed Security Principles”).

Principal Amount	An aggregate initial principal amount equal to $1,500 million (exclusive of the Debt Backstop Premium and the Debt Commitment Premium, if any), evidenced by first lien senior secured notes (the “New 1L Notes”).

Noteholders

50% of the New 1L Notes shall be backstopped by SUN Group Commitment Parties in accordance with the New Money Commitment Letter and offered to all of the members of the SUN Group, in each case that accede to the TSA and participate in the Recapitalization Transaction.

50% of the New 1L Notes shall be backstopped by the SSN Group Commitment Parties in accordance with the New Money Commitment Letter and offered to all members of the SSN Group, in each case that accede to the TSA and participate in the Recapitalization Transaction.

The Commitment Parties shall be entitled to a non-refundable Debt Backstop Premium on the terms set forth in the New Money Commitment Letter.

Use of Proceeds

For the Company and its subsidiaries (including AIHS and AIS) to:

•     pay the fees, costs, and expenses of the SSN Group Advisors and SUN Group Advisors in accordance with the TSA;

•       pay off and terminate the Existing Apollo/AIHS Debt Facility; and

•       use for general corporate purposes.

Interest	9.50% per annum payable quarterly in cash; provided that the first interest payment shall be made on the first interest payment date in 2026.
Maturity	December 1, 2030.
Call Protection

Consistent with Existing SSN Indentures, except as otherwise set forth herein or as mutually agreed by the Required Commitment Parties and the Company.

Prior to the third anniversary of the Closing Date: The New 1L Notes Issuers may redeem the New 1L Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such New 1L Notes plus an applicable redemption premium equal to: (i) 4.75% of the principal amount of such New 1L Notes (with no discounting of such amount) plus (ii) the present value of all interest and Additional Amounts, if any, that would accrue from, and including, the redemption date through, but excluding, the date that is the third anniversary of the Closing Date, plus all accrued and unpaid interest and Additional Amounts (as defined in the Existing SSN Indenture), if any, to, but excluding, the redemption date.

Thereafter, outstanding New 1L Notes may be redeemed in whole or in part at a redemption price of:

Commencing on and from the date that is the third anniversary of the Closing Date but prior to the date that is the fourth anniversary of the Closing Date: 104.75% of the principal amount of such New 1L Notes plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

Commencing on and from the date that is the fourth anniversary of the Closing Date: Par, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

(each, the “Call Protection Premium”).

The applicable Call Protection Premium shall be payable upon optional redemption (or voluntary prepayments), change of control, or acceleration for any reason (including any acceleration upon any bankruptcy).

Security/Ranking

Subject to applicable law, material contract restrictions existing on the Closing Date, the Agreed Security Principles and where the security would create a material tax liability (as agreed by SSN Group Advisors and the SUN Group Advisors), the New 1L Notes shall be secured by a first lien on substantially all assets of the New 1L Notes Issuers and the Guarantors (subject to the immediately following paragraph, other than the assets that secure the facilities provided under the ABL), including a pledge of 100% of the equity interests in AMPSA held by the New 1L Notes Issuers and the Guarantors and, subject to and upon receipt of the applicable Required Third-Party Consents, 100% of the equity interests indirectly held by the Company in Glass Africa and Trivium (whether held directly or indirectly via an intermediate non-guarantor holding subsidiary that directly holds the equity interests), in each case within 60 days of the Closing Date; provided that the New 1L Notes shall be secured by perfected liens on such collateral located in the United States, the United Kingdom, Germany, Luxembourg (including AMPSA equity interests held by the Company or its subsidiaries), and Ireland, excluding in each case, any real estate mortgages, by no later than the Closing Date.

The Company shall (i) use commercially reasonable efforts (a) to obtain any necessary consent under the relevant ABL credit agreement and related loan and security documents to grant a second lien on the ABL collateral within 120 days of the Closing Date and (b) regardless of whether such consent is obtained with respect to the ABL credit facility outstanding on the Closing Date, to provide that any refinancing or replacement of such facility permits the granting of a second lien on the collateral securing such refinancing or replacement facility in favor of the New 1L Notes, (ii) grant a second lien on the collateral securing the ABL credit facility outstanding on the Closing Date as soon as commercially practicable in the event, and following, any restrictions under the relevant ABL credit agreement and related loan and security documents on granting a second lien on the ABL collateral no longer restrict such grant, and (iii) grant a first lien on any assets pledged as ABL collateral that become unencumbered, including in the event of termination of the ABL credit agreement not in connection with a refinancing or replacement of the ABL credit facility.

The granting of guarantees and security will be subject to local law considerations and the Agreed Security Principles.

Notwithstanding anything herein to the contrary, a perfected share pledge by the Company of 100% of the equity of Ardagh Glass Packaging Group Sarl or over any other entity (including any holding company of the Company) as may be agreed by the Company and the Required Commitment Parties (acting reasonably), that allows for a single point of enforcement, will be granted and perfected as of the Closing Date under Luxembourg law. The documentation governing the New 1L Notes shall include a customary holding company covenant with respect to the pledgor of such equity preventing it from holding material assets other than the equity interests of its subsidiaries (and Trivium, if applicable), accruing material liabilities (other than the New 1L Notes, the Exchange SSNs, and other indebtedness permitted to be incurred in accordance with the Definitive Documents) or conducting business other than activities incidental to such ownership.

Documentation Principles	Except as otherwise mutually agreed by the Required Commitment Parties and the Company, the Definitive Documents governing the New 1L Notes shall be consistent with the Existing SSN Indentures, as modified for the terms of this Term Sheet (including, for the avoidance of doubt, the Covenant Grid) and the Transaction Support Agreement.
Covenants and Events of Default	Except as otherwise mutually agreed by the Required Commitment Parties and the Company, the covenants and events of default shall conform to the Covenant Grid and, to the extent not specifically included therein, shall be consistent with the Existing SSN Indentures.
Ratings	The Company will use commercially reasonable efforts to obtain, within thirty (30) days of the Closing Date and thereafter maintain, a (i) public corporate rating and (ii) rating of the New 1L Notes from Moody’s and S&P (provided there shall be no obligation to obtain or maintain a specific rating).

Listing	New 1L Notes Issuers will use commercially reasonable efforts to cause the New 1L Notes to be admitted for listing on either the Official List of The International Stock Exchange (the “Exchange”) or another recognized exchange where high yield notes are customarily listed and to maintain the listing of the New 1L Notes on the Exchange or such other recognized exchange.
Reg S/Rule 144A	New 1L Notes shall be issued in the United States to “qualified institutional buyers” as defined under Rule 144A, and/or outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.
ISIN / CUSIP	New 1L Notes Issuers will cause the New 1L Notes to be assigned a new CUSIP Number / ISIN.
Voting / Amendments	Consistent with the Existing SSN Indentures, except as otherwise set forth on the Covenant Grid.
Governing Law and Forum	New York and Borough of Manhattan.

[Remainder of Page Intentionally Left Blank]

Appendix 1

Covenant Grid

BASKET PROPOSAL1

1L AND 2L NOTES2

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
Indebtedness (§4.06)
1.	Credit Facilities Debt (§4.06(b)(ii))	Greater of (i) $700.0 million and (ii) an amount equal to (I) 85% of Total Receivables and 70% of Total Inventories less (II) $275.0 million

$100M of additional 1L debt, with no ratio prong, subject to:

•    50 bps pricing MFN

•    Call protection MFN

•    Covenant/documentation MFN

•  If provided by an affiliate, 100% ROFR offered to all 1L holders

•    No liens on non-collateral and no obligors that are not obligors under the 1L notes

•  Consent threshold to be in accordance with row 77[4].

$500M existing ABL basket.

2.	Existing Debt (§4.06(b)(iii))	N/A	All existing debt over $5 million to be scheduled. For the avoidance of doubt, this (x) will include Glass Africa debt, (y) will not include existing receivables facilities (which are to count against the receivables facilities debt basket) and (z) will not include existing CLOs/PMOs (which are to count against the CLO/PMO debt basket).
3.	Intercompany Debt (§4.06(b)(iv))	Unlimited intercompany debt

Intercompany debt owed by the Issuer or any Guarantor to any non-Guarantor Restricted Subsidiary to be subordinated in right of payment and unsecured.

Supermajority Holder vote (sacred right) to amend/waive.

4.	Guarantees of the Parent Guarantor or any Restricted Subsidiary (§4.06(b)(v))	Unlimited guarantees of the Parent Guarantor / any Restricted Subsidiary of Debt of the Parent Guarantor or any Restricted Subsidiary to the extent the Debt is permitted under the Indebtedness covenant.

Guarantees of Parent Guarantor to be subordinated in right of payment and unsecured, other than with respect to debt permitted to be pari / senior by the indenture (e.g., 1L / 2L).

Supermajority Holder vote (sacred right) to amend/waive.

5.	Purchase Money / Capital Lease Obligations Debt (§4.06(b)(vi))	Greater of (x) $510.0 million and (y) 6.0% of Total Assets	$450 million (no grower), provided that existing capital leases/financing leases are included in this basket and not the carveout for existing debt/liens.
6.	Contribution Debt (§4.06(b)(xx))	$1 for $1 of cash contributions in the form of equity of AGSA or Deeply Subordinated Funding	Basket removed.
7.	General Debt (§4.06(b)(xviii))	Greater of (x) $350.0 million and (y) 5.0% of Total Assets

$100M (no grower), which may be pari with 2L, unsecured, or secured junior to 2L. If pari with 2L, no additional obligors or collateral that 1L and 2L notes do not benefit from.

Incurrence by non-Guarantors not permitted.

_______________________________

1 Long-form documentation to include customary technical and conforming adjustments to be mutually agreed for second lien debt, including in the liens and asset sale covenants, and provisions relating to security and release of collateral. Asset sale covenant to provide that asset sale offers to be made to 1L noteholders first then, to extent 1L noteholders decline any such offer or the 1L notes are no longer outstanding, to the 2L noteholders.

2 Other baskets (including refinancing debt, existing debt, technical debt and liens baskets, etc.) to conform to the existing indentures, unless stated otherwise in this grid.

3 Baskets are subject to and to include any additional requirements as noted in the applicable section under the existing Indenture, as applicable.

4 Supermajority Holder (as used throughout) means holders of greater than or equal to 90% of the aggregate principal amount of outstanding notes under the applicable indenture.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
8.	Ratio Debt (§4.06(a))	Unlimited ratio debt subject to satisfying 2x FCCR	Unlimited junior secured debt or unsecured debt only, subject to satisfying Opening TNLR MINUS 1x. May not be incurred at non-obligors. Financial definitions subject to negotiation.
9.	Guarantees of Permitted Joint Venture Debt (§4.06(b)(xv))	Greater of (x) $150.0 million and (y) 2.0% of Total Assets	$50 million (no grower) Must be unsecured.
10.	Receivables Facilities Debt (§4.06(b)(xiii))	Unlimited

$400 million (no grower); non-recourse other than to the applicable receivables subsidiaries (subject to customary exceptions for receivables financing).

Parameters for any recourse financing identified as necessary by the Issuer in good faith to be discussed and negotiated in good faith (with any changes subject to mutual agreement) prior to Issue Date.

11.	Refinancing Indebtedness (§4.06(b)(xiv))	Permitted Refinancing Debt permitted to refund, replace or refinance Debt incurred as ratio debt and under the Credit Facility basket, the SSNs, Existing Debt on the Issue Date, general debt basket, Acquisition Debt basket and Contribution Debt basket.

Reference to Contribution Debt basket to be removed.

Refinancing Debt cannot (i) be secured by collateral that doesn’t secure the refinanced Debt, (ii) be secured with a greater Lien or payment priority than the refinanced Debt and (iii) have borrowers or guarantors that did not incur or guarantee the refinanced Debt.

12.	Acquisition Debt (§4.06(b)(xix))	Unlimited acquisition debt and acquired debt, subject to satisfying 2x FCCR or “no worse”	$25 million (no grower) Limited to acquired debt not incurred in contemplation of acquisition. Can only be unsecured or secured with junior liens (3L or lower priority).
13.	Local Lines / Overdraft Debt (§4.06(b)(xxi))	Greater of (x) $75.0 million and (y) 1.0% of Total Assets	$50 million (no grower).
14.	Debt incurred pursuant to the 1L New Money Notes and the 2L Exchange Notes	N/A	Debt basket for all notes issued/to be issued pursuant to the Transactions, subject to and consistent with the Term Sheet to extent different from the Existing SSNs.
15.	Definition of “Debt”	Existing definition refers to Redeemable Capital Stock but does not include other types of preferred stock.	Definition to also include preferred stock of any Restricted Subsidiary.
Permitted Liens (§4.07)
16.	General Liens (“Permitted Liens” clause (x))	Greater of (x) $225.0 million and (y) 3.0% of Total Assets in the ordinary course of business	Same size as general debt basket.
17.	Existing Liens (“Permitted Liens” clause (a))	No scheduling requirement	Must be scheduled if they secure debt over $5 million.
18.	Credit Facility (“Permitted Liens” clause (b))	Liens securing debt under the Credit Facilities Debt basket	No change, subject to limitation on collateral securing pari 1L credit facilities basket debt described in row 1 above.
19.	Non-Guarantor Liens (“Permitted Liens” clause (ee))	Liens securing debt of non-Guarantor Restricted Subsidiaries	Limited to debt incurred under row 13.
20.	Liens securing the 1L New Money Notes or AGSA Exchange SSNs	N/A	Liens basket for all 1L New Money Notes or Exchange SSNs issued/to be issued pursuant to the Transactions.
Permitted Collateral Liens (§4.07)

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
21.	Ratio Liens (“Permitted Collateral Liens” clause (b))	Unlimited liens on Collateral subject to 3.50x Consolidated Secured Debt Leverage Ratio	Junior liens securing ratio debt (i.e., junior to 1L and 2L) to be permitted on terms specified in row 8.
22.	Basket debt Liens (“Permitted Collateral Liens” clause (c))	Unlimited liens on Collateral subject to 3.50x Consolidated Secured Debt Leverage Ratio or “no worse”, for certain baskets. Unlimited liens on Collateral for debt incurred under certain other baskets.

PCLs (pari with 1L) for debt described in row 1 as being pari 1L.

No PCLs securing (i) non-Guarantor debt, (ii) Permitted Joint Ventures basket, (iii) intercompany debt or (iv) Contribution debt basket.

PCLs on local lines/overdraft working capital must be junior to liens securing 1L and 2L notes (with appropriate parameters to be agreed to extent South African entities are guarantors or provide collateral for benefit of 1L Notes or 2L Notes).

PCLs securing CLO/PMOs limited to assets financed (to extent constituting Collateral for the 1L notes or 2L notes).

PCLs securing acquisition debt to be 3L or lower per row 12.

PCL securing ratio debt incurred per row 8 to be junior to liens securing 1L notes and 2L notes.

PCL securing general debt basket must be subordinated to the liens securing the 1L SSNs (and may be junior to or pari with the 2L SSNs) and limited to general liens basket.

For the avoidance of doubt, PCLs permitted for all Refi Debt (only to extent refinanced debt was secured by PCL of same or greater priority and subject to conditions for Refinancing Debt above) and all other technical liens. For the avoidance of doubt, no leverage governors applicable to any of the liens described in this row 22 other than liens securing ratio debt per row 8.

23.	Liens securing the 1L1O New Money Notes and the 1L2O Exchange Notes	N/A	Liens basket for all notes issued/to be issued pursuant to the Transactions, subject to being consistent with the TSA.
Restricted Payments (§4.08)
24.	Available Amount / RP Builder Basket (§4.08(b))	50% of cumulative Consolidated Adjusted Net Income beginning July 1, 2014, plus customary amounts and a starter amount of $80.0 million, subject to $1.00 of ratio debt test and no Default or Event of Default	No available amount, although investments may be funded with substantially simultaneous equity contributions.
25.	Ratio Restricted Payments (§4.08(c)(xii))	Unlimited subject to 5.25x Consolidated Leverage Ratio	Basket removed.
26.	Dividends Basket (§4.08(c)(xi))	Distributions by AGSA following a Public Equity Offering of up to 50% of Consolidated Adjusted Net Income per fiscal year	Basket removed.
27.	General Restricted Payments (§4.08(c)(xvii))	Greater of (x) $150.0 million and (y) 2.0% of Total Assets

$25 million (no grower); may not be used for distributions or payments to new equity holders or any related parties thereof.

2L debt can be refinanced (pro rata) subject to Refinancing Debt having same or lower priority and other permitted refinancing constraints.

In addition to the above, unlimited basket for redemption / repurchase (pro rata) of 2L notes subject to pro forma compliance with Net First Lien Leverage Ratio 0.5x below Issue Date level.

Financial definitions subject to negotiation.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
28.	Overhead and Tax Restricted Payments (§4.08(c)(viii), (ix))	$25.0 million in any year, plus amounts necessary to pay allocable taxes	Parties to negotiate in good faith based on diligence to be provided by Issuer and post-closing structure.
29.	Management Equity Repurchase (§4.08(c)(x))	$10.0 million plus an amount equal to $10.0 million multiplied by the number of years since the August 2019 Issue Date, subject to other builders	Parties to negotiate in good faith based on diligence to be provided by Issuer and business plan of future equity holders.
30.	Unrestricted Subsidiary Equity Distributions (§4.08(c)(xvi))	Unlimited distributions of equity interests in unrestricted subsidiaries	Basket removed.
31.	Excluded Contributions (§4.08(c)(xiii))	Equal to Excluded Contributions made	Basket removed.
Investments (“Permitted Investments”)
32.	Restricted Subsidiary Investments (“Permitted Investments” clause (c))	Permits unlimited investments in Restricted Subsidiaries

For investments by obligors in non-obligors, limited to Investments in form of cash permitted to extent made in good faith for bona fide cash management purposes in the ordinary course of business.

Parties to discuss additional cash investment capacity between TSA signing and closing in light of company’s operational needs and negotiate in good faith based on diligence / projections to be provided by Company as necessary. Any modification to be mutually agreed.

33.	Existing Investments (“Permitted Investments” clause (g))	No scheduling requirement	Must be scheduled if greater than $5 million. Carveout limited to existing Investments – not committed or identified Investments.
34.	Ordinary Course Investments (“Permitted Investments” clause (i))	$15.0 million in any fiscal year	Basket removed.
35.	Loans to Employees (“Permitted Investments” clause (j))	Greater of (x) $30.0 million and (y) 0.5% of Total Assets	$10.0 million (no grower)
36.	Investments resulting from the acquisition of a Person (“Permitted Investments” clause (o))	Unlimited	Basket removed; acquisitions of non-guarantors need to use separate basket capacity.
37.	Loans to Employees for Purchase of Capital Stock of Parent (“Permitted Investments” clause (q)(i))	Unlimited	$5.0 million (no grower); to the extent Issuer provides additional relevant diligence, parties to negotiate in good faith with any changes to be mutually acceptable.
38.	Loans to Stock Option Plans, Trusts, Asset Pools for Purchase of Capital Stock of Parent (“Permitted Investments” clause (q)(ii))	Greater of (x) $30.0 million and (y) 0.5% of Total Assets	$5.0 million (no grower); to the extent Issuer provides additional relevant diligence, parties to negotiate in good faith with any changes to be mutually acceptable.
39.	General Investments (“Permitted Investments” clause (n))	Greater of (x) $300.0 million and (y) 4.0% of Total Assets	$75 million (no grower)
40.	Guarantees of Permitted Debt, ordinary course performance guarantees and permitted Liens on assets of the Parent Guarantor (“Permitted Investments” clause (t))	Unlimited, subject to applicable requirements under the Indebtedness and Liens covenants	New proviso: OCB guarantees of obligations other than Indebtedness must be incurred in good faith due to a bona fide business operating need.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
41.	Investments permitted by the Affiliate Transactions covenant (other than permitted Restricted Payments and ordinary course transactions with Affiliates of the Parent Guarantor/JVs) (“Permitted Investments” clause (u))	Unlimited, subject to requirements under the Affiliate Transactions covenant	Basket removed. Any technical exceptions to be mutually agreed prior to Issue Date.
42.	Definition of “Investment”	“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.	“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person, in one transaction or a series of related transactions, of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person, all or substantially all of the property and assets or business of another Person, assets constituting a business unit, line of business or division of another Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.
Asset Sales (§4.09)
43.	Threshold Amount (“Asset Sale” paragraph 2 clause (viii))	Greater of (x) $50.0 million and (y) 0.75% of Total Assets	$15.0 million (no grower)
44.	Designated non-cash consideration	Greater of (x) $225.0 million and (y) 3.0% of Total Assets	$25.0 million (no grower)
45.	Minimum cash requirement	75%	75% (but 100% for dispositions of AMP group equity with no deemed cash consideration). Generally, cancellation or assumption of debt is not deemed to be cash consideration.
46.	Dispositions Inter-Se the Restricted Group (“Asset Sale” paragraph 2 clause (ii))	No restrictions	Transfers to non-Guarantor subsidiaries must be for 100% cash and FMV (based on a fairness opinion, unless in the ordinary course of business and consistent with past practice) or using Permitted Investment capacity.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
47.	Unrestricted Subsidiary and Permitted JV Equity and Debt Dispositions (“Asset Sale” paragraph 2 clause (xiv))	No restrictions on dispositions of debt and equity of Unrestricted Subsidiaries and Permitted Joint Ventures	Carveout removed.
48.	Excess Proceeds Offer threshold (§4.09(c))	Greater of $100,000,000 and 1.5% of Total Assets	$25 million (no grower) Asset sale offer prices: • 101.5% of par plus accrued interest for 1L notes • Par plus accrued interest for 2L notes.
49.	Permitted Usage of Cash Proceeds (§4.09(b))	Reinvestment in Replacement Assets, acquisitions, repayment/repurchase of secured debt, repayment/repurchase of non-Guarantor Restricted Subsidiary Debt, repayment/repurchase of pari passu debt other than unsecured debt with subordinated guarantees.

(i) Limit to investment in Replacement Assets, which, for the avoidance of doubt, includes all capital expenditures (including, without limitation, for maintenance), redemption of 1L Notes (or 2L Notes if 1L Notes no longer outstanding or after 1L is offered) or tender for notes pro rata at 101.5% of par plus accrued interest for 1L Notes and 100% of par plus accrued interest for 2L Notes; provided that asset sales at non-guarantors permitted to repay non-guarantor debt; asset sales of ABL collateral permitted to repay ABL (and not required to be swept to 1L/2L); with respect to other assets, ability to ratably pay other pari passu debt (e.g., using credit facilities / general debt basket) to the extent pari passu with 1L Notes or 2L Notes as applicable in accordance with PCLs.

(ii) Replacement Assets must be acquired during the Reinvestment Period and cannot be working capital, cash or cash equivalents or intercompany investments.

(iii) Any assets purchased with the proceeds from the sale of Collateral must be pledged to the SSNs on the same basis subject to the Agreed Security Principles, and if such pledge cannot be granted on account of the Agreed Security Principles, be held by an obligor.

For the avoidance of doubt, subject to the Preferred Stock Redemption Exception set forth below, among other things, no ability to use proceeds for (x) except as set forth in clause (i) above, ABL or other debt paydown (other than 1L and 2L notes or as otherwise specified above with respect to assets of a non-guarantor or ABL collateral) (y) to fund opex, working capital, dividends, to acquire equity, for debt service, or repayment/repurchase of any indebtedness, and/or (z) except as set forth above, for any other purpose other than to acquire Replacement Assets.

For avoidance of doubt, under the 1L documents, repayment or repurchase of 2L notes is not a permitted reinvestment of Asset Sale proceeds.

50.	Reinvestment Period (§4.09(b))	360 days + 180 days with a binding commitment	180 days + 90 days with a binding commitment.
51.	Special Rules for AMP Equity	N/A

AMP Distributions/Dividends. Asset sale provisions do not apply to ordinary dividends (to be defined in a mutually agreed manner); as to extraordinary dividends, treated as an asset sale (with reinvestment rights described herein); if no permitted reinvestment occurs then subject to asset sale offer under regular asset sale rules.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes

•  If dividends or distributions are made in connection with or related to issuance of debt at AMP group, required tender offer at 101.5 (plus accrued interest) for 1L and par plus accrued interest for 2L with proceeds of such dividend or distribution; flows through waterfall (1L offered first, 2L after);

•   Noteholders may decline offer

Dispositions/Redemptions/Buybacks of AMP Common Equity. Required tender offer at 101.5% of par (plus accrued interest) for 1L and at par (plus accrued interest) for 2L; flows through waterfall (1L offered first, 2L after) with no reinvestment rights.

•   Noteholders may decline offer

Dispositions/Redemptions/Buybacks of AMP Preferred Equity. The AMP Preferred Equity held by the Company or any subsidiary may be redeemed, sold or otherwise disposed of at the redemption price (not to be less than the liquidation preference thereof) or fair market value (determination of fair market value to be mutually agreed in definitive documentation). $200M of the proceeds from the AMP Preferred Equity sale or redemption or other disposition may be reinvested pursuant to the reinvestment rights described herein so long as the trough liquidity for the three-month period following the sale or redemption or other disposition (without giving effect to the receipt of any proceeds from such sale or redemption or other disposition) projected by the Company in good faith is no greater than $400M; if no permitted reinvestment occurs then subject to asset sale offer under regular asset sale rules. Amount of the net cash proceeds not subject to reinvestment is required for tender offer at 101.5% of par (plus accrued interest) for 1L and at par (plus accrued interest) for 2L; flows through waterfall (1L offered first, 2L after).

Preferred Stock Redemption Exception. Notwithstanding the foregoing, if AMP Preferred Equity held by the Company or any subsidiary is redeemed and AMP substantially contemporaneously issues additional common equity, the proceeds of such redemption may also be reinvested in common equity of AMP to the extent necessary to avoid dilution of the Company and the subsidiaries’ aggregate ownership of AMP equity.

Affiliate Transactions (§4.10)
52.	Threshold Amount (§4.10(a))	Greater of (x) $75.0 million and (y) 2.0% of Total Assets	$10 million (no grower)
53.	Disinterested Director Approval (§4.10(a)(ii))	Greater of (x) $150.0 million and (y) 2.0% of Total Assets	$35 million (no grower)

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
54.	Fairness Opinion Threshold	N/A	$50 million (no grower)
55.	Intercompany Transactions (§4.10(b)(xi))	Unlimited among AGSA and its restricted subsidiaries	Transactions between Guarantors/Issuer and Non-Guarantor Subsidiaries must be in OCB for a bona fide business purpose.
56.	Existing Arrangements (§4.10(b)(iii))	No scheduling requirement	Need to be scheduled to be carved out.
57.	OCB Transactions (§4.10(b)(xii))	OCB transactions with customers, clients, suppliers, etc. determined by board to be on arm’s length terms	No change.
Events of Default (§4.11)
58.	Cross-Default Threshold	the greater of (i) for so long the Existing Ardagh Bonds remain outstanding, A75,000,000 and (ii) thereafter, the greater of $200,000,000 and 2.75% of Total Assets	$50 million (no grower)
59.	Judgment Default Threshold	(i) for so long the Existing Ardagh Bonds remain outstanding, A75,000,000 and (ii) thereafter, the greater of $200,000,000 and 2.75% of Total Assets	$50 million (no grower)
60.	Security Impairment Threshold	(i) for so long the Existing Secured Notes remain outstanding, A75,000,000 and (ii) thereafter, the greater of $150,000,000 and 2.0% of Total Assets	$50 million (no grower)
61.	Grace Periods for Negative Covenant Defaults	60 days from the written notice of Trustee on behalf of the Holders or by the Holders holding 30% of the outstanding notes	Reduction of notice period to 30 days; Company to inform Trustee promptly (i.e., within 2 BDs) of becoming aware of any default, but 5 BDs to provide notice of default to holders per 6.01(b).
Voting (§4.12)
62.	% required for acceleration	30%	25%
63.	% required for Super-Majority	90%	90%
64.	Affiliate voting	Affiliates do not vote	Affiliates (other than subsidiaries and other entities that are affiliates by virtue of the Issuer or its subsidiaries holding their equity or otherwise controlling them) that hold equity at closing can vote, but threshold for consents other than Supermajority matters to be 66 2/3%.
Other Terms
65.	Reclassification	Credit Agreement contains reclassification of basket usage for Indebtedness, Investments and Restricted Payments	Usage may not be reclassified among baskets for Indebtedness, Investments and RPs; once an Investment or RP basket is used, capacity under that basket may not be reallocated and reused; provided that cash returns on investments to reduce amount of “investment” for basket purposes.
66.	“Unrestricted Subsidiary” Concept	Permits

AMP group to remain unrestricted, subject to:

•    AMP-related events of default consistent with the Apollo credit agreement to be included in notes indentures

•    No RP of (or Investment made with) AMP equity

•    No priming liens on AMP equity

•    No further Investment in AMP by restricted group other than the Preferred Stock Redemption Exception set forth above

•    AMP purchasing any 1L Notes, 2L Notes or other debt of restricted group to be an Event of Default

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes

No other Unrestricted Subsidiaries.

No Investments may be made in Unrestricted Subsidiaries by the restricted group (whether directly through one or more Investments in or by other Unrestricted Subsidiaries or joint ventures or parent entities of the restricted group) after the Issue Date.

Supermajority Holder consent required to allow additional Unrestricted Subsidiaries or additional Investments in, or asset transfers to, Unrestricted Subsidiaries.

67.	Commodity Hedges, Interest Rate Agreements and Currency Agreements	Permits	No change.
68.	Permitted Joint Venture	Permits	Carveout for dispositions of Permitted Joint Ventures (clause (xiv) of definition of “Asset Sale”) to be removed.
69.	Steps related to the Transactions	N/A	To expressly permit all steps, transactions, actions or events (including any debt incurrence, liens, RPs and affiliate transactions) contemplated in connection with, or arising as a consequence of, the proposal, implementation and/or consummation of the Transactions and the Recapitalization Transaction, and entry into and performance of the Definitive Documents.
70.	Future Guarantors / Guarantor Coverage	Any Restricted Subsidiary that guarantees any debt ≥ greater of $100mm and 1.5% of TA (other than debt under the Credit Facilities or Receivables baskets or any guarantees existing on the Issue Date) must guarantee the Notes.

Coverage required to be at least 80% of Adjusted EBITDA and Total Assets of the restricted group, with exceptions for any subsidiary prevented by applicable law, material contract restrictions existing on the issue date or where the guarantee would create a material tax liability (as agreed in good faith by SSN AHG advisor).[5]

For the avoidance of doubt, it is not a CP or otherwise an obligation of the Company to obtain consent from lenders or other counterparties if restricted by underlying debt or other agreements (to the extent entered into in good faith). To also include contractual restrictions on refinancing debt that are substantially similar to those as in effect on the issue date.

71.	Double Dip Protection	N/A

All intercompany debt owing from a Guarantor to non-Guarantor and guarantees of non-Guarantor debt by a Guarantor must be subordinated in right of payment and lien priority to the Indenture.

Supermajority Holders (sacred right) vote for any amendment to this provision.

72.	Waterfall	N/A	Amendments that alter or have the effect of altering the priority/waterfall shall require consent of Supermajority Holders (sacred right).

_______________________________

5 Parties to negotiate possible inclusion of African entities as guarantors in good faith, subject to same limitations above (i.e., not if prevented by law, material contractual restrictions, etc).

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
73.	Pro Rata Provision and Protection	N/A

Addition of provision requiring all prepayments, repurchases, modifications, etc. to be offered to each Holder of each tranche pro rata on the same terms (i.e., 1L permitted to be offered first).

Supermajority Holders (sacred right) vote for any amendment to this provision.

74.	J. Crew Protection	N/A

(a) The Company shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any “Material Property” (as defined below) (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Subsidiary or Affiliate of the Company that is not a Guarantor, other than the grant of a non-exclusive lease or license of property to any Subsidiary of the Company on arms’-length terms, in the ordinary course of business and for a bona fide business purpose, with an exception for transfers by non-Guarantors to non-Guarantors (excluding transfers to any member of the AMP group);

(b) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Company (that is not an Obligor) shall own or hold an exclusive license to any Material Property, but Material Property owned by non-Guarantor subsidiaries prior to closing (and not transferred in anticipation thereof) may continue to be owned by such non-Guarantor subsidiary;

(c) “Material Property” means assets, including intellectual property, owned by the Company and its Subsidiaries (other than AMP group) that is material to the business, operations, assets or financial condition of the Company and its Subsidiaries (other than AMP group), taken as a whole either (i) prior to any applicable transfer or disposition or (ii) pro forma for any applicable transfer or disposition; and

(d) Supermajority Holders (sacred right) vote to amend this provision.

75.	Chewy Protection	N/A

A subsidiary Guarantor will not be released from its guarantee upon becoming a non-wholly-owned subsidiary, unless (i) it became a non-wholly-owned subsidiary pursuant to a transaction with a non-affiliated third party for a legitimate business purpose and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management; and (ii) the borrower is deemed to have made an investment in such resulting non-guarantor subsidiary, and such investment is a permitted investment; Supermajority Holders (sacred right) vote for any amendment to this provision.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
A subsidiary Guarantor will not be released from its guarantee upon becoming a subsidiary of a non-U.S. subsidiary, unless (i) it became a subsidiary of a non-U.S. subsidiary for a legitimate business purpose and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management; and (ii) the borrower is deemed to have made an investment in such resulting non-guarantor subsidiary, and such investment is a permitted investment; Supermajority Holders (sacred right). vote for any amendment to this provision.
76.	Incora Protection	N/A	No ability to incur debt for the purpose of influencing voting thresholds. Provision may not be modified or amended without Supermajority Holders (sacred right) consent.
77.	Serta Protection (Lien and Payment Subordination)	N/A	Supermajority Holders (sacred right) vote to: (a) subordinate or have the effect of subordinating any obligations in respect of the Notes in right of payment to any indebtedness for borrowed money, (b) permit the incurrence of Indebtedness that is pari passu with the Notes in right of payment and Lien priority or (c) subordinate or have the effect of subordinating any Liens securing the obligations in respect of the Notes to any Liens on the Collateral securing any indebtedness for borrowed money (except, (x) in each case, indebtedness that is expressly permitted to be senior, or pari passu with, as applicable to the obligations in respect of the Notes as of the Issue Date, and (y) either (i) pursuant to a transaction providing for the incurrence of indebtedness that is senior or pari passu in lien or payment priority to all obligations under the Indenture in which participation is offered to all affected Holders of 1L note obligations on a pro rata basis on the same terms and conditions as offered to all other providers of such indebtedness (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) or (ii) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction)).

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
78.	Anti-LME Protection	N/A

The Company shall not, and shall not permit any of its Subsidiaries, to directly or indirectly, (i) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness or issue any stock, (ii) create, incur, assume or permit or suffer to exist any lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any investment in any other person, (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution) or (v) convey, sell, lease or otherwise dispose of all or any part of its property or assets or to otherwise engage in any other activity, in each case, that is undertaken in connection with a Liability Management Exercise.

For the avoidance of doubt, prohibition on Liability Management Exercises (as defined) applies to Unrestricted Subsidiaries. For the avoidance of doubt, provision applies with respect to the new 1L and 2L Notes and does not limit the ability for AMP to do LMEs with respect to its own debt.

Amendments to this provision or the definition of “Liability Management Exercise” require Supermajority Consent (sacred right).

“Liability Management Exercise” means any restructuring, reorganization, rescheduling, recapitalization, reduction, cancellation, termination, elimination, refinancing, retirement, exchange, repurchase or defeasance of the 1L Notes or 2L Notes (the “Original Indebtedness”) with other indebtedness of the Company or a Subsidiary that is temporally, contractually or structurally senior (including as to right of payment, lien priority or additional collateral) to the Original Indebtedness (including, for the avoidance of doubt, through any incurrence of Indebtedness by an affiliate that is not a guarantor).

Notwithstanding the foregoing, this definition and its use in the Definitive Documents are not intended to, nor shall they, prohibit or restrict any financing or refinancing transaction or any investment that is (1) (a) consummated for a bona fide business purpose and in good faith and (b) does not have the purpose of restructuring existing debt of the Company, releasing or altering the priority of Liens on any collateral or releasing or subordinating any of the guarantees and/or reducing or impairing the rights and remedies of any secured party under the Note documents or (2) consummated by the AMP group only with respect to indebtedness of the AMP group.

79.	Release of Collateral and Guarantees	Majority of holders may approve release.

Supermajority Holders (sacred right) approval required to release a material portion of the collateral or a material portion of the value of the Guaranty, or a material portion of the guarantors or to materially reduce the obligation to grant Liens on newly acquired assets or for newly acquired or formed subsidiaries to provide guarantees, except with respect to releases of Collateral permitted on the Issue Date and subject to the Agreed Security Principles.

For the avoidance of doubt, existing provisions for technical releases to be retained.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
80.	Collateral/Guarantors	N/A	Changes set forth on Annex I. Also ABL collateral to be added as 1L and 2L Notes collateral to extent not prohibited by ABL facility documentation, subject to the terms of the Term Sheet.
81.	Agreed Security Principles	N/A	Changes set forth on Annex II.
82.	Indemnification	N/A	Indemnity consistent with Commitment Letter indemnity to be included in a side letter with all parties acquiring 1L notes for cash on the Issue Date.

Annex I – Changes to Collateral and Guarantees

a.	Issuers of the AGSA 1O and 2O SSNs are also to be Guarantors and the providers of appropriate Security Interests over their assets.

b.	The Parent Guarantor shall ensure that each of the Subsidiaries of the Parent Guarantor that is a guarantor of the existing SSNs becomes a Subsidiary Guarantor and, in connection therewith, cause such Subsidiary and entities to deliver such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Trustee. Parties to discuss in good faith additional guarantor feasibility, including with respect to Glass Africa business (subject to limitations set forth in the Covenant Grid).

c.	Subject to the Agreed Security Principles (see below), the Parent Guarantor shall use commercially reasonable best efforts to ensure that Security Interests for the benefit of the Trustee and the Holders are in place and perfected at Closing. Subject to the Agreed Security Principles, any Security Interests not in place at Closing to be in place and perfected no later than 60 days following Closing. In connection therewith, Parent Guarantor shall cause to be delivered such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Trustee. Subject to further discussions between advisors in good faith, additional Subsidiaries within the AGSA silo may become the providers of Security Interests. For the avoidance of doubt perfected security over AMP shares and all collateral in the US, the UK, Luxembourg, Germany and Ireland, excluding in each case any real estate mortgages, to be in place and perfected at Closing. Parent Guarantor and its subsidiaries to use best efforts to satisfy any works council requirements and other administrative requirements related to the provision of guarantees and Security Interests in the Netherlands and any other applicable jurisdiction.

d.	As a variation to the Collateral provided under the existing SSNs, all mortgages or similar Security Interests in real property in any jurisdiction shall comprise Collateral, subject to other applicable ASPs and good faith discussion among the parties regarding difficulty and cost of providing mortgages.

Annex II – Changes to Agreed Security Principles

The Agreed Security Principles – the existing Agreed Security Principles set forth in Schedule 1 of the existing SSN Indenture shall be amended and modified as follows:

i.	General Principle 2.1 (b) – notwithstanding the preservation of the existing SSN collateral, the question of disproportionality and ‘cost’ with respect to the benefit to the holders of taking additional Security Interests shall be discussed by the parties in good faith between signing and closing.
ii.	General Principle 2.1 (c) - the taking of reasonable efforts to obtain consents to the grant of security shall be discussed by the parties in good faith between signing and closing.
iii.	General Principle 2.1 (d) - the risks to directors of granting or perfecting guarantees and Security Interests shall be explained in reasonable detail to counsel to the holders, including, if applicable, a reasonable explanation of the risk of civil or criminal liability on the part of the directors and officers granting it.
iv.	General Principle 2.1 (e) – approach to any impediments to the grant of Security Interests with respect assets subject to third party arrangements (including shareholder agreements or joint venture agreements) shall be discussed by the parties in good faith between signing and closing.
v.	General Principle 2.1 (f) – the question of the proportionality or materiality of the secured amount to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties shall be discussed by the parties in good faith between signing and closing.
vi.	General Principle 2.1 (g) – the question of the materiality and immateriality of assets in the context of the amount to be secured and the related question of, if the cost of granting security over the disproportionality to the benefit of such security, security shall be discussed by the parties in good faith between signing and closing.
vii.	General Principle 2.1 (h) – questions of the material adverse effect on (a) the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture or (b) the tax arrangements of any member of the Group, shall be discussed by the parties in good faith between signing and closing.
viii.	General Principle 2.1 (i) - security over the Capital Stock of each Guarantor shall not be confined to Guarantor so organized under the laws of England &Wales, Ireland, The Netherlands, or any state of the United States of America and shall extend to other Guarantors organised under the laws of England &Wales, Ireland, The Netherlands, or any state of the United States of America, Luxembourg & Germany + any jurisdiction that accounts for at least 5% of Adjusted EBITDA or Total Assets, except where prevented by applicable law or material contract restrictions existing on the issue date / refi debt with substantially similar restrictions, or would result in material incremental tax. These limitations only to apply to local law share pledges.
ix.	General Principle 2.1 (j) - fixed security over bank accounts, inventory, receivables or intellectual property rights notwithstanding that satisfactory floating security (or equivalent in the relevant jurisdiction) can be taken over such assets, shall be discussed and agreed between the parties between signing and closing.
x.	TERMS OF SECURITY DOCUMENTS – 4.2 - Additional representations as to title and existing encumbrances may be required from Group Companies granting Security Interests.
xi.	Bank Accounts 5.1 - control agreements may be required in respect of any account located in the United States of America and similar agreements may be required in the UK, Ireland, Luxembourg, Germany and the Netherland, to the extent not prohibited under ABL, subject to customary “excluded accounts” (including de minimis accounts) to be mutually agreed.
xii.	BANK ACCOUNTS 5.2 - The closure of any bank accounts shall be notified to Trustee by the relevant Group to the extent that such account secures the SSNs. If any such account is to be subject to replacement by a similar account, then a comparable Security Interest shall be granted with respect to that replacement account.
xiii.	Real Estate 6.1 - No security will be given over real property unless it has a value in excess of €5,000,000 (five million euro).
xiv.	Real Estate 6.3 – With respect to real a value in excess of €5,000,000 (five million euro), the holders may require mandatory insurances (such as flood insurance in the USA) and may require the relevant grantor of security to investigate title, provide surveys or other insurance or environmental due diligence, subject to discussion and agreement with respect to the feasibility of such deliverables among the parties between signing and closing.

xv.	Real Estate 6.4 – With respect to real estate having a value in excess of an amount to be discussed and agreed between the parties between signing and closing in light of operational or other administrative issues and costs, if landlord consent is required to grant security over its real estate the relevant grantor shall use commercially reasonable efforts to procure consent.
xvi.	Insurance Policies 8.2 – save with respect to insurance having coverage in excess of an amount to be negotiated in good faith and trade insurance, no loss payee or other endorsement shall be made on the insurance policy.
xvii.	Intellectual Property 9.2 – if a member of the Group grants security over its intellectual property it shall be free to deal with those assets in the ordinary course of its business, subject to all restrictive covenants in indentures.
xviii.	INTERCOMPANY RECEIVABLES – 10.1 if a member of the Group grants security over its intercompany receivables, then it shall be free to deal with those receivables in the ordinary course of its business until a Declared Default has occurred, subject to all restrictive covenants in indentures.
xix.	TRADE RECEIVABLES AND INVENTORY 11.1 - If a member of the Group grants security over its trade receivables and/or its inventory it shall be free to deal with those receivables and/or inventory in the ordinary course of its business until a Declared Default has occurred, subject to all restrictive covenants in indentures.
xx.	SHARES / PARTNERSHIP INTEREST – Until a Declared Default has occurred, the securing person will be permitted to retain and to exercise voting rights to any shares or partnership interests pledged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the company whose shares or partnership interests have been pledged will, subject to the terms of the Indenture, be permitted to pay dividends, subject to all restrictive covenants in indentures.
xxi.	Jurisdictions - Security and guarantees shall be granted in the following jurisdictions: Austria; Denmark; Germany; Ireland; Luxembourg; Poland; Sweden; Switzerland; The Netherlands; The United Kingdom, The United States of America. Parties to discuss inclusion of additional jurisdictions including Italy and Glass Africa business in good faith between signing and closing.
xxii.	Documentation – the security documents shall be substantially the same as those granted with respect to the existing SSNs (or, with respect to the AMP shares, the Apollo facility) save as amended to reflect the Agreed Security Principles.

Part C – Exchange SSNs Term Sheet

Part C of the Term Sheet to Transaction Support Agreement

Exchange SSNs Term Sheet

Capitalized terms used but not defined in this Exchange SSNs Term Sheet (this “Term Sheet”) shall have the meaning ascribed to such terms in the New Money Commitment Letter or the Transaction Support Agreement (the “TSA”), to which this Term Sheet is attached, as applicable.

Exchange SSN Issuers	One or more entities that are either the same as the co-issuers of the Existing SSNs (i.e., Ardagh Packaging Finance Plc and Ardagh Holdings USA Inc., as co-issuers) or otherwise mutually agreed between the Company, the Required SSN Group Members, and the Required SUN Group Members.
Guarantors

Same as the guarantors of the Existing SSNs, plus AIHS and AIS, and any other entities otherwise mutually agreed between the Company, the Required SSN Group Members, and the Required SUN Group Members (including those contemplated by the agreed grid relating to the Exchange SSNs attached hereto as Appendix 1 (the “Covenant Grid”).

The granting of guarantees and security will be subject to local law considerations and agreed security principles consistent with the Existing SSN Indentures, except as modified by: (a) this Term Sheet (including the Covenant Grid); and (b) solely with respect to matters identified in the Covenant Grid to be further discussed by the Company, the Required SSN Group Members, and the Required SUN Group Members, or their respective advisors, as may be mutually agreed between the Company, the Required SSN Group Members, and the Required SUN Group Members, or their respective advisors (the “Agreed Security Principles”).

Exchange SSNs	Senior secured notes to be issued by the Exchange SSN Issuers in exchange, on a dollar-for-dollar or euro-for-euro basis, as applicable, for the Existing SSNs tendered by the Consenting SSN Holders in accordance with the TSA and subject to any Early Consent Consideration as set out therein (the “SSN Exchange”).
Participation	Exchange transaction open to all Existing SSN Holders.
Principal Amount	An initial principal amount up to €1,229.15 million in respect of Exchange SSNs denominated in euro (the “Euro Exchange SSNs”) and an initial principal amount up to $1,215.00 million in respect of Exchange SSNs denominated in U.S. dollars (“USD Exchange SSNs”).

Exchange Price	Par, in accordance with the TSA and subject to any Early Consent Consideration as set out therein.
Interest

With respect to the USD Exchange SSNs, at the Company’s election, (a) 6.00% per annum payable in cash plus 5.00% per annum payable in kind (“USD Interest Election A”), or (b) 5.50% per annum payable in cash plus 6.50% per annum payable in kind (“USD Interest Election B”).

With respect to the Euro Exchange SSNs, at the Company’s election, (a) 5.00% per annum payable in cash plus 6.00% per annum payable in kind (“Euro Interest Election A”), or (b) 4.50% per annum payable in cash plus 7.50% per annum payable in kind (“Euro Interest Election B”).

Interest will be payable semi-annually.

The Company shall specify its election between USD Interest Election A or USD Interest Election B and Euro Interest Election A or Euro Interest Election B, as applicable: (i) for the first interest period following the Closing Date, in the indenture governing the Exchange SSNs; and (ii) for subsequent interest periods, in a notice to the trustee of the Exchange SSNs to be delivered at least seven calendar days prior to commencement of such interest period.

Maturity	December 1, 2030.
Call Protection

Consistent with Existing SSN Indentures, except as otherwise set forth herein or as mutually agreed by the Company, the Required SSN Group Members, and the Required SUN Group Members.

Prior to the 6-month anniversary of the Closing Date: The Exchange SSN Issuers may redeem the Exchange SSNs, in whole or in part, at a redemption price equal to 100% of the principal amount of such Exchange SSNs plus an applicable redemption premium equal to:

(i)

(a) with respect to the USD Exchange SSNs, (x) if the Company has elected the USD Interest Election A for the interest period in which the redemption date occurs, 5.50% of the principal amount of such USD Exchange SSNs and (y) if the Company has elected the USD Interest Election B for the interest period in which the redemption date occurs, 6.00% of the principal amount of such USD Exchange SSNs (in each case with no discounting of such amount); and

(b) with respect to the Euro Exchange SSNs, (x) if the Company has elected the Euro Interest Election A for the interest period in which the redemption date occurs, 5.50% of the principal amount of such Euro Exchange SSNs and (y) if the Company has elected the Euro Interest Election B for the interest period in which the redemption date occurs, 6.00% of the principal amount of such Euro Exchange SSNs (in each case with no discounting of such amount)

plus

(ii) the present value of all interest and Additional Amounts, if any, that would accrue from, and including, the redemption date through, but excluding, the date that is the 6-month anniversary of the Closing Date, plus all accrued and unpaid interest and Additional Amounts (as defined in the Existing SSN Indenture), if any, to, but excluding, the redemption date.

Thereafter, outstanding Exchange SSNs may be redeemed in whole or in part at a redemption price of:

Commencing on and from the date that is the 6-month anniversary of the Closing Date but prior to the date that is the 18-month anniversary of the Closing Date:

(i)

(a) with respect to the USD Exchange SSNs, if the Company has elected the USD Interest Election A for the interest period in which the redemption date occurs, 105.5% of the principal amount of such USD Exchange SSNs and, if the Company has elected the USD Interest Election B for the interest period in which the redemption date occurs, 106.0% of the principal amount of such USD Exchange SSNs; and

(b) with respect to the Euro Exchange SSNs, if the Company has elected the Euro Interest Election A for the interest period in which the redemption date occurs, 105.5% of the principal amount of such Euro Exchange SSNs and, if the Company has elected the Euro Interest Election B for the interest period in which the redemption date occurs, 106.0% of the principal amount of such Euro Exchange SSNs;

plus

(ii) accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

Commencing on and from the date that is the 18-month anniversary of the Closing Date: Par, plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the redemption date.

(each, the “Call Protection Premium”).

The applicable Call Protection Premium shall be payable upon optional redemption (or voluntary prepayments), change of control, or acceleration for any reason (including any acceleration upon any bankruptcy).

Security/Ranking

Subject to applicable law, material contract restrictions existing on the Closing Date, the Agreed Security Principles and where the security would create a material tax liability (as agreed by SSN Group Advisors and the SUN Group Advisors), the Exchange SSNs shall be secured by a second lien on the same collateral securing the New 1L Notes, including a pledge of 100% of the equity interests in AMPSA held by the Exchange SSN Issuers and the Guarantors and, subject to and upon receipt of the applicable Required Third-Party Consents, 100% of the equity interests indirectly held by the Company in Glass Africa and Trivium (whether held directly or indirectly via an intermediate non-guarantor holding subsidiary that directly holds the equity interests), in each case within 60 days of the Closing Date; provided that the Exchange SSNs shall be secured by perfected liens on such collateral located in the United States, the United Kingdom, Germany, Luxembourg (including AMPSA equity interests held by the Company or its subsidiaries), and Ireland, excluding in each case, any real estate mortgages, by no later than the Closing Date.

The Exchange SSNs (and the guarantees thereof) shall be payment subordinated to the New 1L Notes (and the guarantees thereof).

The Company shall (i) use commercially reasonable efforts (a) to obtain any necessary consent under the relevant ABL credit agreement and related loan and security documents to grant a third lien on the ABL collateral within 120 days of the Closing Date and (b) regardless of whether such consent is obtained with respect to the ABL credit facility outstanding on the Closing Date, to provide that any refinancing or replacement of such facility permits the granting of a third lien on the collateral securing such refinancing or replacement facility in favor of the Exchange SSNs, (ii) grant a third lien on the collateral securing the ABL credit facility outstanding on the Closing Date as soon as commercially practicable in the event, and following, any restrictions under the relevant ABL credit agreement and related loan and security documents on granting a third lien on the ABL collateral no longer restrict such grant, and (iii) grant a second lien on any assets pledged as ABL collateral that become unencumbered, including in the event of termination of the ABL credit agreement not in connection with a refinancing or replacement of the ABL credit facility.

The granting of guarantees and security will be subject to local law considerations and the Agreed Security Principles.

Notwithstanding anything herein to the contrary, a perfected share pledge by the Company of 100% of the equity of Ardagh Glass Packaging Group Sarl or over any other entity (including any holding company of the Company) as may be agreed by the Company, the Required SSN Group Members, and the Required SUN Group Members (in each case, acting reasonably), that allows for a single point of enforcement, will be granted and perfected as of the Closing Date under Luxembourg law. The documentation governing the Exchange SSNs shall include a customary holding company covenant with respect to the pledgor of such equity preventing it from holding material assets other than the equity interests of its subsidiaries (and Trivium, if applicable), accruing material liabilities (other than the New 1L Notes, the Exchange SSNs, and other indebtedness permitted to be incurred in accordance with the Definitive Documents) or conducting business other than activities incidental to such ownership.

Documentation Principles	Except as otherwise mutually agreed by the Required SSN Group Members, the Required SUN Group Members, and the Company, the Definitive Documents governing the Exchange SSNs shall be consistent with the Existing SSN Indentures, as modified for the terms of this Term Sheet (including, for the avoidance of doubt, the Covenant Grid) and the Transaction Support Agreement.
Covenants and Events of Default	Except as otherwise mutually agreed by the Required SSN Group Members, and the Required SUN Group Members, and the Company, the covenants and events of default shall conform to the Covenant Grid and, to the extent not specifically included therein, shall be consistent with the Existing SSN Indentures.

Ratings	The Company will use commercially reasonable efforts to obtain, within sixty (60) days of the Closing Date and thereafter maintain, a (i) public corporate rating and (ii) rating of the Exchange SSNs from Moody’s and S&P (provided there shall be no obligation to obtain or maintain a specific rating).
Listing	The Exchange SSN Issuers will use commercially reasonable efforts to cause the Exchange SSNs to be admitted for listing on either the Official List of The International Stock Exchange (the “Exchange”) or another recognized exchange where high yield notes are customarily listed and to maintain the listing of the Exchange SSNs on the Exchange or such other recognized exchange.
Reg S/Rule 144A	The Exchange SSNs shall be issued in the United States to “qualified institutional buyers” as defined under Rule 144A, and/or outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.
ISIN / CUSIP	The Exchange SSN Issuers will cause the Exchange SSNs to be assigned a new CUSIP Number / ISIN.
Voting / Amendments	Consistent with the Existing SSN Indentures, except as otherwise set forth on the Covenant Grid.
Governing Law and Forum	New York and Borough of Manhattan.

[Remainder of Page Intentionally Left Blank]

Appendix 1

Covenant Grid

BASKET PROPOSAL1

1L AND 2L NOTES2

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
Indebtedness (§4.06)
1.	Credit Facilities Debt (§4.06(b)(ii))	Greater of (i) $700.0 million and (ii) an amount equal to (I) 85% of Total Receivables and 70% of Total Inventories less (II) $275.0 million

$100M of additional 1L debt, with no ratio prong, subject to:

•    50 bps pricing MFN

•    Call protection MFN

•    Covenant/documentation MFN

•  If provided by an affiliate, 100% ROFR offered to all 1L holders

•    No liens on non-collateral and no obligors that are not obligors under the 1L notes

•  Consent threshold to be in accordance with row 77[4].

$500M existing ABL basket.

2.	Existing Debt (§4.06(b)(iii))	N/A	All existing debt over $5 million to be scheduled. For the avoidance of doubt, this (x) will include Glass Africa debt, (y) will not include existing receivables facilities (which are to count against the receivables facilities debt basket) and (z) will not include existing CLOs/PMOs (which are to count against the CLO/PMO debt basket).
3.	Intercompany Debt (§4.06(b)(iv))	Unlimited intercompany debt

Intercompany debt owed by the Issuer or any Guarantor to any non-Guarantor Restricted Subsidiary to be subordinated in right of payment and unsecured.

Supermajority Holder vote (sacred right) to amend/waive.

4.	Guarantees of the Parent Guarantor or any Restricted Subsidiary (§4.06(b)(v))	Unlimited guarantees of the Parent Guarantor / any Restricted Subsidiary of Debt of the Parent Guarantor or any Restricted Subsidiary to the extent the Debt is permitted under the Indebtedness covenant.

Guarantees of Parent Guarantor to be subordinated in right of payment and unsecured, other than with respect to debt permitted to be pari / senior by the indenture (e.g., 1L / 2L).

Supermajority Holder vote (sacred right) to amend/waive.

5.	Purchase Money / Capital Lease Obligations Debt (§4.06(b)(vi))	Greater of (x) $510.0 million and (y) 6.0% of Total Assets	$450 million (no grower), provided that existing capital leases/financing leases are included in this basket and not the carveout for existing debt/liens.
6.	Contribution Debt (§4.06(b)(xx))	$1 for $1 of cash contributions in the form of equity of AGSA or Deeply Subordinated Funding	Basket removed.
7.	General Debt (§4.06(b)(xviii))	Greater of (x) $350.0 million and (y) 5.0% of Total Assets

$100M (no grower), which may be pari with 2L, unsecured, or secured junior to 2L. If pari with 2L, no additional obligors or collateral that 1L and 2L notes do not benefit from.

Incurrence by non-Guarantors not permitted.

_______________________________

1 Long-form documentation to include customary technical and conforming adjustments to be mutually agreed for second lien debt, including in the liens and asset sale covenants, and provisions relating to security and release of collateral. Asset sale covenant to provide that asset sale offers to be made to 1L noteholders first then, to extent 1L noteholders decline any such offer or the 1L notes are no longer outstanding, to the 2L noteholders.

2 Other baskets (including refinancing debt, existing debt, technical debt and liens baskets, etc.) to conform to the existing indentures, unless stated otherwise in this grid.

3 Baskets are subject to and to include any additional requirements as noted in the applicable section under the existing Indenture, as applicable.

4 Supermajority Holder (as used throughout) means holders of greater than or equal to 90% of the aggregate principal amount of outstanding notes under the applicable indenture.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
8.	Ratio Debt (§4.06(a))	Unlimited ratio debt subject to satisfying 2x FCCR	Unlimited junior secured debt or unsecured debt only, subject to satisfying Opening TNLR MINUS 1x. May not be incurred at non-obligors. Financial definitions subject to negotiation.
9.	Guarantees of Permitted Joint Venture Debt (§4.06(b)(xv))	Greater of (x) $150.0 million and (y) 2.0% of Total Assets	$50 million (no grower) Must be unsecured.
10.	Receivables Facilities Debt (§4.06(b)(xiii))	Unlimited

$400 million (no grower); non-recourse other than to the applicable receivables subsidiaries (subject to customary exceptions for receivables financing).

Parameters for any recourse financing identified as necessary by the Issuer in good faith to be discussed and negotiated in good faith (with any changes subject to mutual agreement) prior to Issue Date.

11.	Refinancing Indebtedness (§4.06(b)(xiv))	Permitted Refinancing Debt permitted to refund, replace or refinance Debt incurred as ratio debt and under the Credit Facility basket, the SSNs, Existing Debt on the Issue Date, general debt basket, Acquisition Debt basket and Contribution Debt basket.

Reference to Contribution Debt basket to be removed.

Refinancing Debt cannot (i) be secured by collateral that doesn’t secure the refinanced Debt, (ii) be secured with a greater Lien or payment priority than the refinanced Debt and (iii) have borrowers or guarantors that did not incur or guarantee the refinanced Debt.

12.	Acquisition Debt (§4.06(b)(xix))	Unlimited acquisition debt and acquired debt, subject to satisfying 2x FCCR or “no worse”	$25 million (no grower) Limited to acquired debt not incurred in contemplation of acquisition. Can only be unsecured or secured with junior liens (3L or lower priority).
13.	Local Lines / Overdraft Debt (§4.06(b)(xxi))	Greater of (x) $75.0 million and (y) 1.0% of Total Assets	$50 million (no grower).
14.	Debt incurred pursuant to the 1L New Money Notes and the 2L Exchange Notes	N/A	Debt basket for all notes issued/to be issued pursuant to the Transactions, subject to and consistent with the Term Sheet to extent different from the Existing SSNs.
15.	Definition of “Debt”	Existing definition refers to Redeemable Capital Stock but does not include other types of preferred stock.	Definition to also include preferred stock of any Restricted Subsidiary.
Permitted Liens (§4.07)
16.	General Liens (“Permitted Liens” clause (x))	Greater of (x) $225.0 million and (y) 3.0% of Total Assets in the ordinary course of business	Same size as general debt basket.
17.	Existing Liens (“Permitted Liens” clause (a))	No scheduling requirement	Must be scheduled if they secure debt over $5 million.
18.	Credit Facility (“Permitted Liens” clause (b))	Liens securing debt under the Credit Facilities Debt basket	No change, subject to limitation on collateral securing pari 1L credit facilities basket debt described in row 1 above.
19.	Non-Guarantor Liens (“Permitted Liens” clause (ee))	Liens securing debt of non-Guarantor Restricted Subsidiaries	Limited to debt incurred under row 13.
20.	Liens securing the 1L New Money Notes or AGSA Exchange SSNs	N/A	Liens basket for all 1L New Money Notes or Exchange SSNs issued/to be issued pursuant to the Transactions.
Permitted Collateral Liens (§4.07)

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
21.	Ratio Liens (“Permitted Collateral Liens” clause (b))	Unlimited liens on Collateral subject to 3.50x Consolidated Secured Debt Leverage Ratio	Junior liens securing ratio debt (i.e., junior to 1L and 2L) to be permitted on terms specified in row 8.
22.	Basket debt Liens (“Permitted Collateral Liens” clause (c))	Unlimited liens on Collateral subject to 3.50x Consolidated Secured Debt Leverage Ratio or “no worse”, for certain baskets. Unlimited liens on Collateral for debt incurred under certain other baskets.

PCLs (pari with 1L) for debt described in row 1 as being pari 1L.

No PCLs securing (i) non-Guarantor debt, (ii) Permitted Joint Ventures basket, (iii) intercompany debt or (iv) Contribution debt basket.

PCLs on local lines/overdraft working capital must be junior to liens securing 1L and 2L notes (with appropriate parameters to be agreed to extent South African entities are guarantors or provide collateral for benefit of 1L Notes or 2L Notes).

PCLs securing CLO/PMOs limited to assets financed (to extent constituting Collateral for the 1L notes or 2L notes).

PCLs securing acquisition debt to be 3L or lower per row 12.

PCL securing ratio debt incurred per row 8 to be junior to liens securing 1L notes and 2L notes.

PCL securing general debt basket must be subordinated to the liens securing the 1L SSNs (and may be junior to or pari with the 2L SSNs) and limited to general liens basket.

For the avoidance of doubt, PCLs permitted for all Refi Debt (only to extent refinanced debt was secured by PCL of same or greater priority and subject to conditions for Refinancing Debt above) and all other technical liens. For the avoidance of doubt, no leverage governors applicable to any of the liens described in this row 22 other than liens securing ratio debt per row 8.

23.	Liens securing the 1L1O New Money Notes and the 1L2O Exchange Notes	N/A	Liens basket for all notes issued/to be issued pursuant to the Transactions, subject to being consistent with the TSA.
Restricted Payments (§4.08)
24.	Available Amount / RP Builder Basket (§4.08(b))	50% of cumulative Consolidated Adjusted Net Income beginning July 1, 2014, plus customary amounts and a starter amount of $80.0 million, subject to $1.00 of ratio debt test and no Default or Event of Default	No available amount, although investments may be funded with substantially simultaneous equity contributions.
25.	Ratio Restricted Payments (§4.08(c)(xii))	Unlimited subject to 5.25x Consolidated Leverage Ratio	Basket removed.
26.	Dividends Basket (§4.08(c)(xi))	Distributions by AGSA following a Public Equity Offering of up to 50% of Consolidated Adjusted Net Income per fiscal year	Basket removed.
27.	General Restricted Payments (§4.08(c)(xvii))	Greater of (x) $150.0 million and (y) 2.0% of Total Assets

$25 million (no grower); may not be used for distributions or payments to new equity holders or any related parties thereof.

2L debt can be refinanced (pro rata) subject to Refinancing Debt having same or lower priority and other permitted refinancing constraints.

In addition to the above, unlimited basket for redemption / repurchase (pro rata) of 2L notes subject to pro forma compliance with Net First Lien Leverage Ratio 0.5x below Issue Date level.

Financial definitions subject to negotiation.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
28.	Overhead and Tax Restricted Payments (§4.08(c)(viii), (ix))	$25.0 million in any year, plus amounts necessary to pay allocable taxes	Parties to negotiate in good faith based on diligence to be provided by Issuer and post-closing structure.
29.	Management Equity Repurchase (§4.08(c)(x))	$10.0 million plus an amount equal to $10.0 million multiplied by the number of years since the August 2019 Issue Date, subject to other builders	Parties to negotiate in good faith based on diligence to be provided by Issuer and business plan of future equity holders.
30.	Unrestricted Subsidiary Equity Distributions (§4.08(c)(xvi))	Unlimited distributions of equity interests in unrestricted subsidiaries	Basket removed.
31.	Excluded Contributions (§4.08(c)(xiii))	Equal to Excluded Contributions made	Basket removed.
Investments (“Permitted Investments”)
32.	Restricted Subsidiary Investments (“Permitted Investments” clause (c))	Permits unlimited investments in Restricted Subsidiaries

For investments by obligors in non-obligors, limited to Investments in form of cash permitted to extent made in good faith for bona fide cash management purposes in the ordinary course of business.

Parties to discuss additional cash investment capacity between TSA signing and closing in light of company’s operational needs and negotiate in good faith based on diligence / projections to be provided by Company as necessary. Any modification to be mutually agreed.

33.	Existing Investments (“Permitted Investments” clause (g))	No scheduling requirement	Must be scheduled if greater than $5 million. Carveout limited to existing Investments – not committed or identified Investments.
34.	Ordinary Course Investments (“Permitted Investments” clause (i))	$15.0 million in any fiscal year	Basket removed.
35.	Loans to Employees (“Permitted Investments” clause (j))	Greater of (x) $30.0 million and (y) 0.5% of Total Assets	$10.0 million (no grower)
36.	Investments resulting from the acquisition of a Person (“Permitted Investments” clause (o))	Unlimited	Basket removed; acquisitions of non-guarantors need to use separate basket capacity.
37.	Loans to Employees for Purchase of Capital Stock of Parent (“Permitted Investments” clause (q)(i))	Unlimited	$5.0 million (no grower); to the extent Issuer provides additional relevant diligence, parties to negotiate in good faith with any changes to be mutually acceptable.
38.	Loans to Stock Option Plans, Trusts, Asset Pools for Purchase of Capital Stock of Parent (“Permitted Investments” clause (q)(ii))	Greater of (x) $30.0 million and (y) 0.5% of Total Assets	$5.0 million (no grower); to the extent Issuer provides additional relevant diligence, parties to negotiate in good faith with any changes to be mutually acceptable.
39.	General Investments (“Permitted Investments” clause (n))	Greater of (x) $300.0 million and (y) 4.0% of Total Assets	$75 million (no grower)
40.	Guarantees of Permitted Debt, ordinary course performance guarantees and permitted Liens on assets of the Parent Guarantor (“Permitted Investments” clause (t))	Unlimited, subject to applicable requirements under the Indebtedness and Liens covenants	New proviso: OCB guarantees of obligations other than Indebtedness must be incurred in good faith due to a bona fide business operating need.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
41.	Investments permitted by the Affiliate Transactions covenant (other than permitted Restricted Payments and ordinary course transactions with Affiliates of the Parent Guarantor/JVs) (“Permitted Investments” clause (u))	Unlimited, subject to requirements under the Affiliate Transactions covenant	Basket removed. Any technical exceptions to be mutually agreed prior to Issue Date.
42.	Definition of “Investment”	“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.	“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person, in one transaction or a series of related transactions, of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person, all or substantially all of the property and assets or business of another Person, assets constituting a business unit, line of business or division of another Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Parent Guarantor made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Parent Guarantor’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.
Asset Sales (§4.09)
43.	Threshold Amount (“Asset Sale” paragraph 2 clause (viii))	Greater of (x) $50.0 million and (y) 0.75% of Total Assets	$15.0 million (no grower)
44.	Designated non-cash consideration	Greater of (x) $225.0 million and (y) 3.0% of Total Assets	$25.0 million (no grower)
45.	Minimum cash requirement	75%	75% (but 100% for dispositions of AMP group equity with no deemed cash consideration). Generally, cancellation or assumption of debt is not deemed to be cash consideration.
46.	Dispositions Inter-Se the Restricted Group (“Asset Sale” paragraph 2 clause (ii))	No restrictions	Transfers to non-Guarantor subsidiaries must be for 100% cash and FMV (based on a fairness opinion, unless in the ordinary course of business and consistent with past practice) or using Permitted Investment capacity.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
47.	Unrestricted Subsidiary and Permitted JV Equity and Debt Dispositions (“Asset Sale” paragraph 2 clause (xiv))	No restrictions on dispositions of debt and equity of Unrestricted Subsidiaries and Permitted Joint Ventures	Carveout removed.
48.	Excess Proceeds Offer threshold (§4.09(c))	Greater of $100,000,000 and 1.5% of Total Assets	$25 million (no grower) Asset sale offer prices: • 101.5% of par plus accrued interest for 1L notes • Par plus accrued interest for 2L notes.
49.	Permitted Usage of Cash Proceeds (§4.09(b))	Reinvestment in Replacement Assets, acquisitions, repayment/repurchase of secured debt, repayment/repurchase of non-Guarantor Restricted Subsidiary Debt, repayment/repurchase of pari passu debt other than unsecured debt with subordinated guarantees.

(i) Limit to investment in Replacement Assets, which, for the avoidance of doubt, includes all capital expenditures (including, without limitation, for maintenance), redemption of 1L Notes (or 2L Notes if 1L Notes no longer outstanding or after 1L is offered) or tender for notes pro rata at 101.5% of par plus accrued interest for 1L Notes and 100% of par plus accrued interest for 2L Notes; provided that asset sales at non-guarantors permitted to repay non-guarantor debt; asset sales of ABL collateral permitted to repay ABL (and not required to be swept to 1L/2L); with respect to other assets, ability to ratably pay other pari passu debt (e.g., using credit facilities / general debt basket) to the extent pari passu with 1L Notes or 2L Notes as applicable in accordance with PCLs.

(ii) Replacement Assets must be acquired during the Reinvestment Period and cannot be working capital, cash or cash equivalents or intercompany investments.

(iii) Any assets purchased with the proceeds from the sale of Collateral must be pledged to the SSNs on the same basis subject to the Agreed Security Principles, and if such pledge cannot be granted on account of the Agreed Security Principles, be held by an obligor.

For the avoidance of doubt, subject to the Preferred Stock Redemption Exception set forth below, among other things, no ability to use proceeds for (x) except as set forth in clause (i) above, ABL or other debt paydown (other than 1L and 2L notes or as otherwise specified above with respect to assets of a non-guarantor or ABL collateral) (y) to fund opex, working capital, dividends, to acquire equity, for debt service, or repayment/repurchase of any indebtedness, and/or (z) except as set forth above, for any other purpose other than to acquire Replacement Assets.

For avoidance of doubt, under the 1L documents, repayment or repurchase of 2L notes is not a permitted reinvestment of Asset Sale proceeds.

50.	Reinvestment Period (§4.09(b))	360 days + 180 days with a binding commitment	180 days + 90 days with a binding commitment.
51.	Special Rules for AMP Equity	N/A

AMP Distributions/Dividends. Asset sale provisions do not apply to ordinary dividends (to be defined in a mutually agreed manner); as to extraordinary dividends, treated as an asset sale (with reinvestment rights described herein); if no permitted reinvestment occurs then subject to asset sale offer under regular asset sale rules.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes

•  If dividends or distributions are made in connection with or related to issuance of debt at AMP group, required tender offer at 101.5 (plus accrued interest) for 1L and par plus accrued interest for 2L with proceeds of such dividend or distribution; flows through waterfall (1L offered first, 2L after);

•   Noteholders may decline offer

Dispositions/Redemptions/Buybacks of AMP Common Equity. Required tender offer at 101.5% of par (plus accrued interest) for 1L and at par (plus accrued interest) for 2L; flows through waterfall (1L offered first, 2L after) with no reinvestment rights.

•   Noteholders may decline offer

Dispositions/Redemptions/Buybacks of AMP Preferred Equity. The AMP Preferred Equity held by the Company or any subsidiary may be redeemed, sold or otherwise disposed of at the redemption price (not to be less than the liquidation preference thereof) or fair market value (determination of fair market value to be mutually agreed in definitive documentation). $200M of the proceeds from the AMP Preferred Equity sale or redemption or other disposition may be reinvested pursuant to the reinvestment rights described herein so long as the trough liquidity for the three-month period following the sale or redemption or other disposition (without giving effect to the receipt of any proceeds from such sale or redemption or other disposition) projected by the Company in good faith is no greater than $400M; if no permitted reinvestment occurs then subject to asset sale offer under regular asset sale rules. Amount of the net cash proceeds not subject to reinvestment is required for tender offer at 101.5% of par (plus accrued interest) for 1L and at par (plus accrued interest) for 2L; flows through waterfall (1L offered first, 2L after).

Preferred Stock Redemption Exception. Notwithstanding the foregoing, if AMP Preferred Equity held by the Company or any subsidiary is redeemed and AMP substantially contemporaneously issues additional common equity, the proceeds of such redemption may also be reinvested in common equity of AMP to the extent necessary to avoid dilution of the Company and the subsidiaries’ aggregate ownership of AMP equity.

Affiliate Transactions (§4.10)
52.	Threshold Amount (§4.10(a))	Greater of (x) $75.0 million and (y) 2.0% of Total Assets	$10 million (no grower)
53.	Disinterested Director Approval (§4.10(a)(ii))	Greater of (x) $150.0 million and (y) 2.0% of Total Assets	$35 million (no grower)

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
54.	Fairness Opinion Threshold	N/A	$50 million (no grower)
55.	Intercompany Transactions (§4.10(b)(xi))	Unlimited among AGSA and its restricted subsidiaries	Transactions between Guarantors/Issuer and Non-Guarantor Subsidiaries must be in OCB for a bona fide business purpose.
56.	Existing Arrangements (§4.10(b)(iii))	No scheduling requirement	Need to be scheduled to be carved out.
57.	OCB Transactions (§4.10(b)(xii))	OCB transactions with customers, clients, suppliers, etc. determined by board to be on arm’s length terms	No change.
Events of Default (§4.11)
58.	Cross-Default Threshold	the greater of (i) for so long the Existing Ardagh Bonds remain outstanding, A75,000,000 and (ii) thereafter, the greater of $200,000,000 and 2.75% of Total Assets	$50 million (no grower)
59.	Judgment Default Threshold	(i) for so long the Existing Ardagh Bonds remain outstanding, A75,000,000 and (ii) thereafter, the greater of $200,000,000 and 2.75% of Total Assets	$50 million (no grower)
60.	Security Impairment Threshold	(i) for so long the Existing Secured Notes remain outstanding, A75,000,000 and (ii) thereafter, the greater of $150,000,000 and 2.0% of Total Assets	$50 million (no grower)
61.	Grace Periods for Negative Covenant Defaults	60 days from the written notice of Trustee on behalf of the Holders or by the Holders holding 30% of the outstanding notes	Reduction of notice period to 30 days; Company to inform Trustee promptly (i.e., within 2 BDs) of becoming aware of any default, but 5 BDs to provide notice of default to holders per 6.01(b).
Voting (§4.12)
62.	% required for acceleration	30%	25%
63.	% required for Super-Majority	90%	90%
64.	Affiliate voting	Affiliates do not vote	Affiliates (other than subsidiaries and other entities that are affiliates by virtue of the Issuer or its subsidiaries holding their equity or otherwise controlling them) that hold equity at closing can vote, but threshold for consents other than Supermajority matters to be 66 2/3%.
Other Terms
65.	Reclassification	Credit Agreement contains reclassification of basket usage for Indebtedness, Investments and Restricted Payments	Usage may not be reclassified among baskets for Indebtedness, Investments and RPs; once an Investment or RP basket is used, capacity under that basket may not be reallocated and reused; provided that cash returns on investments to reduce amount of “investment” for basket purposes.
66.	“Unrestricted Subsidiary” Concept	Permits

AMP group to remain unrestricted, subject to:

•    AMP-related events of default consistent with the Apollo credit agreement to be included in notes indentures

•    No RP of (or Investment made with) AMP equity

•    No priming liens on AMP equity

•    No further Investment in AMP by restricted group other than the Preferred Stock Redemption Exception set forth above

•    AMP purchasing any 1L Notes, 2L Notes or other debt of restricted group to be an Event of Default

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes

No other Unrestricted Subsidiaries.

No Investments may be made in Unrestricted Subsidiaries by the restricted group (whether directly through one or more Investments in or by other Unrestricted Subsidiaries or joint ventures or parent entities of the restricted group) after the Issue Date.

Supermajority Holder consent required to allow additional Unrestricted Subsidiaries or additional Investments in, or asset transfers to, Unrestricted Subsidiaries.

67.	Commodity Hedges, Interest Rate Agreements and Currency Agreements	Permits	No change.
68.	Permitted Joint Venture	Permits	Carveout for dispositions of Permitted Joint Ventures (clause (xiv) of definition of “Asset Sale”) to be removed.
69.	Steps related to the Transactions	N/A	To expressly permit all steps, transactions, actions or events (including any debt incurrence, liens, RPs and affiliate transactions) contemplated in connection with, or arising as a consequence of, the proposal, implementation and/or consummation of the Transactions and the Recapitalization Transaction, and entry into and performance of the Definitive Documents.
70.	Future Guarantors / Guarantor Coverage	Any Restricted Subsidiary that guarantees any debt ≥ greater of $100mm and 1.5% of TA (other than debt under the Credit Facilities or Receivables baskets or any guarantees existing on the Issue Date) must guarantee the Notes.

Coverage required to be at least 80% of Adjusted EBITDA and Total Assets of the restricted group, with exceptions for any subsidiary prevented by applicable law, material contract restrictions existing on the issue date or where the guarantee would create a material tax liability (as agreed in good faith by SSN AHG advisor).[5]

For the avoidance of doubt, it is not a CP or otherwise an obligation of the Company to obtain consent from lenders or other counterparties if restricted by underlying debt or other agreements (to the extent entered into in good faith). To also include contractual restrictions on refinancing debt that are substantially similar to those as in effect on the issue date.

71.	Double Dip Protection	N/A

All intercompany debt owing from a Guarantor to non-Guarantor and guarantees of non-Guarantor debt by a Guarantor must be subordinated in right of payment and lien priority to the Indenture.

Supermajority Holders (sacred right) vote for any amendment to this provision.

72.	Waterfall	N/A	Amendments that alter or have the effect of altering the priority/waterfall shall require consent of Supermajority Holders (sacred right).

_______________________________

5 Parties to negotiate possible inclusion of African entities as guarantors in good faith, subject to same limitations above (i.e., not if prevented by law, material contractual restrictions, etc).

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
73.	Pro Rata Provision and Protection	N/A

Addition of provision requiring all prepayments, repurchases, modifications, etc. to be offered to each Holder of each tranche pro rata on the same terms (i.e., 1L permitted to be offered first).

Supermajority Holders (sacred right) vote for any amendment to this provision.

74.	J. Crew Protection	N/A

(a) The Company shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any “Material Property” (as defined below) (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Subsidiary or Affiliate of the Company that is not a Guarantor, other than the grant of a non-exclusive lease or license of property to any Subsidiary of the Company on arms’-length terms, in the ordinary course of business and for a bona fide business purpose, with an exception for transfers by non-Guarantors to non-Guarantors (excluding transfers to any member of the AMP group);

(b) no Person that is either (x) a Subsidiary that is not a Guarantor or (y) an Affiliate of the Company (that is not an Obligor) shall own or hold an exclusive license to any Material Property, but Material Property owned by non-Guarantor subsidiaries prior to closing (and not transferred in anticipation thereof) may continue to be owned by such non-Guarantor subsidiary;

(c) “Material Property” means assets, including intellectual property, owned by the Company and its Subsidiaries (other than AMP group) that is material to the business, operations, assets or financial condition of the Company and its Subsidiaries (other than AMP group), taken as a whole either (i) prior to any applicable transfer or disposition or (ii) pro forma for any applicable transfer or disposition; and

(d) Supermajority Holders (sacred right) vote to amend this provision.

75.	Chewy Protection	N/A

A subsidiary Guarantor will not be released from its guarantee upon becoming a non-wholly-owned subsidiary, unless (i) it became a non-wholly-owned subsidiary pursuant to a transaction with a non-affiliated third party for a legitimate business purpose and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management; and (ii) the borrower is deemed to have made an investment in such resulting non-guarantor subsidiary, and such investment is a permitted investment; Supermajority Holders (sacred right) vote for any amendment to this provision.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
A subsidiary Guarantor will not be released from its guarantee upon becoming a subsidiary of a non-U.S. subsidiary, unless (i) it became a subsidiary of a non-U.S. subsidiary for a legitimate business purpose and not for the primary purpose of releasing the guarantee or for debt incurrence or liability management; and (ii) the borrower is deemed to have made an investment in such resulting non-guarantor subsidiary, and such investment is a permitted investment; Supermajority Holders (sacred right). vote for any amendment to this provision.
76.	Incora Protection	N/A	No ability to incur debt for the purpose of influencing voting thresholds. Provision may not be modified or amended without Supermajority Holders (sacred right) consent.
77.	Serta Protection (Lien and Payment Subordination)	N/A	Supermajority Holders (sacred right) vote to: (a) subordinate or have the effect of subordinating any obligations in respect of the Notes in right of payment to any indebtedness for borrowed money, (b) permit the incurrence of Indebtedness that is pari passu with the Notes in right of payment and Lien priority or (c) subordinate or have the effect of subordinating any Liens securing the obligations in respect of the Notes to any Liens on the Collateral securing any indebtedness for borrowed money (except, (x) in each case, indebtedness that is expressly permitted to be senior, or pari passu with, as applicable to the obligations in respect of the Notes as of the Issue Date, and (y) either (i) pursuant to a transaction providing for the incurrence of indebtedness that is senior or pari passu in lien or payment priority to all obligations under the Indenture in which participation is offered to all affected Holders of 1L note obligations on a pro rata basis on the same terms and conditions as offered to all other providers of such indebtedness (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) or (ii) in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction)).

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
78.	Anti-LME Protection	N/A

The Company shall not, and shall not permit any of its Subsidiaries, to directly or indirectly, (i) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness or issue any stock, (ii) create, incur, assume or permit or suffer to exist any lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, (iii) make or own any investment in any other person, (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution) or (v) convey, sell, lease or otherwise dispose of all or any part of its property or assets or to otherwise engage in any other activity, in each case, that is undertaken in connection with a Liability Management Exercise.

For the avoidance of doubt, prohibition on Liability Management Exercises (as defined) applies to Unrestricted Subsidiaries. For the avoidance of doubt, provision applies with respect to the new 1L and 2L Notes and does not limit the ability for AMP to do LMEs with respect to its own debt.

Amendments to this provision or the definition of “Liability Management Exercise” require Supermajority Consent (sacred right).

“Liability Management Exercise” means any restructuring, reorganization, rescheduling, recapitalization, reduction, cancellation, termination, elimination, refinancing, retirement, exchange, repurchase or defeasance of the 1L Notes or 2L Notes (the “Original Indebtedness”) with other indebtedness of the Company or a Subsidiary that is temporally, contractually or structurally senior (including as to right of payment, lien priority or additional collateral) to the Original Indebtedness (including, for the avoidance of doubt, through any incurrence of Indebtedness by an affiliate that is not a guarantor).

Notwithstanding the foregoing, this definition and its use in the Definitive Documents are not intended to, nor shall they, prohibit or restrict any financing or refinancing transaction or any investment that is (1) (a) consummated for a bona fide business purpose and in good faith and (b) does not have the purpose of restructuring existing debt of the Company, releasing or altering the priority of Liens on any collateral or releasing or subordinating any of the guarantees and/or reducing or impairing the rights and remedies of any secured party under the Note documents or (2) consummated by the AMP group only with respect to indebtedness of the AMP group.

79.	Release of Collateral and Guarantees	Majority of holders may approve release.

Supermajority Holders (sacred right) approval required to release a material portion of the collateral or a material portion of the value of the Guaranty, or a material portion of the guarantors or to materially reduce the obligation to grant Liens on newly acquired assets or for newly acquired or formed subsidiaries to provide guarantees, except with respect to releases of Collateral permitted on the Issue Date and subject to the Agreed Security Principles.

For the avoidance of doubt, existing provisions for technical releases to be retained.

	Basket / Threshold / Concept	2026 SSN Indenture[3]	1L & 2L Notes
80.	Collateral/Guarantors	N/A	Changes set forth on Annex I. Also ABL collateral to be added as 1L and 2L Notes collateral to extent not prohibited by ABL facility documentation, subject to the terms of the Term Sheet.
81.	Agreed Security Principles	N/A	Changes set forth on Annex II.
82.	Indemnification	N/A	Indemnity consistent with Commitment Letter indemnity to be included in a side letter with all parties acquiring 1L notes for cash on the Issue Date.

Annex I – Changes to Collateral and Guarantees

a.	Issuers of the AGSA 1O and 2O SSNs are also to be Guarantors and the providers of appropriate Security Interests over their assets.

b.	The Parent Guarantor shall ensure that each of the Subsidiaries of the Parent Guarantor that is a guarantor of the existing SSNs becomes a Subsidiary Guarantor and, in connection therewith, cause such Subsidiary and entities to deliver such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Trustee. Parties to discuss in good faith additional guarantor feasibility, including with respect to Glass Africa business (subject to limitations set forth in the Covenant Grid).

c.	Subject to the Agreed Security Principles (see below), the Parent Guarantor shall use commercially reasonable best efforts to ensure that Security Interests for the benefit of the Trustee and the Holders are in place and perfected at Closing. Subject to the Agreed Security Principles, any Security Interests not in place at Closing to be in place and perfected no later than 60 days following Closing. In connection therewith, Parent Guarantor shall cause to be delivered such agreements, instruments, certificates and opinions of counsel that may be reasonably requested by the Trustee. Subject to further discussions between advisors in good faith, additional Subsidiaries within the AGSA silo may become the providers of Security Interests. For the avoidance of doubt perfected security over AMP shares and all collateral in the US, the UK, Luxembourg, Germany and Ireland, excluding in each case any real estate mortgages, to be in place and perfected at Closing. Parent Guarantor and its subsidiaries to use best efforts to satisfy any works council requirements and other administrative requirements related to the provision of guarantees and Security Interests in the Netherlands and any other applicable jurisdiction.

d.	As a variation to the Collateral provided under the existing SSNs, all mortgages or similar Security Interests in real property in any jurisdiction shall comprise Collateral, subject to other applicable ASPs and good faith discussion among the parties regarding difficulty and cost of providing mortgages.

Annex II – Changes to Agreed Security Principles

The Agreed Security Principles – the existing Agreed Security Principles set forth in Schedule 1 of the existing SSN Indenture shall be amended and modified as follows:

i.	General Principle 2.1 (b) – notwithstanding the preservation of the existing SSN collateral, the question of disproportionality and ‘cost’ with respect to the benefit to the holders of taking additional Security Interests shall be discussed by the parties in good faith between signing and closing.
ii.	General Principle 2.1 (c) - the taking of reasonable efforts to obtain consents to the grant of security shall be discussed by the parties in good faith between signing and closing.
iii.	General Principle 2.1 (d) - the risks to directors of granting or perfecting guarantees and Security Interests shall be explained in reasonable detail to counsel to the holders, including, if applicable, a reasonable explanation of the risk of civil or criminal liability on the part of the directors and officers granting it.
iv.	General Principle 2.1 (e) – approach to any impediments to the grant of Security Interests with respect assets subject to third party arrangements (including shareholder agreements or joint venture agreements) shall be discussed by the parties in good faith between signing and closing.
v.	General Principle 2.1 (f) – the question of the proportionality or materiality of the secured amount to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties shall be discussed by the parties in good faith between signing and closing.
vi.	General Principle 2.1 (g) – the question of the materiality and immateriality of assets in the context of the amount to be secured and the related question of, if the cost of granting security over the disproportionality to the benefit of such security, security shall be discussed by the parties in good faith between signing and closing.
vii.	General Principle 2.1 (h) – questions of the material adverse effect on (a) the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture or (b) the tax arrangements of any member of the Group, shall be discussed by the parties in good faith between signing and closing.
viii.	General Principle 2.1 (i) - security over the Capital Stock of each Guarantor shall not be confined to Guarantor so organized under the laws of England &Wales, Ireland, The Netherlands, or any state of the United States of America and shall extend to other Guarantors organised under the laws of England &Wales, Ireland, The Netherlands, or any state of the United States of America, Luxembourg & Germany + any jurisdiction that accounts for at least 5% of Adjusted EBITDA or Total Assets, except where prevented by applicable law or material contract restrictions existing on the issue date / refi debt with substantially similar restrictions, or would result in material incremental tax. These limitations only to apply to local law share pledges.
ix.	General Principle 2.1 (j) - fixed security over bank accounts, inventory, receivables or intellectual property rights notwithstanding that satisfactory floating security (or equivalent in the relevant jurisdiction) can be taken over such assets, shall be discussed and agreed between the parties between signing and closing.
x.	TERMS OF SECURITY DOCUMENTS – 4.2 - Additional representations as to title and existing encumbrances may be required from Group Companies granting Security Interests.
xi.	Bank Accounts 5.1 - control agreements may be required in respect of any account located in the United States of America and similar agreements may be required in the UK, Ireland, Luxembourg, Germany and the Netherland, to the extent not prohibited under ABL, subject to customary “excluded accounts” (including de minimis accounts) to be mutually agreed.
xii.	BANK ACCOUNTS 5.2 - The closure of any bank accounts shall be notified to Trustee by the relevant Group to the extent that such account secures the SSNs. If any such account is to be subject to replacement by a similar account, then a comparable Security Interest shall be granted with respect to that replacement account.
xiii.	Real Estate 6.1 - No security will be given over real property unless it has a value in excess of €5,000,000 (five million euro).
xiv.	Real Estate 6.3 – With respect to real a value in excess of €5,000,000 (five million euro), the holders may require mandatory insurances (such as flood insurance in the USA) and may require the relevant grantor of security to investigate title, provide surveys or other insurance or environmental due diligence, subject to discussion and agreement with respect to the feasibility of such deliverables among the parties between signing and closing.

xv.	Real Estate 6.4 – With respect to real estate having a value in excess of an amount to be discussed and agreed between the parties between signing and closing in light of operational or other administrative issues and costs, if landlord consent is required to grant security over its real estate the relevant grantor shall use commercially reasonable efforts to procure consent.
xvi.	Insurance Policies 8.2 – save with respect to insurance having coverage in excess of an amount to be negotiated in good faith and trade insurance, no loss payee or other endorsement shall be made on the insurance policy.
xvii.	Intellectual Property 9.2 – if a member of the Group grants security over its intellectual property it shall be free to deal with those assets in the ordinary course of its business, subject to all restrictive covenants in indentures.
xviii.	INTERCOMPANY RECEIVABLES – 10.1 if a member of the Group grants security over its intercompany receivables, then it shall be free to deal with those receivables in the ordinary course of its business until a Declared Default has occurred, subject to all restrictive covenants in indentures.
xix.	TRADE RECEIVABLES AND INVENTORY 11.1 - If a member of the Group grants security over its trade receivables and/or its inventory it shall be free to deal with those receivables and/or inventory in the ordinary course of its business until a Declared Default has occurred, subject to all restrictive covenants in indentures.
xx.	SHARES / PARTNERSHIP INTEREST – Until a Declared Default has occurred, the securing person will be permitted to retain and to exercise voting rights to any shares or partnership interests pledged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the company whose shares or partnership interests have been pledged will, subject to the terms of the Indenture, be permitted to pay dividends, subject to all restrictive covenants in indentures.
xxi.	Jurisdictions - Security and guarantees shall be granted in the following jurisdictions: Austria; Denmark; Germany; Ireland; Luxembourg; Poland; Sweden; Switzerland; The Netherlands; The United Kingdom, The United States of America. Parties to discuss inclusion of additional jurisdictions including Italy and Glass Africa business in good faith between signing and closing.
xxii.	Documentation – the security documents shall be substantially the same as those granted with respect to the existing SSNs (or, with respect to the AMP shares, the Apollo facility) save as amended to reflect the Agreed Security Principles.

Part D – Covenant Grids

[REFER TO COVENANT GRIDS SCHEDULED AT SCHEDULES C AND B]

Part E – Intercreditor Term Sheet

Private & Confidential

Part E of Term Sheet to Transaction Support Agreement

Intercreditor Agreement Term Sheet

Capitalized terms used but not defined in this Intercreditor Agreement Term Sheet (this “Intercreditor Agreement Term Sheet”) shall have the meaning ascribed to such terms in the Debt Commitment Letter or the Transaction Support Agreement, as applicable.

Parties:

New 1L Notes Issuers (as defined in the New Money Debt Term Sheet), Exchange SSN Issuers (as defined in the Exchange SSNs Term Sheet), guarantors and any other intra-Group debtor(s) and creditor(s);

the trustee for the holders of the 1L Notes (as defined in the New Money Debt Term Sheet) (the “1L Trustee”);

the trustee for the holders of the Exchange SSNs (as defined in the Exchange SSNs Term Sheet) (the “2L Trustee”);

common security agent for the trustees (the “Common Security Agent”); and

other subordinated liabilities.

Base principle:

Liabilities in respect of the Exchange SSNs (“2L Liabilities”) to be both payment and lien subordinated to the liabilities arising under and in respect of, and the liens securing, the 1L Notes (“1L Liabilities”) with a separate set of second lien security documents.

Customary subordination and restrictions to apply to all shareholder, intra-group debt and other subordinated liabilities, including full payment subordination, restrictions on enforcement and no amendments permitted to the relevant debt documents.

The Intercreditor Agreement shall include a customary “New 1L Debt Refinancing” term, providing that subject only to accession to the Intercreditor Agreement by the providers of the New 1L Debt Refinancing, all parties (including the 2L Trustee and any other junior or subordinated creditors) shall authorise the Common Security Agent to make and the Common Security Agent shall be obliged to make (i) any amendment of the Intercreditor Agreement which is necessary to provide the New 1L Debt Refinancing with the same protections and ranking as the 1L Liabilities, and (ii) any supplement, amendment, including any release and retake which may be required under applicable law, of any transaction security agreements which are required to give the New 1L Debt Refinancing the same security and ranking as the 1L Liabilities.

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Notwithstanding anything to the contrary herein, the Intercreditor Agreement shall permit the refinancing and repurchase of the 2L Liabilities to the extent such refinancing or repurchase is permitted under the covenant grid attached as Appendix 1 to the New Money Debt Term Sheet attached to the Debt Commitment Letter.
Documentation:	The Intercreditor Agreement will be governed by English law and based on the LMA Leveraged Intercreditor Agreement (Senior/Mezzanine Version) (“LMA Intercreditor Agreement”) and modified to reflect the provisions of these principles and other changes satisfactory to the Required Commitment Parties.
Ranking and priority:

The liabilities of the debtor(s) shall rank in right and priority of payment in the following order:

first, pro rata and pari passu (without any preference between them): the 1L Liabilities and the Hedge Counterparties (as defined under the LMA Intercreditor Agreement); and

second, pro rata and pari passu (without any preference between them): the 2L Liabilities.

Any subordinated liabilities shall be postponed and subordinated to the 1L Liabilities and the 2L Liabilities.

Shared Security

Any Transaction Security (as defined under the LMA Intercreditor Agreement) shall be granted in favour of the Common Security Agent and shall rank the 1L Liabilities and 2L Liabilities:

first, pro rata and pari passu (without any preference between them): the 1L Liabilities and the Hedge Counterparties (as defined under the LMA Intercreditor Agreement); and

second, pro rata and pari passu (without any preference between them): the 2L Liabilities,

in each case, subject to “Application of proceeds” below.

Enforcement of Transaction Security:	Upon any of the Transaction Security becoming enforceable the Instructing Group (as defined below) may instruct the Common Security Agent as to the enforcement of the transaction security (including, without limitation, making payment claims under any guarantees) as they see fit (or, may refrain from instructing, as the case may be) provided that such instructions are consistent with the “Enforcement principles” below.

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Instructing Group

The Instructing Group shall be:

(a)       at any time prior to the first date on which all the 1L Liabilities have been fully and finally discharged (whether or not as the result of enforcement), the holders of 1L Liabilities (the “1L Parties”) whose principal amount of 1L Liabilities at that time aggregate to more than 50.1 per cent. of the total principal amount of 1L Liabilities at that time; and

(b)       at any time thereafter, the holders of 2L Liabilities (the “2L Parties”) whose principal amount of 2L Liabilities at that time aggregate to more than 50.1 per cent. of the total principal amount of 2L Liabilities at that time.

Manner of enforcement:

If the Transaction Security is being enforced, the Common Security Agent shall enforce the Transaction Security in such manner as the Instructing Group shall instruct (provided that such instructions are consistent with the sections “Equivalent treatment” and “Enforcement principles” below) or, in the absence of any such instructions, as the Common Security Agent considers in its discretion to be appropriate and consistent with those principles.

The Secured Parties (as defined under the LMA Intercreditor Agreement) shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the documents evidencing the terms of the Transaction Security except through the Common Security Agent.

Equivalent treatment	The parties agree that each of: (i) the 1L Parties and other creditors (on a pro rata basis as amongst themselves); and (ii) the 2L Parties and other creditors (on a pro rata basis as amongst themselves), receive or recover the same recoveries (including as to the form of such recoveries and any release of claim or liabilities) as that creditor group would receive pursuant to the section “Application of proceeds” below in connection with the proceeds under any guarantee or realisation or enforcement of the Transaction Security (including the release of any guarantee, Transaction Security, claim or liabilities).

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Customary turnover and equalisation provisions to provide that if at any time prior to the final discharge date of the 1L Liabilities or the 2L Liabilities, any creditor receives or recovers any payment (including in formal insolvency proceedings) other than as permitted by the Intercreditor Agreement, that creditor shall promptly pay or distribute an amount equal to that receipt or recovery to the 1L Trustee or the 2L Trustee (as the case may be) for application in accordance with the terms of the Intercreditor Agreement.

Customary provisions to provide that if any creditor receives additional guarantees and/or liens securing its obligations, that creditor shall immediately offer such additional guarantees and/or liens to all other classes of creditors.

Distressed disposals	Upon a distressed disposal, the Common Security Agent shall be irrevocably authorised in accordance with this Intercreditor Agreement Term Sheet to release the Transaction Security and any other claim over the relevant asset, including borrowing and guarantee liabilities, and including where the shares of any holding company are disposed of, in accordance with customary Distressed Disposal provisions.
Enforcement principles:	It shall be the primary and over-riding aim of any enforcement of any Transaction Security to maximise, to the extent consistent with a prompt and expeditious realisation of value, the value realised from any such enforcement.
Payment block:	Other than the refinancing and repurchase of the 2L Liabilities to the extent such refinancing or repurchase is permitted under the covenant grid attached as Appendix 1 to the New Money Debt Term Sheet attached to the Debt Commitment Letter, regularly scheduled cash-pay interest, payment of trustee, agent or similar administrative fees, costs, expenses, legal fees (subject to a cap on legal fees to be agreed) and any Tax (as defined under the LMA Intercreditor Agreement) incurred on any permitted payment of 2L Liabilities, permanent payment block on all 2L Liabilities until 1L Liabilities are paid and discharged in full. Customary payment stop provisions to apply to the 2L Liabilities.

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Buy-out right:	2L Parties to have an at-par[1] buy-out right of the 1L Liabilities following an acceleration of the 1L Liabilities.
2L Standstill

Customary restrictions on enforcement of 2L Liabilities prior to the discharge of all 1L Liabilities, including that enforcement action may be taken in respect of 2L Liabilities unless (x) an insolvency event has occurred (subject to customary limitations); or (y) a “2L Liabilities Enforcement Notice” has been delivered and the following time periods have elapsed:

(a)       90 days in respect of any payment default;

(b)      120 days in respect of any default under any financial maintenance covenant (if any);

(c)      150 days in respect of any other default.

Where the Transaction Security is being enforced at the direction of the Instructing Group, no separate enforcement action may be taken in respect of the 2L Liabilities where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

Application of proceeds:

All amounts from time to time received or recovered by the Common Security Agent, the 1L Trustee, the 2L Trustee or any creditor or any creditor representative, in each case, in connection with the realisation or enforcement of all or any part of the Transaction Security, shall be applied by the Common Security Agent (or, in the case of any such amount received by a creditor or creditor representative, promptly paid or distributed to the Common Security Agent for application) in the following order of priority:

(A)    first, in discharging any sums owing to the 1L Trustee, the 2L Trustee, the Common Security Agent, any receiver, any delegate or any other creditor representative, in each case, for its own account, on a pro rata and pari passu basis;

(B)    second, in pro rata payment or distribution to (i) the 1L Trustee on behalf of the 1L Parties and other creditors for application towards the 1L Liabilities; and (ii) the Hedge Counterparties for application towards the discharge of the Hedging Liabilities (on a pro rata basis between the Hedging Liabilities of each Hedge Counterparty; and

_________________________

1 Including, for the avoidance of doubt, the call protection amount and all other accrued and unpaid amounts due in respect of the 1L Liabilities.

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(C)    third, in payment or distribution to the 2L Trustee/Agent on behalf of the 2L Parties and other creditors for application towards the 2L Liabilities; and

(D)    fourth, any subordinated liabilities; and

(E)    fifth, the balance, if any, in payment or distribution to the relevant debtors.

Required consents to amendments:

The Intercreditor Agreement may be amended and/or waived only where such amendment is in accordance with the relevant consent threshold applicable to each instrument governing debt which is subject to Intercreditor Agreement.

Any term of the Intercreditor Agreement or a Security Document may be amended or waived by the Company and the Common Security Agent without the consent of any other party if that amendment or waiver is of a minor, technical or administrative nature.

Part F – Governance Term Sheet

PRIVILEGED AND CONFIDENTIAL

CORPORATE GOVERNANCE TERM SHEET

FOR

ARDAGH GROUP S.A.

THIS TERM SHEET IS NOT AN OFFER OR SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE RECAPITALIZATION TRANSACTION.

This schedule will form Part E of the “Term Sheet” referred to in the Agreement (referred to herein as the “TSA”). Capitalized terms used but not defined in this Term Sheet will have the meanings given to them in the TSA, and the rules of interpretation set out in section 1.02 (Interpretation) of the TSA shall apply to this Term Sheet as though set out in this Term Sheet in full. The following corporate governance term sheet (this “Term Sheet”) presents certain preliminary material terms in respect of the capital structure and corporate governance of Ardagh Group S.A. (“Ardagh” or “Company”), a public limited company (société anonyme) incorporated under the laws of Luxembourg.

This Term Sheet is non-binding and subject to the TSA and further due diligence (including tax, structuring, legal, commercial, valuation and financial due diligence). The exchange offers and implementation mechanics set out in this Term Sheet are indicative legal steps and shall be subject in all respects to tax structuring and implementation discussions to be included in the Tax Structuring Paper and the Implementation Term Sheet. In the event of inconsistency between the steps set out in this Term Sheet and the Tax Structuring Paper or Implementation Term Sheet, the steps set out in the Tax Structuring Paper and/or the Implementation Term Sheet will prevail. In the event of inconsistency between this Term Sheet and the terms of the TSA, the terms of the TSA will prevail.

Nothing in this Term Sheet should be deemed an admission or opinion of any person as to the value of any member of the Group or of the Group as a whole or any of its assets.

General:	The Company is a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, managed by a board of directors (the “Board”), and will be responsible for overseeing the operation of the Company’s business. The Company will be taxed as a corporation for U.S. federal income tax purposes.

The Company will be managed on a day-to-day basis by its Chief Executive Officer and other senior executive officers with oversight from the full Board.

Equity Interests:	The articles of association and an investment agreement of the Company (the “Organizational Documents”)[1] will provide that the common equity of the Company will be evidenced by a single class of common equity (the “Common Equity” and, the shares of Common Equity, the “Shares”). Each holder of Shares then entitled to vote hereunder is referred to as a “Holder”. All Shares will rank pari passu in all respects and each Share will entitle its Holder to one vote at any general meeting.

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1 Certain of the rights in this Term Sheet to be set forth in an investment agreement to be agreed in accordance with the consent rights of the TSA or the articles.

The Organizational Documents will authorize the issuance and distribution of the Shares and will otherwise set out the governance terms agreed herein.

Board of Directors:	The Organizational Documents will provide that the Board will initially consist of [five (5)/seven (7)] directors (each, a “Director”). The initial term for the Directors will be for a period of one (1) year from the Closing Date (the “Initial Term”).
The initial Board as of the Closing Date will be comprised of (i) the Chief Executive Officer of the Company and (ii) [four (4)/six (6)] Directors appointed upon nomination by the mutual agreement of the Required SUN Group Members.
After the Initial Term, the [five (5)/seven (7)] Directors shall be appointed as set forth below:
i. One (1) Director shall be the Chief Executive Officer of the Company; and
ii. The remaining [four (4)/six (6)] Directors shall be elected or re-elected by Holders holding a majority of the outstanding Shares at each annual general meeting after the Initial Term.
The Directors will be appointed in such a way to ensure that the Company is resident for tax purposes solely in Luxembourg.
Upon the resignation, removal for cause, death or incapacity of a Director, the remaining term of such Director shall be served by a successor designated by the Board, to serve until the next general meeting of the Holders. The next general meeting of the Holders will make the final determination as to the appointment of such replacement Director.
The Board’s meetings and decision-making shall be carried out in such a way as to ensure that the Company remains resident for tax purposes solely in Luxembourg.
Only independent Directors will be entitled to receive compensation from the Company for service on the Board (other than customary indemnification and expense reimbursement that will be provided to all Directors). The Director independence criteria will be set out in the Organizational Documents.
Without prejudice to specific legal provisions under Luxembourg law, a majority of the Directors then in office present or represented will constitute a quorum. A majority shall be sufficient for approval of all acts of the Board.

Following a Share Quotation/Listing (as defined below), the entire Board will be nominated/elected in accordance with customary public company board procedures (e.g., no ongoing right to serve) and following consultation and advice from the Company’s financial advisor.

Chairperson of the Board:	The initial chairperson of the Board shall be selected by the Required SUN Group Members. After the initial chairperson is selected, the chairperson will be selected by a majority vote of the Board. In the event of a deadlock where there is an even numbered Board, the chairperson shall not have a casting vote.

Transfer Restrictions:	Other than as set forth in the sections titled “Tag-Along Rights” and “Drag-Along Rights” below, Shares will be generally freely transferable, subject to compliance with applicable securities laws; provided, unless and until the consummation of a Share Quotation/Listing, no Holder shall be permitted to sell, exchange, assign, pledge, encumber or otherwise transfer (“Transfer”) any of its Shares that would result in the Company’s obligation to register with the Securities and Exchange Commission (“SEC”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Tag Along Rights:	Unless and until the consummation of a Share Quotation/Listing and provided that the Drag Along Rights have not been exercised, if a Holder (alone or acting in concert with one or more other Holders) proposes to Transfer, to any purchaser, other than to an Affiliate of a Holder, whether in one transaction or a series of related transactions, Shares representing at least 35.0% of the then-outstanding Shares (each such Holder, a “Transferring Holder”), then such Transferring Holder(s) will give written notice to the Company for distribution to each other Holder prior to the closing of such Transfer and each other Holder will have the right (but not the obligation) to elect to include in such Transfer up to all of its pro rata portion of Shares (each such electing Holder, a “Tag-Along Holder”), provided that any such transaction shall be on the same terms and conditions applicable to the other Holders. If the proposed purchaser elects to purchase less than all of the Shares offered for sale as a result of the Tag-Along Holders’ exercise of their tag-along rights, the Transferring Holder and each Tag-Along Holder will have the right to include, on a pro rata basis, its portion of Shares to be Transferred to the proposed purchaser on the same terms and conditions as the Transferring Holder, including, without limitation, in exchange for a pro rata share of all consideration received by the Transferring Holder.

In connection with any such tag-along sale, each such Tag-Along Holder shall (i) execute the applicable purchase agreement, if applicable, and each other document required to be executed by such Tag-Along Holder in connection therewith, and shall make or provide the same representations and warranties, as the other Holder(s) make or provide in connection with such tag-along sale (provided that no such Tag-Along Holder shall be required to enter into or agree to any (a) additional restrictive covenants including non-compete covenants or (b) additional cash investment); and (ii) take all necessary and desirable actions in connection with the consummation of the tag-along sale as the selling Holder(s), including waiving in writing any appraisal, dissenters or similar rights with respect to the tag-along sale and executing any additional document or agreement required to be executed thereby. The transaction expenses for such tag-along sale shall be borne by the selling Holders and the Tag-Along Holders on a pro rata basis based on the consideration received by each such Holder.

Drag Along Rights:	Unless and until the consummation of a Share Quotation/Listing, if one or more Holders (each such Holder, a “Selling Holder”) representing at least a majority of the then-outstanding Shares, whether in one transaction or a series of related transactions, for consideration consisting of cash, cash equivalents, equity securities, or any combination thereof (including, without limitation, rollover equity, but excluding debt instruments), proposes to Transfer to a third party not affiliated with a Selling Holder (whether by stock sale, merger or otherwise), each Holder that is not a Selling Holder (each, a “Dragged Holder”), at the election of such Selling Holders, as applicable, shall include such Dragged Holder’s pro rata portion of its Shares in such Transfer and vote its Shares and take any other reasonable actions in furtherance thereof; provided that any such sale of such Dragged Holder’s Shares shall be on the same terms and conditions applicable to the other Holders.

In connection with any such drag-along sale, each such Dragged Holder shall (i) execute the applicable purchase agreement, if applicable, and each other document required to be executed by such Dragged Holder in connection therewith, and shall only make or provide the same title, capacity and authority representations and warranties, and other customary covenants as the other Holder(s) make or provide in connection with such drag-along sale (provided that no such Dragged Holder shall be required to enter into or agree to any (a) additional restrictive covenants including non-compete covenants or (b) additional cash investment); and (ii) take all necessary and desirable actions in connection with the consummation of the drag-along sale as are reasonably requested by the Selling Holder(s), including waiving in writing any appraisal, dissenters or similar rights with respect to the drag-along sale and executing any additional document or agreement required to be executed thereby. The transaction expenses for such drag-along sale shall be borne by the Holders on a pro rata basis based on the consideration received by each Holder. The Board and the Company shall take all necessary and desirable actions in connection with the consummation of the drag-along sale as are reasonably requested by the Selling Holder(s).

Pre-Emptive Rights:	Without prejudice to preemption rights, and subject to restrictions and conditions under Luxembourg law, unless and until the consummation of a Share Quotation/Listing, if the Company or any of its subsidiaries issues any equity or equity-linked securities (except for Excluded Issuances (as defined below)), each Holder then holding at least 1% of the outstanding Shares (or a Holder that held at least 0.75% of the outstanding Shares on consummation of the Recapitalization Transaction and continues to hold in excess of such amount) on the applicable date of determination that, in each case, is an accredited investor will have a right to purchase up to its pro rata share of such equity or equity-linked securities on the same terms and conditions based on such Holder’s percentage ownership interest of Shares in the Company. In the event that any Holder does not subscribe for its pro rata share of such equity or equity-linked securities, the other subscribing Holders shall be entitled to subscribe for such unsubscribed Shares on a pro rata basis. The pre-emptive rights provision will include a customary ‘emergency’ exception, with a catch-up provision.

An authorized share capital will be put in place for an initial 5-year term to support the Pre-Emptive Rights.

“Excluded Issuances” will mean the issuance of equity or equity linked securities (i) pursuant to awards granted under any management incentive plan or other incentive plan of the Company or any of its subsidiaries approved by the Board; provided, however, that the aggregate equity and equity linked securities issued pursuant to such management incentive plan shall not exceed 10% unless approved by holders holding in excess of 75% of the then-outstanding Shares, (ii) as consideration for any duly approved M&A, joint venture, partnership or similar transaction; provided, however, that the aggregate equity and equity linked securities issued in any single transaction or series of related transactions shall not exceed 10% unless approved by holders holding in excess of 75% of the then-outstanding Shares, (iii) pursuant to conversion or exchange rights included in equity interests previously issued in compliance with, or that were excluded from, pre-emptive rights, (iv) in connection with an equity interests split, division or dividend or similar transaction or reorganization, (v) as customary equity kickers to third-party financing sources in any one transaction or series of related transactions; provided, however, that the aggregate equity and equity linked securities issued pursuant to such customary equity kickers shall not exceed 20% unless approved by holders holding in excess of 75% of the then-outstanding Shares, (vi) by a subsidiary of the Company solely to the Company or another wholly-owned subsidiary of the Company or (vii) as otherwise contemplated by the TSA (including any Shares issued with respect to Existing SUNs or Existing PIKs in connection with the Recapitalization Transaction).

Information Rights:	Without prejudice to information rights under applicable law (in particular with respect to annual accounts) and subject to applicable law, unless and until the consummation of a Share Quotation/Listing, the Company will provide or make available to each Holder, consistent with the Company’s current reporting (including maintaining the Company’s current or a comparable public website) but including appropriate additional detail (e.g., standalone financials for the Company’s glass business):

	i.	[2]Within one-hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and financial information as of the end of and for such year (including an income statement, balance sheet, statement of cash flows), and an MD&A;
	ii.	Within sixty (60) days after the end of each of the first three quarters of each fiscal year, unaudited consolidated financial statements and financial information as of the end of and for such quarter and year-to-date period (including an income statement, balance sheet and statement of cash flows), and an MD&A; and
	iii.	All current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods required for filing such forms and reports as specified in the SEC’s rules and regulations.

In no event will any financial information required to be furnished pursuant to this Term Sheet be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.

Subject to execution of customary confidentiality agreements, the Company will also make available the information and reports to the prospective third party transferees.

The Company will also provide each Holder with direct access to quarterly earnings calls and investor presentations.

Registration Rights:	Following a Share Quotation/Listing, all Holders will be entitled to customary demand rights for 5% Holders, customary shelf registration rights, and customary piggyback rights for 1% Holders, in each case subject to customary lockups. Customary expenses and indemnification provisions to be included as part of the registration rights.

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2 Time periods to be adjusted as necessary to match timing provided in SSN indenture at consummation.

Related Party Transactions:	The Organizational Documents will provide that any transactions with any related party of the Company or its subsidiaries shall be (i) in good faith, on an arm’s length basis and (ii) approved by a majority of the independent Directors.

For purposes of this section, “related party” shall mean (a) any Affiliate of the Company or (b) any other person if such other person, together with its Affiliates, beneficially owns more than five percent (5%) of the then outstanding Shares.

Shareholder Protective Matters	Subject to any applicable requirements under Luxembourg law, the Organizational Documents shall not permit the following actions without the applicable approval as specified below:

• Changing the fiscal year and organizational type of the Company (approval of 75% of the then outstanding Shares);

• Other than as permitted in the Organizational Documents, making changes to number and Director nomination rights (approval of 2/3 of the then outstanding Shares); or

• Effecting a merger, business combination, consolidation or similar transaction with total consideration in excess of $500 million, other than pursuant to a drag-along sale (approval of 2/3 of the then outstanding Shares).

Amendments:	Subject to stricter requirements applicable under Luxembourg law (as regards the Company’s articles of association), Organizational Documents may not be amended without the approval of two-thirds of the then-outstanding Shares and any investment agreement may not be terminated without the approval of two-thirds of the then-outstanding Shares; provided, however, Organizational Documents and any investment agreement may not be amended to affect the following rights of Holders without the consent of (i) Holders holding in excess of ninety percent (90%) of the then outstanding Shares: (a) tag along rights, (b) drag along rights, (c) pre-emptive rights, (d) information rights, (e) registration rights, and (f) shareholder protected matters; and (ii) all Holders: (a) the tax status of the Company, and (b) making or declaring any dividends or other distributions on a non-pro rata basis.
Share Quotation/Listing:	For the avoidance of doubt, the Company will not be a public reporting company under the SEC or any other comparable non-U.S. securities regulatory authority, as of the Closing Date.
The Company shall use commercially reasonable efforts to cause the Shares to be quoted on an over-the-counter market not less than sixty (60) and not more than ninety (90) days following the Closing Date (including any steps that can be taken before the Closing Date); provided that a majority of the then-outstanding Shares may extend such deadline by written consent. Following such listing on an over-the-counter market, the Company shall use commercially reasonable efforts to cause the Shares to be uplisted onto a national securities exchange (i.e. the New York Stock Exchange or Nasdaq) through an initial public offering or direct listing, subject to applicable listing requirements.
Upon the earlier of a quotation on an over-the-counter market or listing on a national securities exchange (a “Share Quotation/Listing”), all tag-along rights, drag-along rights, preemptive rights, information rights and shareholder protected matters described herein shall terminate, and governance provisions set forth herein shall convert to terms customary for a publicly traded company. For the avoidance of doubt, a majority of the then-outstanding Shares shall have the right to direct the means of such Share Quotation/Listing (including selecting the national securities exchange and any underwriter(s) or advisor(s), as applicable) provided all such Holders shall be treated ratably.

Other Terms:	The Organizational Documents will also provide (a) that in calculating any Holder’s ownership of Shares for the purposes of determining the ownership thresholds to exercise the rights set forth herein, all Shares held by affiliated Holders shall be aggregated for the purposes of such determination; provided, however, that no Shares shall be attributed to more than one person or Holder within any such group of affiliated Holders (including Holders whose investment managers or advisors are identical or affiliated, including by being part of the same institution) and (b) for other customary terms, including, without limitation, the time, place and manner of calling of regular and special meetings of Holders and Directors, that (subject to any applicable tax recommendations) actions may be taken by the Board without a meeting, and indemnification and exculpation of Directors, officers and other appropriate persons.
Except as required by applicable law, the Company and its affiliates shall not issue press releases or other public disclosures using a Holder’s name without such Holder’s consent.

Part G – Buyout Term Sheet

PRIVILEGED AND CONFIDENTIAL

BUYOUT TERM SHEET

This term sheet is for discussion purposes only and does not create any binding obligation on any person. The transaction contemplated by this term sheet will be subject to execution of definitive documents, including the definitive share purchase agreement (the “SPA”).

This term sheet forms Part F of the Term Sheet and summarises the key terms on which the Seller proposes to implement the disposal (the “Proposed Sale Transaction”) of Yeoman Capital S.A. (the “Company”) as a vehicle to acquire 100% of the Equity Interests of Ardagh Group S.A. and its direct and indirect subsidiaries (the “Ardagh Group”) in accordance with the Tax Structuring Paper and Implementation Term Sheet.

Terms defined in the TSA (as defined below) shall have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet.

In this Term Sheet:

“TSA” means the transaction support agreement dated on or around the date of this Term Sheet setting out the terms on which the Parties to the TSA have agreed to undertake and support the Recapitalization Transaction.

1. HEADLINE TERMS
Purchaser	A vehicle or entity designated by the Required SUN Group Members (as may be agreed by the Seller, the Purchaser, the Required SUN Group Members, and the Required SSN Group Members, pursuant to Section 3.2 of the TSA and pursuant to and subject to the Tax Structuring Paper) (the “Purchaser”).
Seller	An entity incorporated in Luxembourg that owns all of the shares in the Company or another entity that owns all of the shares in the Company (as may be agreed by the Seller, the Purchaser, the Required SUN Group Members, and the Required SSN Group Members, pursuant to Section 3.2 of the TSA and pursuant to and subject to, the Tax Structuring Paper) (the “Seller”).
Target Shares	All of the shares in the Company, free and clear of any and all liens.
Timing	Proposed Sale Transaction subject to the Milestones set forth in the TSA. Payment on the date of the closing (the “Closing”) of the Proposed Sale Transaction (the “Closing Date”). Subject to the General Conditions listed below having been fulfilled or waived, the Closing Date to occur contemporaneously with the consummation of the Recapitalization Transactions, with the Proposed Sale Transaction being a component thereof.

2. PRICING
Purchase Price	$300,000,000.
Consideration	The Purchase Price shall be settled by the Purchaser by payment in full and in cash to a bank account nominated by the Seller. The Purchase Price will not be subject to any adjustment.
3. CONDITIONALITY
General Conditions	The Proposed Sale Transaction shall be conditional upon: (i) the satisfaction (or waiver) of all conditions precedent in the TSA (other than any condition that may only be satisfied upon the satisfaction of all conditions of the Proposed Sale Transaction); (ii) all warranties in the SPA being true and accurate as at the Closing Date; and (iii) the Seller providing the customary deliverables in relation to the Target Shares at Closing (including execution and delivery of the SPA and payment of the purchase price pursuant thereto).
Releases	The transfer of the Target Shares from the Seller to the Purchaser shall be conditional upon certain releases referred to in Section 18 of the TSA being provided as described therein.
4. CLOSING AND POST-CLOSING OBLIGATIONS
Actions occurring Pre-Closing	Pursuant to and subject to the Tax Structuring Paper and the Implementation Term Sheet, prior to Closing, the Company will dispose of all of its subsidiaries, assets and liabilities (save for those as a corporate entity and those required to maintain its corporate existence) and will be fully owned by the Seller, provided that the Company shall divest all of its interests in the Ardagh Group to another existing holding company of ARD Finance S.A. The Seller shall keep the Purchaser informed of such disposal by sharing information about the proposed steps, structure and documentation.
Actions at Closing

Pursuant to and subject to the Tax Structuring Paper and the Implementation Term Sheet, and as may be agreed by the Seller, the Purchaser, the Required SUN Group Members, and the Required SSN Group Members, pursuant to Section 3.2 of the TSA, at Closing:

(a) the transfer of the Target Shares shall be made in consideration for the payment of the Purchase Price in full without any deductions or retentions;

(b) the Seller shall provide (or procure that there is provided) the customary deliverables in relation to the Target Shares and the parties shall cause the share register of the Company is updated to reflect the Purchaser as the new owner of the Target Shares;

(c) the Releases as per above will come into full force and effect; and

2

(d)          immediately upon completion of steps (a) and (b) above, the Company will become the new direct holding company of 100% of the Equity Interests of Ardagh Group S.A. pursuant to the consummation of the Recapitalization Transaction.

Actions after Closing	To the extent the instruments giving full effect to the Releases are not provided by an Existing SSN Holder, Existing SUN Holder or Existing PIK Holder at Closing in accordance with the TSA, the Purchaser shall include in the applicable Subscription and other related Definitive Equitization Documents an agreement by such applicable Existing SSN Holder, Existing SUN Holder, and Existing PIK Holder that as a condition to receiving the applicable debt and/or equity in the Recapitalization Transaction such party agrees to be bound by such Releases to the Seller effective as of the Closing.
5. DUE DILIGENCE, WARRANTIES AND INDEMNITIES
Due Diligence	The Purchaser will require and undertake no due diligence, except for limited due diligence to confirm that the Company is a holding company with no operations or liabilities.
Warranties	Except as set out below, no other warranties or indemnities will be provided by any party.
Seller Warranties	The Seller shall give customary warranties covering title (meaning the Seller having sole ownership of Target Shares and no person other than the Purchaser having any rights to acquire Target Shares) capacity, authority, no breach, consents or violations, no liens and enforcement warranties. The Seller shall also warrant that the Company has no subsidiaries, business, operations, assets or liabilities as at Closing, except for those as a corporate entity and those required to maintain its corporate existence (the “Specified Warranties”).
Indemnification	A credit worthy entity to provide indemnification for any and all losses related to or arising with respect to the subsidiaries, business, operations, assets or liabilities of or held by Yeoman in breach of the Specified Warranties (the “Specified Indemnification”).
Purchaser Warranties	The Purchaser shall give customary capacity and authority warranties.
6. OTHER PROVISIONS
Termination	The SPA will terminate automatically if the TSA is terminated.

3

Governing Law and Jurisdiction	English law. Disputes and claims to be made through the exclusive jurisdiction of the English courts.

4

EXHIBIT B

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of July 28, 2025 (the “Agreement”), by and among the Company Parties, the Sponsor, the Shareholder and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

The Joinder Party specifically agrees to be bound by the terms and subject to the conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

The Joinder Party encloses herewith its Evidence of Beneficial Holding.

Aggregate Amounts Beneficially Owned or Managed on Account of:
Notes	Principal Amount
2.125% Senior Secured Notes due 2026 (144A - XS2189418267)
2.125% Senior Secured Notes due 2026 (Reg S - XS2189356996)
2.125% Senior Secured Notes due 2026 (144A - XS2036388093)
2.125% Senior Secured Notes due 2026 (Reg S - XS2036387525)
4.125% Senior Secured Notes due 2026 (144A - US03969AAN00)
4.125% Senior Secured Notes due 2026 (Reg S - USG04586AQ97)
5.250% Senior Notes due 2027 (144A - US03969AAP57)
5.250% Senior Notes due 2027 (Reg S - USG04586AR70)
5.250% Senior Notes due 2027 (144A - US03969AAR14)
5.250% Senior Notes due 2027 (Reg S - USG04586AU00)
4.750% Senior Notes due 2027 (144A - XS1628849645)
4.750% Senior Notes due 2027 (Reg S - XS1628848241)
$1,130,000 6.500%/7.250% senior secured toggle notes due 2027 (144A - US00191AAD81)
$1,130,000 6.500%/7.250% senior secured toggle notes due 2027 (Reg S - USL02238AH37 )
€1,000,000 5.000%/5.750% senior secured toggle notes due 2027 (144A - XS2079032640 )
€1,000,000 5.000%/5.750% senior secured toggle notes due 2027 (Reg S - XS2079032483 )

Date Executed:

By:

Name:

Title:

Address:

E-mail address(es):

EXHIBIT C

Form of Transfer Notice

To:     Kroll Issuer Services Limited as Exchange and Tabulation Agent, by email to ard@is.kroll.com

From: [Consenting Noteholder] (the “Transferor”)

[Consenting Noteholder]1 / [●]2 (the “Transferee”)

Dated:

ARDAGH GROUP S.A. – Transaction Support Agreement originally dated
July 28, 2025 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Notice. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
2.	We provide this Transfer Notice in our capacity as a Consenting Noteholder.
3.	The supporting debt, the principal amount of which is set out in the confidential annexure to this notice submitted by the Transferor or Transferee or any advisor on their behalf, has been transferred from the Transferor to the Transferee and shall now constitute the Transferee’s supporting debt.
4.	[The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Agreement, by and among the Company Parties, the Sponsor, the Shareholder and the Consenting Noteholders, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote, tender, or consent, as applicable, of the Transferor if such vote, tender, or consent was cast before the effectiveness of the Transfer discussed herein.]3

5.	The Transferee attaches its Evidence of Beneficial Holding of the transferred debt.
6.	This Transfer Notice and any non-contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.

[1 Include where the transfer is between a Consenting Noteholder

2 Include where the transfer is between a Consenting Noteholder and a Transferee who is not already a Consenting Noteholder

3 Include where the transfer is between a Consenting Noteholder and a Transferee who is not already a Consenting Noteholder (i.e., they need to accede to the Agreement and agree to abide by its terms).

SIGNED by [Transferor] By: Name: Title: Address: E-mail address(es):

SIGNED by [Transferee] By: Name: Title: Address: E-mail address(es):

Confidential Annexure

Aggregate Amounts Beneficially Owned or Managed on Account of:
Notes	Principal Amount
2.125% Senior Secured Notes due 2026 (144A - XS2189418267)
2.125% Senior Secured Notes due 2026 (Reg S - XS2189356996)
2.125% Senior Secured Notes due 2026 (144A - XS2036388093)
2.125% Senior Secured Notes due 2026 (Reg S - XS2036387525)
4.125% Senior Secured Notes due 2026 (144A - US03969AAN00)
4.125% Senior Secured Notes due 2026 (Reg S - USG04586AQ97)
5.250% Senior Notes due 2027 (144A - US03969AAP57)
5.250% Senior Notes due 2027 (Reg S - USG04586AR70)
5.250% Senior Notes due 2027 (144A - US03969AAR14)
5.250% Senior Notes due 2027 (Reg S - USG04586AU00)
4.750% Senior Notes due 2027 (144A - XS1628849645)
4.750% Senior Notes due 2027 (Reg S - XS1628848241)
$1,130,000 6.500%/7.250% senior secured toggle notes due 2027 (144A - US00191AAD81)
$1,130,000 6.500%/7.250% senior secured toggle notes due 2027 (Reg S - USL02238AH37 )
€1,000,000 5.000%/5.750% senior secured toggle notes due 2027 (144A - XS2079032640 )
€1,000,000 5.000%/5.750% senior secured toggle notes due 2027 (Reg S - XS2079032483 )

EXHIBIT D

Form of Increase/Decrease Notice4

To:     Kroll Issuer Services Limited as Exchange and Tabulation Agent, by email to ard@is.kroll.com

From: [Consenting Noteholder]

Dated:

ARDAGH GROUP S.A. – Transaction Support Agreement originally dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is an Increase/Decrease Notice[5]. Terms defined in the Agreement have the same meaning in this Increase/Decrease Notice[6] unless given a different meaning in this Increase/Decrease Notice[7].
2.	[We write to inform you that the principal amount of debt (which has not previously been supporting debt) set out in the confidential annexure to this letter submitted by the Consenting Noteholder or any advisor on the Consenting Noteholder’s behalf shall now constitute part of our supporting debt.][8]
3.	[We write to inform you that the principal amounts of supporting debt set out in the confidential annexure to this letter submitted by the Consenting Noteholder or any advisor on the Consenting Noteholder’s behalf shall no longer constitute part of our supporting debt.][9]
4.	We attach our Evidence of Beneficial Holding of the transferred debt.
5.	This Increase/Decrease[10] Notice and any non-contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.
SIGNED by [Consenting Noteholder] By: Name: Title:

4 Delete as applicable

5 Delete as applicable

6 Delete as applicable

7 Delete as applicable

8Use where a Consenting Noteholder increases its supporting other than by way of a transfer subject to a Transfer Notice – e.g., by acquiring debt from a transferee who is not a Consenting Noteholder and so the debt has not previously been supporting debt. This would include an acquisition of debt from a Qualified Market Maker. If acquiring debt from a Consenting Noteholder, use a Transfer Notice.

9Use where a Consenting Noteholder decreases its supporting debt other than by way of a transfer subject to a Transfer Notice – e.g., a transfer to a Qualified Market Maker (who is not, as per the Agreement, required to accede to the Agreement). If transferring supporting debt either to a Consenting Noteholder or to a transferee who is not already a Consenting Noteholder but who, as per the Agreement, must accede to the Agreement, then use a Transfer Notice.

10 Delete as applicable

Address:

E-mail address(es):

Confidential Annexure

Aggregate Amounts Beneficially Owned or Managed on Account of:
Notes	Principal Amount
2.125% Senior Secured Notes due 2026 (144A - XS2189418267)
2.125% Senior Secured Notes due 2026 (Reg S - XS2189356996)
2.125% Senior Secured Notes due 2026 (144A - XS2036388093)
2.125% Senior Secured Notes due 2026 (Reg S - XS2036387525)
4.125% Senior Secured Notes due 2026 (144A - US03969AAN00)
4.125% Senior Secured Notes due 2026 (Reg S - USG04586AQ97)
5.250% Senior Notes due 2027 (144A - US03969AAP57)
5.250% Senior Notes due 2027 (Reg S - USG04586AR70)
5.250% Senior Notes due 2027 (144A - US03969AAR14)
5.250% Senior Notes due 2027 (Reg S - USG04586AU00)
4.750% Senior Notes due 2027 (144A - XS1628849645)
4.750% Senior Notes due 2027 (Reg S - XS1628848241)
$1,130,000 6.500%/7.250% senior secured toggle notes due 2027 (144A - US00191AAD81)
$1,130,000 6.500%/7.250% senior secured toggle notes due 2027 (Reg S - USL02238AH37 )
€1,000,000 5.000%/5.750% senior secured toggle notes due 2027 (144A - XS2079032640 )
€1,000,000 5.000%/5.750% senior secured toggle notes due 2027 (Reg S - XS2079032483 )

EXHIBIT E-1

The Required Clearance

Required Clearance	Jurisdiction	Relevant Consenting Noteholders
Expiration or termination of the waiting period under the HSR Act unless the transaction is deemed to be exempt or otherwise non-reportable under the HSR Act and associated rules	United States	[Redacted]

In the event that (i) each of the SSN Threshold, the SUN Threshold and the PIK Threshold are not met and (ii) the Implementation Steps Plan implicates that, because of agreed changes to the structure resulting from the foregoing condition (i) not being met, other regulatory regimes on merger control or foreign direct investment approval may be necessary, then (A) the Parties will discuss in good faith whether any such consents or approvals, which shall be at the cost of the Company Parties, may be required under applicable Law and (B) any such additional consents or approvals required by applicable Law under such regulatory regime shall be a deemed a Required Clearance for purposes of Section 17.1(c) of the Agreement.

EXHIBIT E-2

Actions Related to the Italian Notification

Each applicable Consenting SUN Holder legally required to submit a joint Italian Notification agrees to take the following actions:

(a)	promptly (but in any event within ten (10) calendar days from the Closing Date) submit a joint Italian Notification;
(b)	provide the draft Italian Notification, submissions and responses thereto to, and afford reasonable opportunity for comment and review of each such document by, the Company Advisors (including using commercially reasonable efforts to ensure that the Company Advisors have at least ten (10) Business Days to review such document, and to take into account all reasonable comments received from the Company Advisors on such drafts, in each case in advance of any filing, execution, distribution, or use (as applicable) thereof);
(c)	send in advance of filing a copy of the Italian Notification to the Company Parties’ Italian entities by registered email in line with Article 2, paragraph 5, of Law Decree of 15 March 2012, No. 21, or, in the alternative, submit a joint Italian Notification with the Company Parties;
(d)	in the absence of a joint Italian Notification with the Company Parties promptly notify the Company Advisors (and provide copies or, in the case of non-written communications, details) of any material communications with or from the Italian Golden Power Authority subject to any laws on information exchange (and where appropriate on an external-counsel-to-external-counsel basis only); and
(e)	not exercise its voting rights in relation to the Company Parties (including without limitation with respect to their Italian entities and all Company Parties with sales and/or activities in Italy), in each case, as required to comply with applicable Law until the Italian Golden Power Authority has:
(i)	issued a decision stating that the Recapitalization Transaction does not fall within the scope of application of the Italian Golden Power Regulations or does not require the exercise of its powers under the Italian Golden Power Regulations; or
(ii)	issued a decision authorizing the Recapitalization Transaction, subject to certain conditions, measures or recommendations; or
(iii)	issued no decision with respect to the Transaction within the applicable review period under the Italian Golden Power Regulations,

provided, however, that an applicable Consenting Noteholder may elect to receive, and the Company Parties shall issue, non-voting penny warrants in lieu of all or a portion of the Equity Interests such Consenting Noteholder would have otherwise received in the Recapitalization Transaction by providing notice to the Company in advance of the Closing Date with the terms of such warrants entitling the holder thereof to acquire the same number, type and class of Equity Interests as such Consenting Noteholder would have otherwise received in the Recapitalization Transaction.

EXHIBIT F

Actions Required with Respect to the Relevant Litigation

Within two days after the Agreement Effective Date, the Consenting Noteholders shall execute and file with the court in the New York Litigation (and each court in any other pending Relevant Litigation) a stipulation and proposed order pursuant to CPLR 2201 or any other applicable provisions staying the New York Litigation (and any other pending Relevant Litigation) until either the parties to the action(s) notify the court that the Agreement Effective Period has ended or the parties execute and file a voluntary discontinuance, with prejudice, of the action(s) upon the Closing Date.

With respect to the New York Litigation, the stipulation and proposed order shall be in substantially the following form:

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

Arini Credit Master Fund Limited, Arini European Debt Vehicle, S.à r.l. SICAV-RAIF for and on behalf of Arini Credit Opportunities Fund I Investment Compartment, Canyon Balanced Master Fund, Ltd., Canyon Distressed Opportunity Master Fund III, L.P., CDOF IV Master Fund, L.P., Canyon ESG Master Fund, L.P., Canyon Distressed TX (A) LLC, Canyon Distressed TX (B) LLC, The Canyon Value Realization Master Fund, L.P., Canyon NZ-DOF Investing, L.P. and Canyon Value Realization Fund, L.P.,

Plaintiffs,

- against -

Ardagh Group S.A., Ardagh Investments Holdings Sarl, Ardagh Investments Sarl, Ardagh Holdings USA Inc., Ardagh Packaging Finance plc, Paul Coulson and company DOE the identity of which is not now known to Plaintiffs

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Index No. 651306/2025 Hon. Jennifer G. Schecter I.A.S. Part 54 STIPULATION AND [PROPOSED] ORDER STAYING THE CASE

WHEREAS, on March 11, 2025, Arini Credit Master Fund Limited, Arini Structured Credit Equity Fund Ltd., Arini CoInvest LLC -- Arini Co-Investment II Series, Arini European Debt Vehicle, S.à r.l. for and on behalf of Arini Credit Opportunities Fund I Investment Compartment, Canyon Balanced Master Fund, Ltd., Canyon Distressed Opportunity Master Fund III, L.P., CDOF IV Master Fund, L.P., Canyon ESG Master Fund, L.P., Canyon Distressed TX (A) LLC, Canyon Distressed TX (B) LLC, The Canyon Value Realization Master Fund, L.P., Canyon NZ-DOF Investing, L.P., and Canyon Value Realization Fund, L.P. filed a Summons (the “Summons”) and Verified Complaint (the “Complaint”) against Ardagh Group S.A., Ardagh Investments Holdings Sarl, Ardagh Holdings USA Inc., Ardagh Packaging Finance plc, Paul Coulson and company DOE in the above-captioned action (the “Action”) (NYSCEF Nos. 1, 2);

WHEREAS, on April 18, 2025, Arini Credit Master Fund Limited, Arini European Debt Vehicle, S.à r.l. SICAV-RAIF for and on behalf of Arini Credit Opportunities Fund I Investment Compartment, Canyon Balanced Master Fund, Ltd., Canyon Distressed Opportunity Master Fund III, L.P., CDOF IV Master Fund, L.P., Canyon ESG Master Fund, L.P., Canyon Distressed TX (A) LLC, Canyon Distressed TX (B) LLC, The Canyon Value Realization Master Fund, L.P., Canyon NZ-DOF Investing, L.P., and Canyon Value Realization Fund, L.P. (collectively, the “Plaintiffs”) filed an Amended Complaint (NYSCEF No. 12, the “Amended Complaint”)11 and supplemental summons (NYSCEF Doc. No. 14) against Ardagh Group S.A., Ardagh Investments Holdings Sarl, Ardagh Investments Sarl, Ardagh Holdings USA Inc., Ardagh Packaging Finance plc (collectively, the “Company Defendants”), Paul Coulson (“Defendant Coulson” and together with the Company Defendants, the “Defendants”), and company DOE in the Action;

11 The Amended Complaint removed as plaintiffs Arini Structured Credit Equity Fund Ltd. and Arini Co-Invest LLC -- Arini Co-Investment II Series, and added as a defendant Ardagh Investments Sarl.

WHEREAS, the Court entered a preliminary conference order for the Action on May 13, 2025 (NYSCEF No. 27, the “Preliminary Conference Order”);

WHEREAS, the Defendants moved to dismiss the Amended Complaint on June 5, 2025 (NYSCEF Nos. 43 & 69);

WHEREAS, the Plaintiffs and Company Defendants have entered into that certain Transaction Support Agreement (the “TSA”);

WHEREAS, pursuant to the TSA, the Plaintiffs and Company Defendants have agreed jointly to seek to stay the Action;

WHEREAS, the Parties believe a stay of the Action according to the terms set forth in paragraph 1 below will lead to efficiencies, conserve time and expenses of the Parties and the Court, and will facilitate efforts that may result in the resolution of the Action.

NOW, THEREFORE, IT IS STIPULATED AND AGREED by and between the undersigned counsel for the Parties that:

1.	The Action, including all discovery and briefing deadlines thereunder, shall be stayed until the earlier of (a) the date on which a Party notifies the Court that the Agreement Effective Period (as defined in the TSA) has expired, which period initially is set to expire on September 30, 2025; or (b) the date on which the Parties execute and file a voluntary discontinuance, with prejudice, of the Action upon the Closing Date (as defined in the TSA).
2.	The Parties shall notify the Court if the Agreement Effective Period expires and shall do so within five days of expiry, and unless and until the Action is resumed in accordance with paragraph 1(a) or discontinued in accordance with paragraph 1(b), the Parties shall file with the Court a joint status update every 60 days, with the first such update being due on or before September 30, 2025.
3.	No Party may cite this Stipulation and Order Staying the Case or refer to the fact of its entry in support of or in response to any motion to or request for relief from the Court, other than in respect of enforcement of the terms of this Stipulation and Order Staying the Case, or in a motion to adjust the deadlines in the Preliminary Conference Order should the Action continue after September 30, 2025; nor shall it be admissible at trial of this Action.
4.	By entering into this stipulation, the Parties do not waive or prejudice any rights, remedies, or claims for relief, each of which are fully reserved.

5.	This stipulation may be executed and then transmitted by facsimile or digitally or by similar means and the reproduction of signatures by facsimile or digitally or by similar means will be treated as binding as if originals.

DATED: New York, NY

July [ ], 2025

KIRKLAND & ELLIS LLP

_______________

Jeffrey R. Goldfine

Joshua Greenblatt

601 Lexington Avenue,

New York, NY 10022

Tel: 212-390-4124

Counsel for the Company Defendants

FRESHFIELDS US LLP

_______________

Timothy P. Harkness

David Y. Livshiz

Maria Slobodchikova

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Tel: 212-277-4000

Counsel for Paul Coulson

JONES DAY

_______________

James M. Jones

Benjamin Rosenblum

Eric P. Stephens

250 Vesey Street

New York, New York 10281

Telephone: (212) 326-3939

Facsimile:   (212) 755-7306

Email: jmjones@jonesday.com

brosenblum@jonesday.com

epstephens@jonesday.com

-and-

Bruce Bennett (admitted pro hac vice)

555 South Flower St., Fiftieth Floor

Los Angeles, CA 90071

Telephone: (213) 589-3939

Facsimile:   (213) 243-2539

Email: bbennett@jonesday.com

Counsel for Plaintiffs

IT IS SO ORDERED:

DATED: ____________________	Justice Jennifer G. Schecter